AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 1995
                                                   REGISTRATION NO. 33-------
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                            SUNTRUST BANKS, INC.
           (Exact name of registrant as specified in its charter)
          Georgia                       6022                 58-1575035
(State or other jurisdiction     (Primary Standard        (I.R.S. Employer
     of incorpration or      Industrial Classification  Identification No.)
        organization                Code Number)
                             25 Park Place, N.E.
                           Atlanta, Georgia  30303
                                404-588-7711
 (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)
                              Raymond D. Fortin
                            Senior Vice President
                            SunTrust Banks, Inc.
                             25 Park Place, N.E.
                           Atlanta, Georgia  30303
                                404-588-7165
          (Name, address, including zip code, and telephone number
                 including area code, of agent for service)
                                 Copies to:
Richard B. Hadlow                      Edward Heveran, CEO
Bush Ross Gardner Warren & Rudy, P.A.  Peoples State Bank
220 South Franklin Street              6335 U. S. Highway 19
Tampa, Florida  33602                  New Port Richey, Florida  34652
(813) 224-9255                         (813) 845-5775
      Approximate date of commencement of proposed sale to the public: The date of mailing the Proxy Statement - Prospectus to the shareholders of
                             Peoples State Bank.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
              Act of 1933, please check the following box. [ ]
                       CALCULATION OF REGISTRATION FEE
                                     Proposed    Proposed
                         Amount to    maximum     maximum
Title of each class of      be       offering    aggregate   Amount of
   securities to be     registered(  price per   offering   registration
      registered            1)       share(2)    price(2)       fee
Common Stock, $1.00 par
value per share.......  263,325       $16.62    $7,273,435       $2,508

(1)Maximum number of shares which may be issued by Registrant under its Agreements in connection with the acquisiton of Peoples State Bank.
(2)Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f)(2), under the Securities Act of 1933, as amended (the "Securities Act"), the offering price is based on the book value of Peoples State Bank common stock as of December 31, 1994. There were 437,508 shares, assuming the exercise of all options, of issued and outstanding common stock of Peoples State Bank on that date, having an aggregate book value of $7,273,435.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            SUNTRUST BANKS, INC.
                            CROSS REFERENCE SHEET

Item
Number                  Caption                 Heading in Prospectus
- ------- --------------------------------------- ------------------------------
A.      Information About the Transaction

    1 Forepart of Registration Statement and Outside Front Cover Page; Outside Front Cover Page of Prospectus Facing Page

    2.  Inside Front and Outside Back Cover     Available Information;
        Pages of Prospectus                     Incorporation of Certain
                                                Documents by Reference; Table
                                                of Contents

    3.  Risk Factors, Ratio of Earnings to      Summary; SunTrust and Peoples
        Fixed Charges and Other Information     Selected Financial Data

    4.  Terms of the Transaction                Summary; The Merger;
                                                Comparison of Rights of
                                                Peoples and SunTrust
                                                Shreholders; Exhibit A

    5.  Pro Forma Financial Information         *

    6.  Material Contacts with the Company      The Merger
        Being Acquired

    7.  Additional Information Required for     *
        Reoffering by Persons and Parties
        Deemed to be Underwriters

    8.  Interests of Named Experts and Counsel  Legal Opinion, Relationships
                                                with Independent Public
                                                Accountants and Experts

    9.  Disclosure of Commission Position on    *
        Indemnification for Securities Act
        Liabilities

B.      Information About the Registrant

    10. Information with Respect to S-3         Incorporation of Certain
        Registrants                             Documents by Reference;
                                                Summary - The Parties

    11. Incorporation of Certain Information by Incorporation of Certain
        Reference                               Documents by Reference

    12. Information with Respect to S-2 or S-3  *
        Registrants

    13. Incorporation of Certain Information by *
        Reference

    14. Information with Respect to Registrants *
        Other than S-2 or S-3 Registrants

C.      Information About the Company Being     *
        Acquired

    15. Information with Respect to S-3         *
        Companies

    16. Information with Respect to S-2 or S-3  *
        Companies

    17. Information with Respect to Companies   Summary - The Parties;
        Other than S-2 or S-3 Companies         Business of Peoples

D.      Voting and Management Information

    18. Information if Proxies, Consents or     Incorporation of Certain
        Authorizations Are to be Solicited      Documents by Reference;
                                                Summary; Information
                                                Concerning The Meeting; The
                                                Merger; Comparison of Rights
                                                of Peoples and SunTrust
                                                Shareholders

    19. Information if Proxies, Consents or     *
        Authorizations Are Not to be Solicited,
        or in an Exchange Offer


* Inapplicable, not required or none.

                            (PEOPLES LETTERHEAD)


Edward Heveran
Chief Executive Officer


                                                              March ___, 1995

Dear Fellow Shareholder:

     We are pleased to enclose information relating to a Special Meeting of Shareholders (the "Meeting") of Peoples State Bank ("Peoples") to be held at the main office of Peoples, 6335 U.S. Highway 19, New Port Richey, Florida, at _____ a.m. local time on April __, 1995.

     At the Meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Reorganization, dated as of December 6, 1994, by and between SunTrust Banks, Inc. ("SunTrust") and Peoples and a related Plan and Agreement of Merger between STI Subsidiary, Inc. ("STI Subsidiary") and Peoples (collectively the "Agreements"). The Agreements provide for the conversion of each outstanding share of the $5.00 par value common stock of Peoples ("Peoples Common Stock"), in accordance with the election by each Peoples shareholder, into either: (a) .75 shares of $1.00 par value SunTrust common stock ("SunTrust Common Stock") for each share of Peoples Common Stock ("Share Exchange Ratio") or (b) cash equal to .75 times the average of the closing prices per share of SunTrust Common Stock as reported on the NYSE Composite Tape for each of the twenty trading days immediately preceding the date of the Meeting ("Cash Amount"), subject to an aggregate cash limit equal to the amount resulting from the conversion of 19.75% of the shares of Peoples Common Stock into cash (the "Cash Limit"). SunTrust may adjust such elections on a pro rata basis so that the Cash Limit is met. The Agreements provide for the merger of STI Subsidiary with and into Peoples. The foregoing proposed transaction and events are hereinafter referred to as the "Transaction". It is anticipated that after the Transaction is consumated, SunBank and Trust Company will be merged with and into Peoples, which will operate as a wholly owned subsidiary of SunBanks, Inc. under the name SunBank and Trust Company.

     Approval of the Transaction requires the affirmative vote of holders of a majority of the outstanding shares of Peoples Common Stock as of the record date.

     The Board of Directors of Peoples has approved the Agreements and believes that the Transaction is fair to and is in the best interests of Peoples and its shareholders and unanimously recommends that you vote FOR the approval and ratification of the Agreements and the Transaction.

     The receipt of SunTrust Common Stock by Peoples shareholders is not expected to result in the recognition of gain or loss for federal income tax purposes. Gain or loss will, however, be recognized for federal income tax purposes with respect to any Cash Amount received or with regard to any cash received in lieu of fractional shares or upon the exercise of dissenters' rights. You should consult with your own tax adviser.

     The enclosed Proxy Statement-Prospectus and the accompanying 1994 SunTrust Annual Report provides information regarding the Transaction, as well as information regarding Peoples and SunTrust. You should carefully review and consider all of this information.

     Shareholders are entitled to vote all of the shares of Peoples Common Stock held of record by them on March 3, 1995, the record date for the Meeting.

     We urge you to consider carefully these important matters, which are described in the attached Proxy Statement-Prospectus. In order to ensure that your vote is represented at the Meeting, please mark, sign, date and mail the proxy card in the enclosed envelope. Please return the proxy even if you plan to attend the Meeting. If you attend the Meeting, you will have the opportunity to withdraw your proxy and vote in person if you choose to do so.

     You should not send in your stock certificates until you receive the appropriate letter of transmittal form and instructions.

     On behalf of the Board of Directors, I urge you to vote FOR approval of the Agreements and the Transaction.

We look forward to seeing you at the Meeting.

                               Edward Heveran
                           Chief Executive Officer
                             PEOPLES STATE BANK
                            6335 U. S. Highway 19
                     New Port Richey, Florida 34652-2239

     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL ,1995

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Peoples State Bank ("Peoples") will be held at ____ a.m., local time, on April __, 1995, at Peoples, 6335 U.S. Highway 19, New Port Richey, Florida, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreements and the Transaction as described in the attached Proxy Statement-Prospectus. A copy of the Agreements are included in the attached Proxy
Statement-Prospectus as Exhibit A.

     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors of Peoples has fixed _____________, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournment or adjournments thereof and, accordingly, only shareholders of record of Peoples common stock at the close of business on that date will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     Any shareholder of Peoples shall have the right to dissent from the Transaction and receive payment in cash of the fair value for his or her shares of Peoples Common Stock upon compliance with the procedures set forth in Florida Statutes Section 658.44, a copy of which is attached hereto as Exhibit B. Dissenting shareholders will be entitled to payment in cash of the fair value of only those shares which are voted against the Transaction or as to which the shareholder has given written notice to Peoples that the shareholder dissents from the Transaction in accordance with the procedures set forth in the accompanying Proxy Statement-Prospectus.

By Order of the Board of Directors of Peoples

                                        Edward Heveran

THE BOARD OF DIRECTORS OF PEOPLES STATE BANK UNANIMOUSLY RECOMENDS THAT THE HOLDERS OF PEOPLES COMMON STOCK VOTE TO APPROVE THE PROPOSAL.

SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER RECEIVES MORE THAN ONE PROXY BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY AND IF NO SPECIFICATION IS MADE YOUR PROXY WILL BE VOTED FOR ADOPTION OF THE AGREEMENTS.

                               PROXY STATEMENT
                                     OF
                             PEOPLES STATE BANK
                   FOR THE SPECIAL MEETING OF SHAREHOLDERS
                            OF PEOPLES STATE BANK
                        TO BE HELD ON APRIL __, 1995

                                 PROSPECTUS
                                     OF
                            SUNTRUST BANKS, INC.
                                Common Stock

     This Proxy Statement-Prospectus is being furnished to the holders of shares ("Peoples Shareholders") of Common Stock, $5.00 par value ("Peoples Common Stock"), of Peoples State Bank, a Florida bank ("Peoples"), in connection with the solicitation of proxies by the Board of Directors of Peoples for use at the Special Meeting of Shareholders (the "Meeting") to be held on April __, 1995, at the main office of Peoples, 6335 U. S. Highway 19, New Port Richey, Florida 34652-2239, and at any adjournments or postponements thereof. This Proxy Statement-Prospectus also constitutes a prospectus of SunTrust Banks, Inc. ("SunTrust"), relating to a maximum of 263,325 shares of SunTrust Common Stock, par value $1.00 per share ("SunTrust Common Stock"). At the Meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Reorganization, dated as of December 6, 1994, by and between SunTrust and Peoples and a related Plan and Agreement of Merger between STI Subsidiary, Inc. ("STI Subsidiary") and Peoples (collectively the "Agreements"). The Agreements provide for the conversion of each outstanding share of Peoples Common Stock, in accordance with the election by each Peoples Shareholder, into either: (a) .75 shares of SunTrust Common Stock for each share of Peoples Common Stock ("Share Exchange Ratio") or (b) cash equal to .75 times the average of the closing prices per share of SunTrust Common Stock as reported on the NYSE Composite Tape for each of the twenty trading days immediately preceding the date of the Meeting ("Cash Amount"), subject to an aggregate cash limit equal to the amount resulting from the conversion of 19.75% of the shares of Peoples Common Stock into cash (the "Cash Limit"). SunTrust may adjust such elections on a pro rata basis so that the Cash Limit is met. The Agreements provide for the merger of STI Subsidiary with and into Peoples. The foregoing proposed transaction and events are hereinafter referred to as the "Transaction" or the "Merger". It is anticipated that following the Transaction, SunBank and Trust Company will be merged with and into Peoples, which will operate as a wholly owned subsidiary of SunBanks, Inc. under the name SunBank and Trust Company.
     Dr. James P. Gills, the owner of 86,000 shares of Peoples Common Stock, has agreed to take either cash or SunTrust Common Stock in an amount that will result in the Cash Limit being reached after all other Peoples Shareholders have elected cash or SunTrust Common Stock.
     Any shareholder of Peoples shall have the right to dissent from the Transaction and receive payment in cash of the fair value for his or her shares of Peoples Common Stock upon compliance with the procedures set forth in Florida Statutes Section 658.44, a copy of which is attached hereto as Exhibit B. Dissenting shareholders will be entitled to payment in cash of the fair value of only those shares which are voted against the Transaction or as to which the shareholder has given written notice to Peoples that the shareholder dissents from the Transaction.
     The outstanding shares of SunTrust Common Stock are, and the shares offered hereby will be, listed on The New York Stock Exchange ("NYSE"). The last reported sale price of SunTrust Common Stock as reported on the NYSE Composite Transactions Tape on __________ __, 1995 was $_______ per share.
     This Proxy Statement-Prospectus and the enclosed proxy are first being mailed to Peoples Shareholders on or about __________ __, 1995 in connection with the solicitation of proxies for the Meeting.

     THE SHARES OF SUNTRUST COMMON STOCK TO BE ISSUED UNDER THE AGREEMENTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     THE SHARES OF SUNTRUST COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATION OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


        The date of this Proxy Statement-Prospectus is March 6, 1995.

                              TABLE OF CONTENTS
                                                                         Page
Available Information................................................      5
Incorporation of Certain Documents by................................      5
Documents Delivered with This Proxy Statement-.......................      6
Summary..............................................................      7
The Parties to the Transaction ......................................      7
The Meeting, Record Date and Vote Required ..........................      8
The Merger...........................................................      8
Market Prices of SunTrust and Peoples Common Stock ..................     11
Pro Forma Equivalent Per Common Share Data ..........................     13
SunTrust Selected Financial Data ....................................     14
Peoples Selected Financial Data .....................................     15
Information Concerning the Meeting ..................................     16
The Meeting .........................................................     16
Vote Required .......................................................     17
The Merger ..........................................................     18
General .............................................................     18
Exchange of Certificates Representing Peoples Common Stock ..........     18
Background of the Merger ............................................     19
Reasons for the Merger; Board of Directors Recommendation ...........     19
Fairness Opinion ....................................................     21
Covenants; Conditions; Representations and Warranties; Amendment
  and Termination ...................................................     21
Interests of Certain Persons in the Merger ..........................     23
Beneficial Ownership of Peoples Common Stock ........................     24
Directors of Peoples ................................................     25
Resales of SunTrust Common Stock ....................................     26
Regulatory Approvals ................................................     26
Certain Federal Income Tax Consequences .............................     27
Expenses.............................................................     28
Accounting Treatment ................................................     28
NYSE Listing ........................................................     28
Business of SunTrust ................................................     29
Business of Peoples .................................................     29
Management's Discussion and Analysis of Financial Condition and
  Results of Operations .............................................     30
Comparison of Rights of Peoples and SunTrust Shareholders ...........     42
Changes in Control ..................................................     42
Anti-Takeover Statutes ..............................................     45
Amendment of Articles of Incorporation ..............................     45
Certain Voting Rights ...............................................     45
Dividends ...........................................................     46
Board of Directors ..................................................     46
Peoples Shareholders Dissenters' Rights .............................     46
Description of Peoples Capital Stock ................................     47
Description of SunTrust Capital Stock ...............................     48
SunTrust Common Stock ...............................................     48
SunTrust Provisions Relating to Certain Business Combinations .......     48
Certain Regulatory Considerations Relating to SunTrust ..............     49
General .............................................................     49
Payment of Dividends and Other Restrictions .........................     49
Capital Adequacy ....................................................     50
Support of Subsidiary Banks and Other ...............................     51
Legal Opinion .......................................................     51
Relationships with Independent Public Accountants and Experts .......     51
Financial Statements of Peoples State Bank ..........................     53
EXHIBIT A - Agreement and Plan of Reorganization ....................    A-1
EXHIBIT B - Dissenters Rights Statute ...............................    B-1
EXHIBIT C - Opinion of Allen C. Ewing & Co ..........................    C-1
                                      4

                            AVAILABLE INFORMATION

     SunTrust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Peoples is not subject to the informational requirements of the Exchange Act. A Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including this Proxy Statement-Prospectus, has been filed by SunTrust with the Commission with respect to the SunTrust Common Stock to be issued upon consummation of the Merger. For further information pertaining to the shares of SunTrust Common Stock to which this Proxy Statement- Prospectus relates, reference is made to such Registration Statement, including the Exhibits and Schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement-Prospectus. Copies of the Registration Statement as well as the reports, proxy statements and other information that SunTrust has filed with the Commission can be obtained from the Commission at prescribed rates by addressing a written request for such copies to the Public Reference Section of the Commission at Room 2120, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the public reference facilities referred to above and at the regional offices of the Commission at: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 75 Park Place, New York, New York 10007. SunTrust Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning SunTrust can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents relating to SunTrust (other than exhibits to such documents) are available without charge upon request. Requests for such copies should be directed to SunTrust Banks, Inc., 25 Park Place, N.E., Atlanta, Georgia 30303, Attention: Raymond
D. Fortin, Senior Vice President, Corporate Secretary, Telephone Number:
(404) 588-7165. Such documents relating to Peoples (other than exhibits to such documents) are available without charge upon request directed to Peoples State Bank, 6335 U. S. Highway 19, New Port Richey, Florida 34652-2239. In order to ensure timely delivery of the documents, any request should be made at least five (5) days prior to the date of the Meeting of Shareholders.
     The following documents filed by SunTrust with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus: (i) SunTrust's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) SunTrust's Proxy Statement in connection with its 1995 Annual Shareholders' Meeting and (iii) the description of SunTrust's capital stock on pages 2 to 9 in Amendment No. 1, dated August 4, 1987, to its Registration of SunTrust capital stock on Form 8-B, dated
June 10, 1985, filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description. SunTrust's File Number with the Commission is 1-8918.
     All documents filed by SunTrust pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Meeting are hereby incorporated by reference into this Proxy Statement-Prospectus and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
     Peoples is not subject to periodic reporting requirements under the Exchange Act, and, accordingly, no information or documents relating to Peoples are incorporated herein by reference. All information contained herein relating to Peoples and its business was provided by Peoples specifically for inclusion herein and has been included in reliance on Peoples' representations as to the truth and accuracy thereof. Neither SunTrust nor Peoples, nor their respective board of directors, assumes responsibility for the accuracy or completeness of the information contained herein concerning any party other than itself.

          DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS

     This Proxy Statement-Prospectus is delivered together with SunTrust's Annual Report to Shareholders for the year ended December 31, 1994 ("1994 SunTrust Annual Report").
     No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement-Prospectus or any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of SunTrust or Peoples since the date of this Proxy Statement-Prospectus.
     This Proxy Statement-Prospectus does not relate to any resale of SunTrust Common Stock received by any person upon consummation of the Merger and no person is authorized to make any use of this Proxy Statement-Prospectus in connection with any such resale.

                                   SUMMARY

     Certain significant matters discussed in this Proxy Statement-Prospectus are summarized below. These summaries are not intended to be complete and are qualified in all respects by reference to the detailed information appearing elsewhere in this Proxy Statement-Prospectus. Shareholders are urged to review carefully the entire Proxy Statement-Prospectus (including the Appendices and other documents to which this Proxy Statement-Prospectus refers).

The Parties to the Transaction

     Peoples

     Peoples is an independent, Florida chartered commercial bank incorporated under the laws of the State of Florida. As of December 31, 1994, Peoples had total assets of $123 million, loans of $70.3 million, deposits of $109.2 million, and shareholders' equity of $6.9 million. Peoples conducts its business through its main branch office in New Port Richey, Florida and three branches in Pasco County, Florida. Peoples is engaged primarily in the business of accepting both commercial and personal demand and time deposits from the general public and using such deposits to make mortgage, commercial business and consumer loans. The principal executive offices of Peoples are located at 6335 U. S. Highway 19, New Port Richey, Florida 34652-2239, telephone number (813) 845-5775.

     SunTrust

     SunTrust is a regional bank holding company headquartered at 25 Park Place, N.E., Atlanta, Georgia 30303, telephone number (404) 588-7711. The three principal subsidiaries of SunTrust are Sun Banks, Inc., headquartered in Orlando, Florida ("SunBanks"), Trust Company of Georgia, headquartered in Atlanta, Georgia ("Trust Company"), and Third National Corporation, headquartered in Nashville, Tennessee ("Third National"). At December 31, 1994, SunTrust had consolidated total assets of $42.7 billion, consolidated loans of $28.5 billion, consolidated deposits of $32.2 billion, consolidated realized shareholders' equity of $2.9 billion and consolidated total shareholders' equity of $3.5 billion. SunBanks owns all the outstanding capital stock of 14 subsidiary banks that operate in Florida. Trust Company owns all the outstanding capital stock of 9 subsidiary banks that operate in Georgia. Third National owns all the outstanding capital stock of 6 subsidiary banks that operate in Tennessee and Alabama.
     SunTrust, through its subsidiary banks, conducts a broad range of commercial banking activities, including accepting demand, time and savings deposits, making both secured and unsecured business and consumer loans and leases, extending commercial lines of credit, issuing and servicing credit cards and certain other types of revolving credit accounts, providing commercial factoring services, cash management services, investment counseling, safe deposit services, personal and corporate trust and other fiduciary services and engaging in leasing, mortgage banking, correspondent banking, international banking, investment banking, trading in U.S. government securities and municipal bonds and underwriting certain types of general obligation municipal bonds.

       STI Subsidiary

     STI Subsidiary is a wholly owned subsidiary of SunTrust organized solely to effectuate the Merger. At the Effective Date (as defined below), STI

Subsidiary will, pursuant to the terms of the Agreements, merge with and into Peoples, with Peoples thereby becoming a wholly owned subsidiary of SunTrust.

     Additional information about SunTrust and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Incorporation of Certain Documents by Reference."

     Consideration for Peoples Common Stock

     The Agreements provide for the conversion of each outstanding share of Peoples Common Stock, in accordance with the election by each Peoples Shareholder, into either: (a) .75 shares of SunTrust Common Stock for each share of Peoples Common Stock or (b) cash equal to .75 times the average of the closing prices per share of SunTrust Common Stock as reported on the NYSE Composite Tape for each of the twenty trading days immediately preceding the date of the Meeting, subject to the Cash Limit. SunTrust may adjust such elections on a pro rata basis so that the Cash Limit is met. Cash will be paid for shares, if any, with respect to which dissenters' rights shall have been perfected in accordance with the procedures set forth in Exhibit B hereof.

The Meeting, Record Date and Vote Required

     The Meeting is scheduled to be held at the main office of Peoples, 6335
U. S. Highway 19, New Port Richey, Florida on April __, 1995, at 10:00 a.m., local time. The purpose of the Meeting is to consider and vote upon a proposal to approve of the Agreements. Only holders of shares of Peoples Common Stock of record at the close of business on March 3, 1995, will be entitled to receive notice of and to vote at the Meeting. The affirmative vote of the holders of a majority of the shares outstanding on such date is required to adopt the Agreements. As of the record date, there were 407,258 shares of Peoples Common Stock outstanding and entitled to vote, with each share entitled to one vote. As of December 31, 1994, approximately 57.2% of the outstanding shares of Peoples Common Stock were beneficially owned by officers and directors of Peoples and their affiliates. Peoples has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Agreements. The Peoples 401(k) Profit Plan (the "Plan"), as of December 31, 1994, held 5,300 shares of Peoples Common Stock representing 1.30% of the total number of shares outstanding and entitled to be voted. Unallocated shares representing 100% of the shares held in the Plan will be voted by the Trustees in accordance with their fiduciary obligations and the provisions of the Plan. Mr. Edward Heveran, President of Peoples, and Ms. Joan Murcko, Executive Vice President of Peoples, are the Trustees for the Plan. The Trustees expect that they will vote such shares for approval of the Agreements. See "Information Concerning the Meeting - Vote Required."

The Merger

     General

     The Agreements, a copy of which is attached as Exhibit A and incorporated by reference in the Proxy Statement-Prospectus, provide for the Merger of STI Subsidiary with and into Peoples in accordance with the applicable provisions of the Florida Statutes. The separate existence of STI Subsidiary will cease following the Merger and Peoples will become a wholly owned bank subsidiary of SunTrust. It is anticipated that SunBank and Trust Company, a wholly owned bank subsidiary of SunBanks, Inc., thereafter will be merged with and into Peoples, with the surviving corporation being called SunBank and Trust Company.

     Background of the Merger

     SunTrust and Peoples began preliminary discussions of a potential combination in early 1994, which discussions did not lead to an agreement at the time. Discussions resumed in August 1994 resulting in the execution of the Agreements. The Agreements were approved by the Peoples Board of Directors on December 6, 1994 and by the Executive Committee of the SunTrust Board of Directors on November 8, 1994. See "The Merger - Background of the Merger."

     Board of Directors Recommendation

     The Board of Directors of Peoples voted to approve the Agreements and the Transaction as being in the best interests of Peoples and Peoples Shareholders and unanimously recommends that Peoples Shareholders vote FOR the adoption of the Agreements. In reaching its determination that the Merger is in the best interests of the Peoples Shareholders, the Board of Directors of Peoples considered a number of factors described under "The Merger - Reasons For the Merger; Board of Directors Recommendation."

     Opinion of Financial Advisor

     Allen C. Ewing & Co. ("Ewing") has advised Peoples's Board of Directors that in its opinion the transaction is fair from a financial point of view to the shareholders of Peoples. The text of Ewing's opinion, dated December 6, 1994, which describes the procedures followed, assumptions made, limitations on the review taken, and other matters in connection with rendering such opinion is attached as Exhibit C to this Proxy Statement-Prospectus and should be read in its entirety by Peoples Shareholders. See "The Merger - Opinion of Financial Advisors."

     Covenants; Conditions; Amendment and Termination

     The respective obligations of the parties to consummate the Merger are subject to, among other things, the requisite vote of Peoples Shareholders approving the Agreements and the Transaction and compliance with certain regulatory requirements. Additional conditions to the obligations of SunTrust and Peoples to consummate the Merger are described under "The Merger - Covenants; Conditions; Representations and Warranties; Amendment and Termination." See "Information Concerning the Meeting - Vote Required" and "The Merger - Covenants; Conditions; Representations and Warranties; Amendment and Termination."

     The Agreements may be amended by agreement between Peoples and SunTrust, if approved by the Board of Directors of Peoples and SunTrust, except that no amendment may change the consideration to be received by Peoples Shareholders in the Merger after the Meeting unless approved by 66-2/3% of the Peoples Shareholders. The Agreements may be terminated by mutual agreement of SunTrust and Peoples and by either of them under certain circumstances described under "The Merger - Covenants; Conditions; Representations and Warranties; Amendment and Termination."

     Termination Fee

     Peoples has agreed that, if on or before September 30, 1995, (a) Peoples enters into a definitive agreement or consummates a transaction with any other person or group, other than SunTrust, with respect to (i) the sale of all or a substantial portion of the assets of Peoples; (ii) the sale of at least 50% of the then outstanding shares of Peoples's Common Stock; (iii) a merger involving Peoples, or (b) any person or group acquires beneficial ownership of at least 50% of the outstanding common stock of Peoples in one or more transactions that are supported, recommended or endorsed by the Board of Directors of Peoples, Peoples will pay SunTrust a $750,000 termination fee unless if the Agreements are terminated by Peoples as a result of a breach of the Agreements by SunTrust or by Peoples due to a denial of a required regulatory approval or failure of the Peoples shareholders to adopt the Agreements, unless at the time of such termination Peoples is in material breach of the Agreements. The termination fee may discourage competing offers to the Merger and is intended by SunTrust to increase the likelihood that the Merger will be consummated. See "The Merger - Covenants; Conditions; Representations and Warranties; Termination Fee and No Solicitation Covenant."

     Interests of Certain Persons in the Merger

     Certain members of Peoples's management have certain interests in the Merger that are in addition to their interests as Peoples Shareholders generally. These include, among others, provisions in the Agreements relating to indemnification, certain payments, the liquidation of stock options and continuation of certain other employee benefits. See "The Merger - Interests of Certain Persons in the Merger."

     Regulatory or Other Legal Considerations

     Consummation of the Merger is subject to, and conditioned upon receipt of, all required regulatory approvals and expiration of all required waiting periods, including receipt of approvals from the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC") and the Department of Banking and Finance of the State of Florida (the "Florida Banking Department"). On December 22, 1994, applications were submitted to the Federal Reserve and the Florida Banking Department, and, on December 23, 1994, to the FDIC for permission to consummate the transactions contemplated by the Agreements. There can be no assurances as to when, if or with what conditions the required regulatory approvals will be obtained. As of the date hereof, the Federal Reserve, the Florida Banking Department and the FDIC have not approved the Merger. See "Merger - Conditions to the Merger, Regulatory Approvals."

     Effective Date

     The Effective Date is expected to occur as soon as practicable following the last to occur of the effective date (including any applicable waiting period) of the last required federal or state regulatory approval of the Merger, the date on which the Peoples Shareholders approve the Agreements and the satisfaction of all conditions precedent to the consummation of the Merger. See "The Merger - Conditions to the Merger; Regulatory Approvals."

     Certain Federal Income Tax Consequences

     SunTrust and Peoples anticipate that the Merger will constitute a

"reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code") and that Peoples Shareholders will not recognize gain or loss for federal income tax purposes upon the conversion of Peoples Common Stock into SunTrust Common Stock (except with respect to any cash paid in lieu of fractional shares of SunTrust Common Stock). Gain or loss will, however, be recognized for federal income tax purposes with respect to any Cash Amount received or cash payments made with respect to the exercise of any dissenters' rights. Consummation of the Merger is conditioned upon receipt by SunTrust and Peoples of an opinion of King & Spalding, tax counsel to SunTrust, to such effect. All Peoples shareholders are urged to consult their own tax advisors as to the specific consequences of the Transaction to them. See "The Merger - Certain Federal Income Tax Consequences."

     Comparison of Rights of Peoples and SunTrust Shareholders

     Peoples is a bank chartered under the laws of the State of Florida (the "Florida Code"). SunTrust is a business corporation organized under the Georgia Business Corporation Code (the "GBCC"). Peoples Shareholders, whose rights as shareholders are currently governed by the Florida Code and the Peoples Articles of Incorporation and By-laws, upon consummation of the Merger will become shareholders of SunTrust and their rights as SunTrust shareholders will be governed by the GBCC and the SunTrust Articles of Incorporation and By-laws. There are differences in the rights of holders of Peoples Common Stock and SunTrust Common Stock under such laws and governing documents. In addition, the SunTrust Articles of Incorporation and By- laws contain certain provisions intended to deter certain takeover attempts. The Peoples Articles of Incorporation and By-laws do not contain such provisions. See "Merger - Comparison of Rights of Peoples and SunTrust Shareholders."

     Dissenters' Rights

     Any holder of Peoples Common Stock who (i) furnishes written notice to Peoples prior to the vote on the Agreements of his or her intent to exercise his right to dissent to the Merger and the Agreements; or (ii) at the Meeting, fails to vote his or her shares, in person or by proxy, in favor of the Merger, shall be entitled to the fair value of his or her shares of Peoples Common Stock. Failure to follow the statutory provisions set forth in Exhibit B precisely may result in a loss of the right to dissent from the action otherwise approved by the requisite majority interest. These statutory provisions are set forth in full in Exhibit B hereto and are more fully summarized under "Comparison of Rights of Peoples and SunTrust Shareholders - Dissenters' Rights."

     Resale of SunTrust Common Stock

     Shares of SunTrust Common Stock received in the Merger will be freely transferable by the holders of such shares except for those shares held by persons who may be deemed to be "affiliates" of Peoples under applicable federal securities laws. Shares held by affiliates of Peoples will be subject to certain transfer and trading restrictions as described herein. See "The Merger - Resale of SunTrust Common Stock."

Market Prices of SunTrust and Peoples Common Stock

     SunTrust Common Stock is listed and traded on the NYSE (symbol: STI). The closing price for SunTrust Common Stock on March --, 1995 was $----.

     The following table sets forth for the periods indicated the high and low sales prices and trading volumes (in thousands of shares) of SunTrust Common Stock as reported on the NYSE Composite transactions reporting system (as published in The Wall Street Journal) with respect to each calendar quarter since January 1, 1992. The following table also shows the cash dividends declared per share of SunTrust Common Stock.

                                                                Shares
                                 High      Low       Cash       Traded
                                 Sale      Sale    Dividend  (in thousands)
1992
1st Quarter.................   $ 39.875   35.750      .25        7,693
2nd Quarter.................     41.250   33.500      .25        8,204
3rd Quarter.................     42.250   37.125      .25        7,732
4th Quarter.................     45.625   37.500      .28        5,465
1993
1st Quarter.................     49.625   42.000      .28        7,722
2nd Quarter.................     48.750   42.375      .28        6,855
3rd Quarter.................     48.000   41.375      .28        7,350
4th Quarter.................     46.000   42.500      .32       11,044
1994
1st Quarter.................   $ 47.125   44.250      .32        8,196
2nd Quarter.................     50.500   43.500      .32        8,090
3rd Quarter.................     51.375   47.125      .32        5,862
4th Quarter.................     51.125   46.375      .36        7,688
1995
1st Quarter*................   $ XX.XXX   XX.XXX      .36        X,XXX

* Through March 15, 1995

     On February 1, 1995, Peoples had approximately 203 shareholders of record. There is no established trading market for Peoples Common Stock and it has been subject to only limited trading. The Peoples Common Stock is not listed on any exchange or quoted on any automated quotation system and no institution makes a market in the stock. Prior trading transactions have been infrequent and negotiated privately between the purchaser and seller. The following table sets forth the most recent sales prices for such trading transactions, of which Peoples is aware. The prices are based upon the best knowledge of Peoples management and are not necessarily indicative of the fair market value of the stock at the time of the trade and may not reflect all trades or the price of those trades. Approximately 10,500 shares of Peoples Common Stock have been traded during the three year period indicated. To the best knowledge of Peoples management, there have been no trades of Peoples Common Stock in 1995.

                                                   Price Range

1992.........................................     $13.00 - $15.00
1993.........................................     $15.00 - $16.00
1994.........................................     $18.00 - $20.00

     The execution of the Agreements relating to the proposed Merger by the parties was publicly announced on November 8, 1994. The most recent sale of Peoples Common Stock prior to the announcement of the Transaction, for which the management of Peoples is aware of the sale price, was on May 5, 1994 at $20 per share for 200 shares.

     Peoples did not declare any cash dividends for the years ended December 31, 1994, 1993 and 1992.

     The following table sets forth the closing price per share of SunTrust Common Stock, and the equivalent per share price for Peoples Common Stock giving effect to the Merger on December 7, 1994, the last business day prior to the public announcement of the signing of the Agreements; and on March 6, 1995, the last practicable date prior to the mailing of this Proxy Statement-Prospectus. The equivalent price per share of Peoples Common Stock at each specified date represents the closing price of a share of SunTrust Common Stock on such date multiplied by .75, the Share Exchange Ratio provided for in the Agreements.

                                      SunTrust    Equivalent
                                       Common     Peoples Per
                                        Stock     Share Price

December 7, 1994...................    $48.000      $36.000
March __, 1995.....................    $__.___      $__.___

     Peoples shareholders are advised to obtain current market quotations for SunTrust Common Stock. Because the exchange ratio is fixed, Peoples Shareholders are not assured of receiving any specific market value of SunTrust Common Stock at the Effective Date. The market price of SunTrust Common Stock at the Effective Date may be higher or lower than the market prices set forth in the table above or at the time of the Meeting. Subject to the Cash Limit, Peoples Shareholders may elect to receive cash for their Peoples Common Stock. The Cash Amount is equal to .75 times the average of the closing prices per share of SunTrust Common Stock as reported on the NYSE Composite Tape for each of the twenty trading days immediately preceding the date of the Meeting.

                            SUNTRUST AND PEOPLES
                PRO FORMA EQUIVALENT PER COMMON SHARE DATA(1)

    The following table presents selected historical per common share data for SunTrust and Peoples and Peoples equivalent per common share data on the basis described in Note 2. All common share data has been restated to reflect stock splits and stock dividends during the periods presented. This data should be read in conjunction with the historical financial statements of SunTrust (incorporated by reference into this Proxy Statement) and of Peoples (set forth elsewhere in this Proxy Statement).
                                                                    Pro Forma
                                                                   Equivalent
                                               Historical           Per Share
                                         ------------------------    Peoples
                                          SunTrust      Peoples     Stock(2)
                                         -----------  -----------  ----------
Net income per common share for
  years ended December 31 (3):
    1994 ...............................      $4.37        $2.77        $3.28
    1993 ...............................       3.77         1.86         2.83
    1992 ...............................       3.13         1.16         2.35
    1991 ...............................       2.88         1.39         2.16
    1990 ...............................       2.72         0.81         2.04

Book value per common share at
  December 31 (4):
    1994 ...............................      29.85        16.90        22.39
    1993 ...............................      29.47        15.80        22.10
    1992 ...............................      21.65        13.91        16.24
    1991 ...............................      20.05        12.74        15.04
    1990 ...............................      18.32        11.34        13.74

Cash dividends declared per common share
  for the years ended December 31:
    1994 ...............................       1.32            -         0.99
    1993 ...............................       1.16            -         0.87
    1992 ...............................       1.03            -         0.77
    1991 ...............................       0.94            -         0.71
    1990 ...............................       0.86            -         0.65
- -----------------------------------------------------------------------------
(1)  Pro forma data as shown reflects the Merger as a purchase.
(2) Represents data equivalent to one share of Peoples Common Stock computed by multiplying SunTrust historical data by the conversion ratio of .75 of a share of SunTrust Common Stock for each share of Peoples Common Stock.
(3) Net income per common share is based on the average number of common shares outstanding during the periods presented. Fully diluted per common share data is not presented because there are no material differences between those amounts and the per share common stock data as presented.
(4) SunTrust owns 24,133,248 shares of common stock of The Coca-Cola Company with an amortized cost of $110,000 and a pre-tax market value of $1.2 billion on December 31, 1994. The shares have been held by subsidiaries of SunTrust since 1919.
(5) SunTrust declared quarterly dividends per common share of $.36 to shareholders of record at the close of business on March 1, 1995.
(6)  The Agreements restrict the right of Peoples to declare dividends.

SUNTRUST BANKS, INC. - SELECTED FINANCIAL DATA
                                                                   Year Ended December 31
(Dollars in millions except per share data)             1994        1993        1992        1991        1990
Summary of Operations
 Interest and dividend income                         $2,552.3    $2,362.3    $2,537.6    $2,856.4    $2,956.6
 Interest expense                                        932.5       790.7       975.0     1,463.5     1,654.0
 Net interest income                                   1,619.8     1,571.6     1,562.6     1,392.9     1,302.6
 Provision for loan losses                               137.8       189.1       234.2       209.6       201.6
 Net interest income after provision for loan losses   1,482.0     1,382.5     1,328.4     1,183.3     1,101.0
 Noninterest income                                      699.9       726.5       672.7       612.9       556.8
 Noninterest expense                                   1,400.0     1,408.4     1,425.3     1,282.1     1,207.9
 Income before provision for income taxes                781.9       700.6       575.8       514.1       449.9
 Provision for income taxes                              259.2       226.9       171.4       136.8        94.7
 Net income                                             $522.7      $473.7      $404.4      $377.3      $355.2

Net interest income (taxable-equivalent)              $1,675.6    $1,634.4    $1,632.9    $1,470.5    $1,392.2

Per common share
 Net income                                              $4.37       $3.77       $3.13       $2.88       $2.72
 Dividends paid                                           1.32        1.16        1.03        0.94        0.86
 Common dividend payout ratio                             30.1 %      30.6 %      32.7 %      32.4 %      31.3 %
 Market price:
  High                                               $  51 3/8   $  49 5/8   $  45 5/8   $  40       $  24 1/4
  Low                                                   43 1/2      41 3/8      33 1/2      20 1/2      16 1/2
  Close                                                 47 3/4      45          43 3/4      39 7/8      22 3/4

Selected Average Balances
 Total assets                                        $40,489.2   $37,524.9   $35,356.5   $33,892.0   $31,935.0
 Earning assets                                       36,111.0    34,047.4    32,008.6    30,544.4    28,671.2
 Loans                                                26,412.6    24,162.8    22,489.1    22,144.6    22,058.4
 Deposits                                             30,877.8    29,683.3    28,609.6    27,533.0    25,971.7
 Realized shareholders' equity                         2,960.1     2,875.1     2,697.9     2,509.5     2,266.9
 Total shareholders' equity                            3,571.5     2,877.2     2,697.9     2,509.5     2,266.9

At December 31
 Total assets                                        $42,709.1   $40,728.4   $37,789.3   $35,682.6   $34,479.4
 Earning assets                                       38,045.6    35,904.5    34,167.7    31,854.3    30,262.3
 Loans                                                28,548.9    25,292.1    23,493.5    22,251.5    22,770.3
 Reserve for loan losses                                 647.0       561.2       474.2       381.0       366.9
 Deposits                                             32,218.4    30,485.8    29,883.0    29,011.5    27,787.9
 Long-term debt                                          930.4       630.4       554.0       477.3       482.4
 Realized shareholders' equity                         2,883.3     2,845.8     2,769.7     2,622.8     2,377.1
 Total shareholders' equity                            3,453.3     3,609.6     2,769.7     2,622.8     2,377.1

Ratios and Other
 ROA                                                      1.32 %      1.26 %      1.14 %      1.11 %      1.11 %
 ROE                                                     17.66       16.48       14.99       15.04       15.67
 Net interest margin                                      4.64        4.80        5.10        4.81        4.86
 Total shareholders' equity to assets                     8.09        8.86        7.33        7.35        6.90
 Nonperforming assets to total loans plus
  other real estate owned                                 0.96        1.61        2.30        3.07        2.70
Number of full-service banking offices                     658         656         654         662         654
Number of full-time equivalent employees                19,408      19,532      19,539      19,703      20,339
Average common equivalent shares (thousands)           119,633     125,656     129,307     130,964     130,549

SunTrust's investment securities, total assets and total shareholders' equity for 1994 and 1993 include net unrealized securities gain. However, earning assets exclude this gain as do the calculations of ROA, ROE and the net interest margin because the gain is not included in net income.

PEOPLES STATE BANK - SELECTED FINANCIAL DATA
                                                          At or for the year ended December 31,
                                                    ------------------------------------------------
                                                      1994      1993      1992      1991      1990
(Dollars in thousands except per share amounts)     --------  --------  --------  --------  --------
Statement of earnings:
  Gross interest margin                              $4,067    $3,443    $3,339    $2,705    $2,118
  Provision for loan losses                             139       307       502       262       220
  Noninterest revenues                                  505       355       344       426       219
  Noninterest expenses                                2,703     2,638     2,376     1,972     1,564
  Applicable income taxes                               580       272       336       343       230
  Change in accounting principle                          -       176         -         -         -
                                                    --------  --------  --------  --------  --------
      Net income                                     $1,150      $757      $469      $554      $323
                                                    ========  ========  ========  ========  ========
Per common share data:
  Net income, before change in accounting principle   $2.77     $1.43     $1.16     $1.39     $0.81
  Change in accounting principle                          -       .43         -         -         -
                                                    --------  --------  --------  --------  --------
      Net income                                       2.77      1.86      1.16      1.39      0.81
                                                    ========  ========  ========  ========  ========

  Cash dividends declared                                 -         -         -         -         -
  Book value, end of period                           16.90     15.80     13.91     12.74     11.34

Average statement of condition:
  Total securities                                  $27,069   $16,034   $10,759    $8,071    $5,881
  Loans, net of unearned income                      61,503    53,841    53,864    48,204    38,333
  Allowance for loan losses                             900       803       602       484       339
  Total earning assets                               92,214    73,109    67,001    59,093    48,555
  Total assets                                       97,702    77,857    71,241    62,632    51,897
  Deposits                                           87,997    72,095    72,658    57,275    46,695
  Shareholders' equity                                6,475     6,048     5,446     4,781     4,351
                                                    ========  ========  ========  ========  ========

End of period statement of condition:
  Total securities                                  $44,668   $18,827   $11,646    $8,332    $6,125
  Loans, net of unearned income                      70,328    57,320    55,845    54,558    43,921
  Allowance for loan losses                             900       911       924       520       437
  Total earning assets                              114,996    79,062    68,749    65,735    52,896
  Total assets                                      123,014    83,948    73,407    68,803    56,982
  Deposits                                          109,217    77,307    67,659    63,413    51,844
  Shareholders' equity                                6,879     6,321     5,538     5,069     4,515
                                                    ========  ========  ========  ========  ========

Selected financial ratios:
  Return on average total assets                       1.18%     0.97%     0.66%     0.88%     0.62%
  Return on average common equity                     17.76%    12.52%     8.61%    11.59%     7.42%
  Taxable equivalent gross interest margin to
    average earning assets                             4.44%     4.74%     5.00%     4.60%     4.41%
  Operating efficiency ratio                          58.84%    69.09%    64.30%    62.68%    66.33%
  Dividend payout ratio                                   -         -         -         -         -
  Average equity ratio to average assets               6.63%     7.77%     7.64%     7.63%     8.38%
  Allowance at end of period to loans,
    net of unearned income                             1.28%     1.59%     1.65%     0.95%     0.99%
  Allowance at end of period to
    nonperforming loans                             1859.18%    72.53%    67.40%    41.60%   110.08%
  Nonperforming assets to loans,
    net of unearned income, foreclosed assets
    and repossession                                   0.43%     2.62%     3.75%     3.85%     0.96%

                     INFORMATION CONCERNING THE MEETING

The Meeting

     Each copy of this Proxy Statement-Prospectus mailed to the holders of Peoples Common Stock is accompanied by a form of proxy solicited by the Board of Directors of Peoples for use at the Meeting and at any adjournments or postponements thereof and the Notice of Special Meeting of Shareholders. The Meeting is scheduled to be held on April __, 1995, at the main office of Peoples, 6335 U. S. Highway 19, New Port Richey, Florida. Only holders of Peoples Common Stock of record at the close of business on _________ __, 1995 are entitled to receive notice of and to vote at the Meeting. As of ______ ___ __, 1995, there were 407,258 shares of Peoples Common stock outstanding and entitled to vote, with each such share entitled to one vote. At the Meeting, shareholders will consider and vote upon (i) a proposal to approve the Agreements and (ii) such other matters as may properly be brought before the Meeting or any adjournments or postponements thereof. It is not anticipated that any matter other than consideration of the approval of the Agreements will be brought before the Meeting. If other matters are properly presented at the Meeting, proxies will be voted in accordance with the best judgment of the proxy holders in their sole discretion.

     When a Peoples proxy is properly executed and returned, the shares of Peoples Common Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicated on a proxy that is properly executed and returned, the shares will be voted for approval of the Agreements. Any Peoples Shareholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a Peoples proxy is effective upon receipt by the Secretary of Peoples at the address shown on the cover of this Proxy Statement-Prospectus of either (i) an instrument revoking it or (ii) a duly executed Peoples proxy bearing a later date. Furthermore, a Peoples Shareholder giving a proxy may attend the Meeting, withdraw his proxy prior to the vote and vote his shares in person if he desires to do so.

     PEOPLES SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO PEOPLES IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE MEETING. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL OF THE AGREEMENTS.

     This Proxy Statement-Prospectus is also furnished by SunTrust to Peoples Shareholders as a Prospectus in connection with the issuance by SunTrust of the shares of SunTrust Common Stock upon consummation of the Merger. All information concerning Peoples in this Proxy Statement-Prospectus has been furnished by Peoples and all information concerning SunTrust has been furnished by SunTrust.

     Peoples will bear the cost of soliciting proxies from Peoples Shareholders. The solicitation will be made by mail but also may be made by telephone or in person by the directors, officers or employees of Peoples (who will receive no additional compensation for doing so). Peoples will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals or beneficial owners.

     PEOPLES SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXIES.

Vote Required

     Once a quorum is established, the affirmative vote of a majority of the outstanding shares of Peoples Common Stock entitled to vote is required to approve the Agreements. The failure to return a properly executed proxy card or, alternatively, to vote in person at the Meeting, will have the same effect as a vote against the Agreements and Merger. At March __, 1995, there were approximately 203 holders of record of Peoples Common Stock and a total of 407,258 shares of Peoples Common Stock outstanding and entitled to vote at the Meeting, with each share being entitled to one vote.

     At March 1, 1995, neither SunTrust nor any of its affiliates owned any of the outstanding shares of Peoples Common Stock.

     At March 1, 1995, all the directors and executive officers of Peoples as a group held 233,150 shares of Peoples Common Stock representing 57.2% of the amount outstanding. Peoples has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Agreements. The Peoples 401(k) Profit Sharing Plan and Trust (the "Plan"), as of March 1, 1995, held 5,300 shares of Peoples Common Stock representing 1.3% of the total amount of shares outstanding. Unallocated shares representing approximately 100% of the shares held in the Plan will be voted by the Trustee in accordance with the provisions of the Plan. The Trustee expects that it will vote such shares for approval of the Agreements.

     The presence, in person or by proxy, of a majority of the outstanding shares of Peoples Common Stock is necessary to constitute a quorum of the shareholders in order to take action at a meeting of shareholders. For these purposes, shares of Peoples Common Stock which are present, or represented by proxy, at the Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreements or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreements. Once a quorum is established, approval of the Agreements requires the affirmative vote of a majority of the outstanding shares of Peoples Common Stock. For voting purposes, abstentions and failure to return proxies by any brokers will have the same effect as a vote against the Agreements.

Recommendation of the Peoples Board

     The Peoples Board has unanimously approved the Agreements and has determined that the Transaction is fair to, and in the best interests of, Peoples and its shareholders. The Board therefore unanimously recommends that Peoples Shareholders vote FOR approval of the Agreement. For the reasons described below, the Peoples Board believes that the Transaction will provide significant value to all Peoples Shareholders and also enable them to participate in opportunities for future growth that the Board believes the transaction makes possible. See "THE MERGER - Background of and Reason for the Merger."

                                 THE MERGER

     The descriptions of the terms and conditions of the Merger, the Agreements, and any related documents in this Proxy Statement-Prospectus are qualified in their entirety by reference to the copy of the Agreements attached as Exhibit A to this Proxy Statement-Prospectus, to the Registration Statement of which this Proxy Statement-Prospectus is a part and to the exhibits to the Registration Statement.

General

     Subject to the terms of the Agreements, STI Subsidiary will be merged with and into Peoples in accordance with Florida law. Peoples will be the resulting corporation of the Merger, and will become a wholly owned bank subsidiary of SunTrust. It is anticipated that following the Merger, SunBank and Trust Company will merge with and into Peoples, with the surviving corporation being called SunBank and Trust Company. If all conditions to consummation of the Merger are satisfied or waived, unless the Agreements are terminated in accordance with their terms, Articles of Merger reflecting the Merger will be filed with the Secretary of State of Florida (the "Florida Secretary") and the Florida Banking Department, and the Merger will then be come effective at the time and date specified in the Articles of Merger (the "Effective Date"). It is presently contemplated that the Effective Date will occur as soon as practicable after the Meeting and the receipt of the approval of the Federal Reserve, the FDIC and the Florida Department and the expiration of a statutory Department of Justice waiting period of up to thirty days following Federal Reserve approval, subject to the conditions described under "The Merger - Covenants; Conditions; Representations and Warranties; Amendment and Termination."

     Upon completion of the Merger each Peoples Shareholder choosing not to exercise a statutory right of dissent will be entitled to receive at his or her election, in exchange for the automatic cancellation and elimination of each share of Peoples Common Stock of which he or she will then be deemed to be the owners of record, either .75 shares of SunTrust Common Stock for each share of Peoples Common Stock or cash equal to .75 times the average of the clsoing prices per share of SunTrust Common Stock as reported on the NYSE Composite tape for each of the twenty (20) trading days immediately preceding the date of the Meeting, subject to the Cash Limit. In the event SunTrust changes the number of shares of SunTrust Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend or similar recapitalization, and the record date therefor is prior to the Effective Date, the ratio under which shares of Peoples Common Stock will be converted into shares of SunTrust Common Stock will be proportionally adjusted.

     No fractional shares of SunTrust Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, each Peoples Shareholder who otherwise would be entitled to a fractional share of SunTrust Common Stock will receive a cash payment (without interest) equal to the product of the closing sales price per share of SunTrust Common Stock on The New York Stock Exchange on the last business day preceding the Effective Date multiplied by the fraction of a share of SunTrust Common Stock otherwise issuable.

Exchange of Certificates Representing Peoples Common Stock

     Promptly after the Effective Date, each Peoples Shareholder at the

Effective Date will receive transmittal materials which will contain instructions with respect to the surrender of certificates representing shares of Peoples Common Stock and the distribution of certificates representing shares of SunTrust Common Stock. Shares of Peoples Common Stock will be surrendered to the exchange agent (the "Exchange Agent") which will be the Stock Transfer Department of Trust Company Bank, Atlanta, Georgia.

     PEOPLES SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of one or more certificates for shares of Peoples Common Stock for cancellation, together with properly completed transmittal materials, the Exchange Agent will distribute to each Peoples Shareholder a certificate representing the shares of SunTrust Common Stock into which the holder's shares of Peoples Common Stock have been converted or a check in the amount of the Cash Amount. Cash will be paid in lieu of the issuance of factional shares of SunTrust Common Stock. Peoples Shareholders will not be entitled to receive interest on any such cash to be received in the Merger. See "The Merger - General."

     Until they have surrendered their Peoples Common Stock certificates for exchange, Peoples Shareholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record of SunTrust Common Stock. Upon the surrender of Peoples Common Stock certificates, however, SunTrust Common Stock certificates (together with all such withheld dividends or other distributions with respect to the certificates, without interest) and any withheld cash payment for a fractional share interest will be delivered and paid (without interest).

     SunTrust and Peoples will not be liable to a Peoples Shareholder for any SunTrust Common Stock or dividends thereon delivered to a public official in accordance with any state's abandoned property, escheat, or other similar law. Any SunTrust Common Stock held by the Exchange Agent which remains undistributed to the Peoples Shareholders for six months after the Effective Date will be delivered to SunTrust upon demand, and any Peoples Shareholders who have not surrendered their Peoples Common Stock may thereafter only look to SunTrust for payment of their claims for SunTrust Common Stock, any cash in lieu of fractional shares of SunTrust Common Stock and any dividends or distributions with respect to SunTrust Common Stock. After the Effective Date, certificates representing shares of Peoples Common Stock converted in the Merger into SunTrust Common Stock will be deemed for all other corporate purposes to evidence ownership of the shares of SunTrust Common Stock into which they were converted.

Background of the Merger

     The managements of SunTrust and Peoples began preliminary discussions of a potential combination in early 1994, which discussions did not lead to an agreement at the time. Discussions resumed in August 1994 resulting in the execution of the Agreements on December 6, 1994. The Agreements were approved by the Peoples Board of Directors on December 6, 1994 and by the Executive Committee of the SunTrust Board of Directors on November 8, 1994.

Reasons for the Merger; Board of Directors Recommendation

     The terms of the Agreements are the result of arms-length negotiations between representatives of SunTrust and Peoples.

     Reasons for the Merger -- Peoples

     In reaching its determination that the Merger and Agreements are fair to, and in the best interests of, Peoples and its shareholders, the Peoples Board of Directors consulted with its legal and financial advisors, as well as with Peoples management, and considered a number of factors, including, without limitation, the following:

     (i) that the current market value of the shares of SunTrust Common Stock to be issued in the Merger and the cash to be paid in exchange for shares of Peoples Common Stock represents a premium over the book value and a premium over the market value of Peoples Common Stock prior to the public announcement of the Merger and that the market for SunTrust Common Stock is more liquid than that for Peoples Common Stock;

     (ii) the Peoples Board's familiarity with and review of Peoples's business, operations, earnings, prospects and financial condition;

     (iii) the Peoples Board's review, based in part on a presentation by Peoples management and its financial adviser Ewing, regarding the business, operations, earnings and financial condition of SunTrust on both a historical and a prospective basis;

     (iv) the Peoples Board's review of alternatives to the Merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the bank, and remaining independent and growing through future acquisitions), the range of possible values to Peoples Shareholders obtainable through implementation of such alternatives and the timing and likelihood of actually receiving such values;

     (v) the present market prices for banking and thrift institution stocks;

     (vi) the current and prospective economic environment and competitive constraints facing Peoples and comparable financial institutions;

     (vii) the Peoples Board's consideration of the following factors: (a) the current and historical earnings and earning trends of SunTrust and Peoples; (b) the market price per share of SunTrust Common Stock; (c) the relative book values per share for SunTrust and Peoples; (d) the respective returns on shareholders' equity; (e) the cash generated by the respective operations; (f) the respective dividend payment records; (g) the characteristics, relative sizes and potential of the respective businesses;
(h) the capitalization of SunTrust and its bank subsidiaries and (i) publicly available information and reports regarding SunTrust and prospects for SunTrust Common Stock;

     (viii) the expectation that the Merger will generally be a tax-free transaction to Peoples and its shareholders, except to the extent that cash is paid in the transaction (see "The Merger - Certain Federal Income Tax Consequences"); and

     (ix) the financial advice of Ewing and the fact that the obligations of Peoples under the Agreements were conditioned upon receipt of an opinion of Ewing that the Share Exchange Ratio and Cash Amount were fair to the Peoples Shareholders from a financial point of view, which opinion was received on December 6, 1994;

     The Peoples Board did not assign any specific or relative weight to the factors in reaching their conclusion.

     Board of Directors' Recommendation -- Peoples

     Based upon the factors set forth above, and such other matters as the Board deemed relevant, the Board of Directors of Peoples has unanimously approved the Agreements and recommends that each Peoples Shareholder vote FOR approval of the Agreements, the Transaction, and all other matters related thereto presented at the Meeting.

     Reasons for the Merger -- SunTrust

     SunTrust believes that the Merger will benefit SunTrust by providing greater access to an attractive Florida market presently served by Peoples through the acquisition of a well managed and well positioned financial institution. SunTrust believes that its substantial banking and other resources of the SunTrust system that will be available to Peoples after the Merger will enhance Peoples service to its customers.

Fairness Opinion

     Peoples has retained Ewing as its investment banking firm in connection with the Merger. Ewing has delivered to Peoples its written opinion, dated December 6, 1994, that, as of the date of such opinion, and based on the conditions set forth and subject to the limitations expressed therein, the transaction is fair to Peoples Shareholders. Shareholders of Peoples are urged to read the opinion in its entirety for a description of the assumptions made, the matters considered and limitations on the review undertaken in rendering such opinion.

     In arriving at its opinion, Ewing, among other things, (i) reviewed the Agreements; (ii) met with officers of Peoples and SunTrust to discuss business, financial condition, operating results, dividend history and future prospects; (iii) reviewed annual audited financial statements for the three most recent years for Peoples and for SunTrust; (iv) reviewed publicly available information including recent Securities and Exchange Commission filings and shareholder communications for Peoples and for SunTrust; (v) made a comparison of the published financial condition and operating results of certain companies considered by Ewing to be in business comparable to Peoples; (vi) analyzed published financial information regarding recent acquisitions in the banking and thrift industries that were deemed relevant;
(vii) considered the estimated earnings dilution to SunTrust shareholders resulting from completion of the Merger; (viii) reviewed the historical prices and trading volumes of the common stocks of Peoples and SunTrust; (ix) reviewed various published research reports for SunTrust; and (x) made such other financial studies, analyses, and investigations as deemed appropriate.

     Ewing did not make or obtain any independent appraisals of the assets of either Peoples or SunTrust, nor did it express any opinion regarding the value of any of Peoples's or SunTrust's respective assets. Ewing did not fully inspect the articles of incorporation, bylaws, books, minutes of the Board of Directors' meeting or contracts of either Peoples or SunTrust. Ewing did not express any opinion as to the prices at which SunTrust Common Stock will trade if and when they are issued to the shareholders of Peoples upon consummation of the Merger.

     THE FOREGOING DESCRIPTION OF EWING'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SAID OPINION WHICH IS ATTACHED HERETO AS EXHIBIT C.

     For the services of Ewing in connection with the Merger, Peoples has paid Ewing a fee of $12,000.

Covenants; Conditions; Representations and Warranties; Amendment and
Termination

     Peoples Covenants

     Pursuant to the Agreements, during the period from the date of the Agreements and continuing until the Effective Date, Peoples has agreed to carry on its business in, and only in, the usual, regular and ordinary course. Peoples has also agreed not to take certain actions (unless expressly contemplated in the Agreements) without the prior written consent of SunTrust, including, among other things: (i) declaring, setting aside or paying any dividends; (ii) amending its Articles of Incorporation or By-laws;
(iii) directly or indirectly redeeming, repurchasing, or otherwise acquiring or exchanging any of its capital stock; and (iv) issuing any shares of capital stock or granting any rights or options with respect to its capital stock other than pursuant to its current stock option plan. Peoples also has agreed not to take certain enumerated actions relating to the conduct of its business or pertaining to its employees and employee benefit arrangements.

     In the Agreements, Peoples has agreed to consent to the use of this Proxy Statement by SunTrust in connection with the Registration Statement and to cooperate in the preparation and filing of the Registration Statement and the distribution of this Proxy Statement. Peoples and its officers also agreed to use their best efforts to cause the Peoples Shareholders to approve and adopt the Agreements, and to take all appropriate actions to cause the Merger to be consummated. Peoples also has covenanted to take all actions required of it under the Florida Statutes concerning dissenters' rights.

     Conditions to Consummation of the Merger

     The obligations of Peoples and SunTrust to consummate the Merger are conditioned upon adoption of the Agreements by Peoples Shareholders owning a majority of the outstanding shares of Peoples Common Stock under applicable law, approval of the Merger by the Federal Reserve, the FDIC and the Florida Department, the absence of any objection by the United States Justice Department, and approvals by all other appropriate regulatory authorities. As of the date hereof, such approvals have not been obtained. The Merger may not be consummated before 30 days (or such shorter period as the Federal Reserve shall specify) after approval by the Federal Reserve, and during such period the United States Department of Justice, should it object to the Merger for competitive reasons, may file suit to enjoin consummation. Consummation of the Merger by the parties is subject to the further conditions, among others, that: (i) the representations and warranties of Peoples and SunTrust contained in the Agreements must be true and correct in all material respects as of the closing date, and the various covenants of Peoples and SunTrust must have been duly performed and complied with pursuant to the Agreements; and (ii) SunTrust and Peoples must have received certain legal opinions as are customary in a transaction of this kind. In addition, the SunTrust Common Stock must be listed or approved for listing on The New York Stock Exchange.

     It is anticipated that the foregoing conditions will be satisfied but Peoples and SunTrust may waive any condition to their obligations to consummate the transaction, except requisite approvals of shareholders and regulatory authorities. The Agreements may be terminated by any of the parties if all of the conditions to closing have not been satisfied or waived on or before September 30, 1995.

     Representations and Warranties

     The Agreements contain a number of representations and warranties by SunTrust and Peoples. The material accuracy of all those representations and warranties as of the closing date of the Merger is a condition to the obligation of each party to consummate the Merger. The representations and warranties relate to matters such as the organization of each company, the authority of each company to transact its business, to enter into the Agreements and to consummate the transactions contemplated by the Agreements, the capitalization of each company, the filing of certain reports by each company with regulatory authorities and the presentation of information contained in those reports, the absence of certain changes in Peoples's financial condition or business since September 30, 1994, the payment of taxes and filing of tax returns, each company's allowance for possible loan losses, the absence of material litigation, the compliance with laws by each company, the information provided by each company for use in the Registration Statement, the employee benefit plans of each company, the employment contracts of Peoples and the absence of obligations of any company to brokers or finders.

     Amendment and Termination

     The Agreements may be amended by agreement between Peoples and SunTrust if approved by the Boards of Directors of Peoples and SunTrust, except that no amendment reducing the consideration to be received by Peoples Shareholders in the Merger may be made after the Meeting unless approved by 66-2/3% of the Peoples Shareholders. The Agreements may be terminated by either Peoples or SunTrust upon the failure of conditions to be met on or before September 30, 1995.

     Termination Fee and No Solicitation Covenant

     Peoples has agreed that, if on or before September 30, 1995, (a) Peoples enters into a definitive agreement or consummates a transaction with any other person or group, other than SunTrust, with respect to (i) the sale of all or a substantial portion of the assets of Peoples; (ii) the sale of at least 50% of the then outstanding shares of Peoples Common Stock; (iii) a merger involving Peoples, or (b) any person or group acquires beneficial ownership of at least 50% of the outstanding common stock of Peoples in one or more transactions that are supported, recommended or endorsed by the Board of Directors of Peoples, Peoples will pay SunTrust a $750,000 termination fee. No fee will be due, however, if the Agreements are terminated by Peoples as a result of a breach of the Agreements by SunTrust or by Peoples due to a denial of a required regulatory approval or failure of the Peoples shareholders to adopt the Agreements, unless at the time of such termination Peoples is in material breach of the Agreements. The termination fee may discourage competing offers to the Merger and is intended by SunTrust to increase the likelihood that the Merger will be consummated.

Interests of Certain Persons in the Merger

     Certain members of Peoples management and the Peoples Board have certain interests in the Merger that are in addition to their interests as

Peoples Shareholders generally. The Peoples Board was aware of these interests and considered them, among other matters, in approving the Agreements and the transactions contemplated thereby.

     Indemnification

     Pursuant to the Agreements, SunTrust has agreed to maintain the indemnification with respect to matters occurring before the Effective Date for such officers and directors provided by Peoples Articles of Incorporation and bylaws for a period of six years.

     Effect on Peoples Stock Option Plan

     Pursuant to the Agreements, all of the holders of options for shares of Peoples Common Stock under the Peoples Stock Option Plan shall, on or before the Closing Date, have exercised such options and Peoples shall have issued the Peoples Common Stock to such option holders, or Peoples shall have terminated and cashed out such options at any time up until twenty business days preceding the date of the Meeting at a price per share equal to .75 times the closing price per share of SunTrust Common Stock as reported on the NYSE Composite Tape on the date the option holder elects to have such options cashed out less the option price set forth in such holders' option agreement. If by the date of Closing, options remain outstanding which have not been exercised or cashed out, the options will be automatically cashed out on the date of Closing immediately prior to the Merger by Peoples at a price per share equal to .75 times the arithmetic average of the closing prices per share of SunTrust Common Stock as reported on the NYSE Composite Tape for each of the twenty trading days immediately preceding the Meeting less the option price set forth in such option holders' option agreement.

     Agreement with Edward Heveran

     As a condition to SunTrust's obligation to effect the Merger, Mr. Heveran must sign an agreement that provides that for 90 days after the closing Mr. Heveran shall devote his full time and energies to the day-to-day operations of the resulting bank, and shall assist in cooperating in all aspects of the transition of ownership of Peoples. After the initial 90 day period, Mr. Heveran's duties shall cease, but Mr. Heveran shall be obligated to continue to cooperate in all respects, as requested, in connection with the transition and the operation and management of the resulting bank throughout the remainder of the term of the agreement. The term of the agreement is for a period of 27 months from the closing date. In consideration for and subject to the due and complete performance of the terms of the agreement, SunTrust shall pay to Mr. Heveran $9,415.00 per month during the term of such agreement. Mr. Heveran will also agree that he shall not, directly or indirectly, engage in any business in competition with the business conducted by Peoples within the geographic area consisting of the Florida counties of Citrus, Hernando, Pasco and Pinellas.

Beneficial Ownership of Peoples Common Stock

     The following table sets forth information, as of December 31, 1994, regarding the ownership of Peoples Common Stock by each person known to Peoples to be the beneficial owner of more than five (5)% of Peoples Common Stock.

                                             Number of      Percent of
Name and Address of Beneficial Owner          Shares       Common Stock
- ----------------------------------------    -----------    ------------
James P. Gills                                  91,000         22.3%
P. O. Box 1608
Tarpon Springs, Florida 34689

Glen L. Keys & Martha S. Keys                   40,000          9.8
P. O. Box 280
Tarpon Springs, Florida 34688

Harvey V. Delzer & Hilda P. Delzer              30,000          7.4
5541 Windward Way
New Port Richey, Florida 34652

Donald F. Kaltenbach                            25,000          6.1
7026 Little Road
New Port Richey, Florida 34654

Directors of Peoples

     The following table sets forth each director, such person's name, age, principal occupation during the past five (5) years, the year he first became a director and the number of shares of Peoples Common Stock beneficially owned and the percentage represented by such ownership.

                                                                Common Stock
                                                       Year     Benefically
                           Percent                    First       Owned at
                             of        Principal     Elected    December 31,
        Name          Age   Class     Occupation     Director       1994
- --------------------  ---  -------  ---------------  --------  --------------
Harvey V. Delzer      63     7.37   Attorney            1987        30,000

David W. Dunbar       42     0.61   EVP, Lending -      1993         2,500
                                     Peoples

Frederick E. Fisher   64     2.01   Philanthropist      1991         8,200

Lew Friedland         46     0.05   President -         1989           200
                                     JIREH, Inc.

Edward Heveran        61     4.91   CEO - Peoples       1987        20,000

Donald F. Kaltenbach  50     6.14   Attorney            1987        25,000

Glen L. Keys          66     9.82   Concrete Products   1987        40,000
                                     Manufacturer

Daniel R. Schmitt     58     1.10   Owner -   Schmitt   1991         4,500
                                     Electric

Eugene V. Werner      70     1.47   Builder/Developer   1987         6,000

All Directors and
Executive Officers
as a Group (10 persons)     34.90                                  142,150

Resales of SunTrust Common Stock

     The shares of SunTrust Common Stock issued pursuant to the Agreements will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of Peoples for purposes of Rule 145 under the Securities Act as of the date of the Meeting. Affiliates may not sell their shares of SunTrust Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Peoples generally include individuals or entities that control, are controlled by or under common control with Peoples and may include certain officers and directors of Peoples as well as principal shareholders of Peoples. Peoples has agreed in the Agreements to use its best efforts to cause each director, executive officer and other person who is an affiliate of Peoples to enter into an agreement with SunTrust providing that such person will not sell, pledge, transfer or otherwise dispose of shares of Peoples Common Stock owned by such person or SunTrust Common Stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

Regulatory Approvals

     Consummation of the Merger is subject to, and conditioned upon: (i) receipt of the approvals from the Federal Reserve, the FDIC and the Florida Banking Department; and (ii) the failure to interpose objections thereto by the Justice Department and any other pertinent supervisory and regulatory authorities. Applications were submitted to the Federal Reserve and the Florida Banking Department on December 22, 1994 and the FDIC on December 23, 1994. As of the date hereof, the Federal Reserve and the Florida Banking Department have approved the Transaction. FDIC approval is pending.

     The BHC Act provides that the FRB will not approve a transaction (a) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (b) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the FRB finds that the anticompetitive effects of the proposed transaction are clearly out-weighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the FRB is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. The BHC Act also requires the FRB to notify the Attorney General of the United States of the approval of any transaction. Any action brought under the antitrust laws by the Attorney General (acting through the Department of Justice) arising out of any transaction must be commenced by the Department of Justice prior to the earliest date the transaction could be consummated, which may be up to 30 days after the FRB approval. The BHC Act further requires that consummation of approved acquisitions or mergers be delayed for a period of anywhere from 15 to 30 days following the date of FRB approval during which time complaining parties may obtain a review of the FRB's order by filing a petition requesting that the order be set aside in the United States Court of Appeals for the District of Columbia Circuit, or in the United States Court of Appeals for the circuit in which the complaining party has its principal place of business. The waiting period is generally 30 days. However, the waiting period can be reduced to 15 days if the FRB has not received any adverse comments from the Attorney General relating to the competitive factors and the Attorney General has consented to such shorter waiting period. If no action based on the antitrust laws is commenced before the termination of the waiting period, the acquisition or merger may not be attacked thereafter in any judicial proceeding on the ground that it alone and of itself constituted a violation of any antitrust laws other than Section 2 of the Sherman Antitrust Act.

     The BHC Act discussed above provides for the publication of notices and the opportunity for administrative hearings relating to the federal or state filings noted above and permits interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to both federal and state filings could substantially delay the regulatory approvals required for consummation of the Merger.

     FDIC

     Under Section 18(c) of the Federal Deposit Insurance Act, sometimes known as the Bank Merger Act, written approval of the FDIC must be obtained before any insured bank may merge with and assume the depository liabilities of another insured bank if the surviving or resulting bank is not to be a member of the Federal Reserve System. Similar approval is also required wherever any insured bank seeks to merge with a non-insured institution. The process is initiated by the filing of an application with the Regional Office of the FDIC for the region in which each subject depository institution is located, which is thereafter considered by such agency to determine the potential impact of the merger upon certain defined competitive factors, including the affected geographic and product markets, the public interest and the likelihood of the merger substantially lessening competition. Inquiries are required to be made by the reviewing agency of the Department of Justice and the other bank regulatory agencies, principally to ensure the application of uniform standards of review, and, once approval has been issued the applicable merger may not be completed until the expiration of an addition thirty (30) day period. Since Peoples is an independent state chartered bank, it must also file a separate application with the Florida Banking Department seeking approval to consummate the transaction.

     There can be no assurance that the regulatory authorities described above will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions to consummation of the Merger set forth in the Agreements. There can likewise be no assurance that the Department of Justice will not challenge the Merger, or if such a challenge is made, as to the result thereof.

Certain Federal Income Tax Consequences

     The federal income tax discussion set forth in this section is included for general information only. Peoples Shareholders should consult their own tax advisers as to the particular tax consequences of the Merger to them, including the effect of state and local taxes.

     General Tax Consequences of the Merger

     It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368 of the Code, and that, accordingly, (i) no gain or loss will be recognized by either SunTrust or Peoples as a result of the Merger; (ii) no gain or loss will be recognized by the Peoples Shareholders upon the receipt of SunTrust Common Stock in exchange for Peoples Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of a fractional share interest in SunTrust Common Stock); (iii) the tax basis of the SunTrust Common Stock to be received by the Peoples Shareholders in connection with the Merger will be the same as the basis in the Peoples Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and
(iv) the holding period of the SunTrust Common Stock to be received by the PeoplesShareholders in connection with the Merger will include the holding period of the Peoples Common Stock surrendered in exchange therefor, provided that the Peoples Common Stock is held as a capital asset at the Effective Date. Gain or loss will be recognized for federal income tax purposes with respect to any Cash Amount received by a Peoples Shareholder. Consummation of the Merger is dependent upon, among other conditions, receipt by SunTrust and Peoples of an opinion of King & Spalding, SunTrust's tax counsel, dated as of the Effective Date, substantially to this effect.

     Consequences of Receipt of Cash in Lieu of Fractional Shares

     A Peoples Shareholder who is entitled to receive cash in lieu of a fractional share interest of SunTrust Common Stock in connection with the Merger will recognize as of the Effective Date gain or loss equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain or loss recognized will be capital gain or loss if the Peoples Common Stock is held by such shareholder as a capital asset at the Effective Date.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION AND THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE FOREGOING DISCUSSION OR THE OPINIONS DESCRIBED ABOVE. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION AND THE OPINIONS. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS, EACH PEOPLES SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Expenses

     All expenses incurred by or on behalf of the parties in connection with the Agreements and the transactions contemplated by the Agreements are to be borne by the party incurring the expense. Notwithstanding the foregoing, if the Agreements are terminated by SunTrust or Peoples because of the willful breach by the other of any representation, warranty, covenant, undertaking or restriction contained therein, then the breaching party will pay all such cost and expenses incurred by the non-breaching party.

Accounting Treatment

     It is anticipated that the Merger will be accounted for using the purchase method of accounting for financial reporting purposes.

     NYSE Listing

     The SunTrust Common Stock is listed on the NYSE. The Peoples Common Stock is not traded on any exchange. The SunTrust Common Stock issued to the Peoples Shareholders pursuant to the Agreements will be listed on the NYSE.

                            BUSINESS OF SUNTRUST

     SunTrust is a regional bank holding company headquartered at 25 Park Place, N.E., Atlanta, Georgia 30303, telephone number (404) 588-7711. The three principal subsidiaries of SunTrust are Sun Banks, Inc., headquartered in Orlando, Florida ("SunBanks"), Trust Company of Georgia, headquartered in Atlanta, Georgia ("Trust Company"), and Third National Corporation, headquartered in Nashville, Tennessee ("Third National"). At December 31, 1994, SunTrust had consolidated total assets of $42.7 billion, consolidated loans of $28.5 billion, consolidated deposits of $32.2 billion, consolidated realized shareholders' equity of $2.9 billion and consolidated total shareholders equity of $3.5 billion. SunBanks owns all the outstanding capital stock of 14 subsidiary banks that operate in Florida. Trust Company owns all the outstanding capital stock of 9 subsidiary banks that operate in Georgia. Third National owns all the outstanding capital stock of 6 subsidiary banks that operate in Tennessee or Alabama.

     SunTrust, through its subsidiary banks, conducts a broad range of commercial banking activities, including accepting demand, time and savings deposits, making both secured and unsecured business and consumer loans and leases, extending commercial lines of credit, issuing and servicing credit cards and certain other types of revolving credit accounts, providing commercial factoring services, cash management services, investment counseling, safe deposit services, personal and corporate trust and other fiduciary services and engaging in leasing, mortgage banking, correspondent banking, international banking, investment banking, trading in U.S. government securities and municipal bonds and underwriting certain types of general obligation municipal bonds.

     For a more complete description of the business of SunTrust and selected financial data, supplemental financial information, SunTrust's management discussion and analysis of financial conditions and results of operations, please see SunTrust's Annual Report for the year ended December 31, 1994 delivered with this Proxy Statement.

                             BUSINESS OF PEOPLES

     Through its four locations in Florida, Peoples provides retail and commercial lending services typical of those offered by other community banks. For retail customers, Peoples offers a full range of depository products including regular and money market checking accounts, regular, special and money market savings accounts; various types of certificates of deposit and Individual Retirement Accounts. The principal lending activity of Peoples historically has been the origination of commercial, real estate and conventional residential mortgage loans. Peoples also originates conventional mortgage loans on multi-unit dwellings and other commercial properties, home equity loans, home investment loans and consumer loans. Peoples makes loans primarily in Pasco and Pinellas Counties, Florida. Peoples does not have a trust department.

                             PEOPLES STATE BANK

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS

     The following analysis presents certain financial and other information concerning Peoples State Bank. It should be read in conjunction with the audited financial statements (including the notes thereto) included elsewhere in this Prospectus.

PEOPLES STATE BANK - SUMMARY CONDENSED FINANCIAL INFORMATION - HISTORICAL
                                                                                                                   Percent
                                                                    Year Ended December 31                    Increase/(Decrease)
                                                 ----------------------------------------------------------  --------------------
(Dollars in thousands except per share data)        1994        1993        1992        1991        1990     1994-1993   1993-1992
                                                 ----------  ----------  ----------  ----------  ----------  ---------   ---------

Revenue from earning assets                         $6,942      $5,822      $6,107      $6,079      $5,357      19.24 %    (4.67)%
Interest expense                                     2,875       2,379       2,768       3,374       3,239      20.85 %   (14.05)%
                                                 ----------  ----------  ----------  ----------  ----------   ---------  ---------
    Gross interest margin                            4,067       3,443       3,339       2,705       2,118      18.12 %     3.11 %
Provision for loan losses                              139         307         502         262         220     (54.72)%   (38.84)%
                                                 ----------  ----------  ----------  ----------  ----------   ---------  ---------
Net interest margin                                  3,928       3,136       2,837       2,443       1,898      25.26 %    10.54 %
Noninterest revenues                                   505         355         344         426         219      42.25 %     3.20 %
Noninterest expenses                                (2,703)     (2,638)     (2,376)     (1,972)     (1,564)      2.46 %    11.03 %
                                                 ----------  ----------  ----------  ----------  ----------   ---------  ---------
Income before income taxes                           1,730         853         805         897         553     102.81 %     5.96 %
Applicable income taxes                                580         272         336         343         230     113.24 %   (19.05)%
                                                 ----------  ----------  ----------  ----------  ----------   ---------  ---------
Net income before change in accounting principles    1,150         581         469         554         323      97.93 %    23.88 %
Change in accounting                                     -         176           -           -           -    (100.00)%         -
                                                 ----------  ----------  ----------  ----------  ----------   ---------  ---------
Net income                                          $1,150        $757        $469        $554        $323      51.92 %    61.41 %
                                                 ==========  ==========  ==========  ==========  ==========   =========  =========
Per common share
  Net income                                         $2.77       $1.86       $1.16       $1.39       $0.81      49.35 %    60.22 %
                                                 ==========  ==========  ==========  ==========  ==========   =========  =========

  Cash dividends declared                                -           -           -           -           -          -          -
                                                 ==========  ==========  ==========  ==========  ==========   =========  =========
Average common shares outstanding                      415         408         405         398         398       1.72 %     0.74 %
                                                 ==========  ==========  ==========  ==========  ==========   =========  =========

Total assets                                      $123,014     $83,948     $73,407     $68,803     $56,982      46.54 %    14.36 %
                                                 ==========  ==========  ==========  ==========  ==========   =========  =========

                                     33

                             PEOPLES STATE BANK

RESULTS OF OPERATIONS

     In the year ended December 31, 1994, Peoples reported earnings per share of common stock of $2.77 versus $1.86 for 1993 and $1.16 in 1992. Net income increased to $1.2 million in 1994 from $757 thousand in 1993 and $469 thousand in 1992. Earnings were depressed in 1992 as loan quality problems required an abnormally high provision for loan losses. By 1994, loan quality had improved substantially and the provision was decreased to $139 thousand. The return on average assets increased to 1.18% in 1994 from 0.66% in 1992 and the return on average equity was up to 17.76% in 1994 from 8.61% in 1992. Net income for 1993 was helped by a $176 thousand reduction in income tax expense related to the adoption Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 (Statement 109).

NET INTEREST INCOME

     Average earning assets for 1994 increased to $92.2 million from $73.1 million in 1993 and $67.0 million in 1992. The mix of earning assets also changed over the same time period. Most of the growth in 1994 came from the acquisition of a $33.8 million deposit office from Community First Bank in September 1994. $4.1 million in residential real estate loans were also acquired and the remainder of the funds were invested in U.S. Treasury securities with maturities ranging from six months to 36 months. As a result, investment securities, as a percent of total earnings assets increased from 16.1% of total earning assets at December 31, 1992 to 29.4% at December 31, 1994.

                             PEOPLES STATE BANK

    Table 2 presents the mix of earning assets at December 31, 1994, 1993 and 1992. Table 3 presents three year average balance sheets and an analysis of interest yields and rates. Table 4 presents changes in interest income and interest expense due to changes in volume and rate.

TABLE 2 - COMPOSITION OF AVERAGE EARNING ASSETS
                                                       Year ended December 31
                                  ----------------------------------------------------------------
                                          1994                  1993                  1992
                                  --------------------  --------------------  --------------------
                                   Average    Percent    Average    Percent    Average    Percent
                                   balance   of total    balance   of total    balance   of total
(Dollars in thousands)            ---------  ---------  ---------  ---------  ---------  ---------
Loans net of unearned income       $61,503      66.70%   $53,841      73.64%   $53,864      80.39%
Investment securities <F1>          27,069      29.35%    16,034      21.93%    10,759      16.06%
Other earning assets <F2>            3,642       3.95%     3,234       4.43%     2,378       3.55%
                                  ---------  ---------  ---------  ---------  ---------  ---------
Total                              $92,214     100.00%   $73,109     100.00%   $67,001     100.00%
                                  =========  =========  =========  =========  =========  =========

<F1> Includes investment securities and interest bearing deposits, excludes
     Federal funds.
<F2> Includes Federal funds.

                             PEOPLES STATE BANK

TABLE 3 - YIELDS ON AVERAGE EARNING ASSETS AND RATES ON AVERAGE
INTEREST-BEARING LIABILITIES
                                                    1994                        1993                        1992
                                          -------------------------   -------------------------   -------------------------
                                           Average  Revenue/ Yield/    Average  Revenue/ Yield/    Average  Revenue/ Yield/
(Dollars in thousands; yields on           Balance  Expense   Rate     Balance  Expense   Rate     Balance  Expense   Rate
 taxable-equivalent basis)                --------- -------- ------   --------- -------- ------   --------- -------- ------
ASSETS
  Earning assets -
    Loans, net of unearned income          $61,503   $5,355   8.71 %   $53,841   $4,825   8.96 %   $53,864   $5,322   9.88 %
Investment securities:
  Taxable securities                        26,255    1,397   5.32      15,444      866   5.61      10,117      679   6.71
  Tax-exempt securities                        814       67   8.23         590       55   9.32         642       36   5.61
                                          --------- -------- ------   --------- -------- ------   --------- -------- ------
    Total investment securities             27,069    1,464   5.41      16,034      921   5.74      10,759      715   6.65
Federal funds sold                           3,642      146   4.01       3,234       96   2.97       2,378       83   3.49
                                          --------- -------- ------   --------- -------- ------   --------- -------- ------
    Total earning assets                    92,214    6,965   7.55      73,109    5,842   7.99      67,001    6,120   9.13
Cash and other assets                        6,388  ======== ======      5,551  ======== ======      4,842  ======== ======
  Less allowance for loan losses              (900)                       (803)                       (602)
                                          ---------                   ---------                   ---------
    Total assets                           $97,702                     $77,857                     $71,241
                                          =========                   =========                   =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
  Interest-bearing demand deposits         $21,912     $441   2.01 %   $18,439     $401   2.17 %   $15,225     $451   2.96 %
  Savings deposits                          11,140      276   2.48       9,349      254   2.72       5,426      185   3.41
  Time deposits                             38,137    1,767   4.63      29,311    1,409   4.81      38,429    1,724   4.49
  Certificates of deposit $100,000 or more   6,839      316   4.62       6,768      315   4.65       7,440      407   5.47
  Federal funds purchased and securities
   sold under agreements to repurchase       1,792       75   4.19           8        -      -          24        1   4.17
                                          --------- -------- ------   --------- -------- ------   --------- -------- ------
    Total interest-bearing liabilities      79,820    2,875   3.60      63,875    2,379   3.72      66,544    2,768   4.16
                                          --------- ======== ======   --------- ======== ======   --------- ======== ======
Incremental interest spread                                   3.95 %                      4.27 %                      4.97 %
                                                             ======                      ======                      ======
Noninterest-bearing liabilities:
  Other liabilities                         11,407                       7,934                        (749)
  Shareholders' equity                       6,475                       6,048                       5,446
                                          ---------                   ---------                   ---------
    Total liabilities and
       shareholders' equity                $97,702                     $77,857                     $71,241
                                          =========                   =========                   =========
Gross interest margin/spread on a
  taxable equivalent basis                            4,090   4.44 %              3,463   4.74 %              3,352   5.00 %

Taxable equivalent adjustment:
  Loans                                                   -                           -                           -
  Investment securities                                  23                          20                          13
  Other earning assets                                    -                           -                           -
                                                    --------                    --------                    --------
    Total taxable equivalent adjustment                 $23                         $20                         $13
                                                    ========                    ========                    ========
Gross interest margin                                $4,067                      $3,443                      $3,339
                                                    ========                    ========                    ========

                             PEOPLES STATE BANK

TABLE 4 - VOLUME AND YIELD RATE VARIANCES
                                                     1994 Compared to 1993             1993 Compared to 1992
                                                         Change due to                     Change due to
                                                -------------------------------   -------------------------------
                                                 Volume    Yield\Rate    Net       Volume    Yield\Rate    Net
(In thousands on a taxable-equivalent basis)    ---------  ---------  ---------   ---------  ---------  ---------
Revenue earned on loans, net of unearned income     $687      ($157)      $530         ($2)     ($495)     ($497)
                                                ---------  ---------  ---------   ---------  ---------  ---------
Investment securities:
  Taxable securities                                 606        (75)       531         357       (170)       187
  Tax-free securities                                 21         (9)        12          (3)        22         19
                                                ---------  ---------  ---------   ---------  ---------  ---------
    Total investment securities                      627        (84)       543         354       (148)       206
                                                ---------  ---------  ---------   ---------  ---------  ---------
Federal funds sold and securities purchased
  under agreements to resell                          12         38         50          30        (17)        13
                                                ---------  ---------  ---------   ---------  ---------  ---------
    Total earning assets                           1,326       (203)     1,123         382       (660)      (278)
                                                ---------  ---------  ---------   ---------  ---------  ---------
Interest paid on:
  Interest-bearing demand deposits                    75        (35)        40          95       (145)       (50)
  Savings deposits                                    49        (27)        22         134        (65)        69
  Time deposits                                      425        (67)       358        (409)        94       (315)
  Certificates of deposit $100,000 or more              3         (2)         1         (37)       (55)       (92)
  Federal funds purchased and agreements
    to repurchase                                     75          -         75          (1)         -         (1)
                                                ---------  ---------  ---------   ---------  ---------  ---------
   Total interest bearing liabilities                627       (131)       496        (218)      (171)      (389)
                                                ---------  ---------  ---------   ---------  ---------  ---------
Gross interest margin on a
  taxable equivalent basis                          $699       ($72)      $627        $600      ($489)      $111
                                                =========  =========  =========   =========  =========  =========

     Less taxable equivalent adjustment                                      3                                 7
                                                                      ---------                         ---------
Gross interest margin                                                     $624                              $104
                                                                      =========                         =========

                             PEOPLES STATE BANK

NONINTEREST REVENUES AND NONINTEREST EXPENSES

     Table 5 presents noninterest revenue and noninterest expense for the five years ended December 31, 1994. Most of the increase in other noninterest revenue in 1994 is from $86 thousand received from Pasco County in connection with the settlement of a lawsuit. In noninterest expenses, there was a large swing in other real estate owned, net. In 1992 and 1993 there were expenses of $321 thousand and $100 thousand, respectively while there were net recoveries of $52 thousands on the sale of other real estate in 1994.

TABLE 5 - NONINTEREST REVENUES AND NONINTEREST EXPENSES
                                                For the year ended December 31,
                                     -----------------------------------------------------
                                       1994       1993       1992       1991       1990
(In thousands)                       ---------  ---------  ---------  ---------  ---------
Noninterest revenues:
  Service charges on demand accounts     $279       $248       $258       $257       $168
  Gain on sale of investments, net          3          1          -         65          -
  Other                                   223        106         86        104         51
                                     ---------  ---------  ---------  ---------  ---------
      Total                              $505       $355       $344       $426       $219
                                     =========  =========  =========  =========  =========
Noninterest expenses:
  Compensation                         $1,383     $1,230       $971       $887       $770
  Occupancy                               219        229        245        232        215
  Data processing                         115        132        109         95         74
  Advertising                              82         90         54         49         35
  Real estate taxes                        56         78         54         73         63
  Supplies                                 69         71         44         48         55
  Professional fees                       118        110         74         95         40
  Insurance, including regulatory
    assessment                            290        234        188        166         98
  Correspondent bank charges              108         90         89         76         59
  Other real estate owned, net            (52)       100        321         56          -
  Other                                   315        274        227        195        154
                                     ---------  ---------  ---------  ---------  ---------
    Total                              $2,703     $2,638     $2,376     $1,972     $1,563
                                     =========  =========  =========  =========  =========

                             PEOPLES STATE BANK

INVESTMENT SECURITIES

     Table 6 presents the book value of investment securities for the last three years. Investment securities increased substantially from $11.6 million at December 31, 1992 to $44.7 million at December 31, 1994. $30 million of the increase in U.S. Treasury securities in 1994 came from investing the funds obtained in the branch acquisition from Community First Bank.

TABLE 6 - TOTAL SECURITIES
                                                       Book value
                                                     at December 31,
                                               ----------------------------
(In thousands)                                   1994      1993      1992
                                               --------  --------  --------
Total securities:
  U.S. Treasury and federal agency securities  $42,141   $16,441    $8,133
  Other securities                               2,527     2,386     3,513
                                               --------  --------  --------
     Total                                     $44,668   $18,827   $11,646
                                               ========  ========  ========

LOANS

     Table 7 details the Bank's loan portfolio at year-end for the last five years. The composition of the portfolio has experienced identifiable trends over the last five years. Commercial loans have declined from 15.1% of the total portfolio at December 31, 1990 to 6.9% at year-end 1994. Over the same time period residential real estate loans have gone from 18.5% of the portfolio to 31.7%. Commercial real estate and other consumer loans have remained relatively unchanged as a percent of the total portfolio. $4.1 million of the increase in residential real estate loans in 1994 was the result of loans purchased from Community First Bank. These loans carried an adjustable rate with an average yield of 7-3/4%.

TABLE 7 - COMPOSITION OF LOAN PORTFOLIO
                                                          At December 31
                                        -----------------------------------------------------
                                          1994       1993       1992       1991       1990
(In thousands)                          ---------  ---------  ---------  ---------  ---------

Commercial, financial and agriculture     $4,836     $4,214     $6,323     $7,355     $6,652
                                        ---------  ---------  ---------  ---------  ---------
Commercial real estate:
  Mortgage                                35,429     32,858     30,318     28,682     23,584
  Construction                             2,112        504        761        437        997
                                        ---------  ---------  ---------  ---------  ---------
    Total commercial real estate          37,541     33,362     31,079     29,119     24,581
                                        ---------  ---------  ---------  ---------  ---------
Consumer:
  Residential first mortgages             22,355     14,573     12,741     13,314      8,132
  Other residential mortgages                838        824        650        589        398
  Other consumer                           4,975      4,548      5,239      4,388      4,345
                                        ---------  ---------  ---------  ---------  ---------
    Total consumer                        28,168     19,945     18,630     18,291     12,875
                                        ---------  ---------  ---------  ---------  ---------
    Total                                 70,545     57,521     56,032     54,765     44,108
Less unearned income                         217        201        187        207        187
                                        ---------  ---------  ---------  ---------  ---------
    Total loans, net                     $70,328    $57,320    $55,845    $54,558    $43,921
                                        =========  =========  =========  =========  =========

                             PEOPLES STATE BANK

     The Bank extends credit to its customers structured either as floating or fixed rate instruments. Of the Bank's total portfolio of $70.5 million at December 31, 1994, 69.8% carry a variable rate. Of these, 44% will reprice in one year or less (primarily commercial loans tied to prime and one year ARM residential loans) and 56% will reprice in five years or less. Less than 4% of the total portfolio contains repricing dates greater than five years in the future. Table 3 contains repricing data for selected loan categories.

ASSET QUALITY

     Nonperforming assets include non-accrual loans, loans restructured because of the debtors financial difficulties, foreclosed properties and repossessions. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful or when a loan becomes contractually past due ninety days or more with respect to principal or interest. Table 8 presents nonperforming assets and loans past due 90 days or more for the last five year-ends.

TABLE 8 - NONPERFORMING ASSETS

                                                   1994       1993       1992       1991       1990
(in thousands)                                   ---------  ---------  ---------  ---------  ---------

Nonaccrual loans                                      $49     $1,256     $1,371     $1,250       $397
Restructured loans                                      -          -          -          -          -
                                                 ---------  ---------  ---------  ---------  ---------
   Total nonperforming loans                           49      1,256      1,371      1,250        397

Foreclosed properties                                 250        244        722        773         24
Repossessions                                           -          -          -          -          -
                                                 ---------  ---------  ---------  ---------  ---------
    Total nonperforming assets                       $299     $1,500     $2,093     $2,023       $421
                                                 =========  =========  =========  =========  =========

Nonperforming assets to total loans, net of
 unearned income, foreclosed properties
 and repossessions                                   0.43%      2.62%      3.75%      3.85%      0.96%
                                                 =========  =========  =========  =========  =========

Accruing loans 90 days past due                         -          -          -          -          -
                                                 =========  =========  =========  =========  =========

     The Bank experience significant loan quality problems over the last five years which first began to surface in 1991. Most of the problems related to commercial loans and more specifically loans related to restaurants and commercial vehicle floor plans. Management has worked diligently to correct the situation and has been reducing its exposure to commercial loans and increased lending to secured residential real estate loans. Table 9 presents selected information with respect to foreclosed property at December 31, 1994.

                             PEOPLES STATE BANK

TABLE 9 - COMPOSITION OF FORECLOSED PROPERTY
                                                    At December 31, 1994
                                               -------------------------------
                                               Carrying    Percent   Appraised  Coverage
(In thousands)                                   Value    of total     value      ratio
                                               ---------  ---------  ---------  ---------
Land/lots                                           $30      12.00%       $60
Commercial building                                 220      88.00%       230
                                               ---------  ---------  ---------
                                                   $250     100.00%      $290
                                               =========  =========  =========

Allowance for foreclosed property losses           $250                  $290     116.00%
                                               =========             =========  =========

ALLOWANCE FOR LOAN LOSSES

     At December 31, 1994 the allowance for loan losses was $900 thousand, or 1.28% of total loans, compared to $911 thousand, or 1.59% at December 31, 1993 and $924 thousand, or 1.65% at December 31, 1992. Although the allowance as a percent of total loans has decreased since 1992, the coverage of nonperforming assets has increased from 44.2% in 1992 to 301.0% at year-end 1994 as a result of improving credit quality. Charge-offs were abnormally high in 1993 as the Bank charged off many of the problems discovered beginning in late 1991. Management considers the allowance to be adequate at December 31, 1994 although adequacy of the reserve is determinable only on an approximate basis since estimation of the magnitude and timing of loan losses involves subjective judgment.

                             PEOPLES STATE BANK

TABLE 10 - ALLOWANCE FOR LOAN LOSSES
                                                           Year Ended December 31
                                             ------------------------------------------------
                                               1994      1993      1992      1991      1990
(In thousands)                               --------  --------  --------  --------  --------

Balance at beginning of period                  $911      $924      $520      $437      $263
                                             --------  --------  --------  --------  --------
Loans charged off:
  Commercial, financial and agricultural         134        80        94       114        23
  Commercial real estate mortgage                106       237         -        59        19
  Commercial real estate construction              -         -         -         -         -
  Installment                                      1        16         3         6         3
                                             --------  --------  --------  --------  --------
Total charge-offs                                241       333        97       179        45
                                             --------  --------  --------  --------  --------
Recoveries of loans previously charged off:
  Commercial, financial and agricultural          14         3         -         -         -
  Commercial real estate mortgage                  -         -         -         -         -
  Commercial real estate construction             74        10         -         -         -
  Installment                                      3         -         -         -         -
                                             --------  --------  --------  --------  --------
Total recoveries                                  91        13         -         -         -
                                             --------  --------  --------  --------  --------
Net charge-offs                                  150       320        97       179        45
                                             --------  --------  --------  --------  --------
Addition to allowance charged to expense         139       307       501       262       219
                                             --------  --------  --------  --------  --------
Balance at end of period                        $900      $911      $924      $520      $437
                                             ========  ========  ========  ========  ========
Loans net of unearned income,
  outstanding for the period                 $70,328   $57,320   $55,845   $54,558   $43,921
                                             ========  ========  ========  ========  ========
Average loans net of unearned income,
  outstanding for the period                 $61,503   $53,841   $53,864   $48,204   $38,333
                                             ========  ========  ========  ========  ========
Ratios:
  Allowance at end of period to loans,
    net of unearned income                      1.28%     1.59%     1.65%     0.95%     0.99%
  Allowance at end of period to average
    loans net of unearned income                1.46%     1.70%     1.72%     1.08%     1.15%
  Allowance at end of period to
    nonperforming loans                      1859.18%    72.53%    67.40%    41.60%   110.08%
  Allowance at end of period to
    nonperforming assets                      301.00%    60.73%    44.15%    25.70%   103.80%
  Net charge-offs to average loans,
    net of unearned income                      0.24%     0.59%     0.18%     0.37%     0.12%
  Net charge-offs to allowance at
    end of period                              16.67%    34.91%    10.50%    34.42%    10.30%
  Recoveries to prior year charge-offs         28.62%    13.40%        -         -         -

                             PEOPLES STATE BANK

TABLE 11 - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                              At December 31, 1994
                                          --------------------------
                                                         Percentage
                                                         of loans in
                                                          category
                                           Allowance      to total
                                          allocation        loans
(In thousands)                            -----------    -----------

Commercial                                       $85           9.38%
                                          -----------    -----------
Commercial real estate:
  Mortgage                                       458          50.69%
  Construction                                     -              -
                                          -----------    -----------
     Total commercial real estate                458          50.69%
                                          -----------    -----------
Consumer:
  Residential first mortgage                     116          32.87%
  Other residential mortgages                      -              -
  Other consumer                                  64           7.06%
                                          -----------    -----------
     Total consumer                              180          39.93%
                                          -----------    -----------
Unfunded commitments                               -              -
Standby letters of credit                          -              -
Unallocated                                      177              -
                                          -----------    -----------
                                                $900         100.00%
                                          ===========    ===========

DEPOSITS

     Table 12 presents average deposits for 1990 through l994. Non-interest bearing demand deposits over the five years have ranged from 10.4% to 11.3% of total deposits. Interest-bearing demand deposits have ranged between 19.1% and 24.9% of total deposits. Retail certificates of deposit have been the largest funding source representing between 53.9% and 39.2% of total deposits. Certificates of deposit peaked in 1992, then declined in 1993 as interest rates declined, and rose again in 1994 as interest rates rose. The large increase in deposits in 1994 came from a branch acquisition from Community First Bank.

                             PEOPLES STATE BANK

TABLE 12 - AVERAGE DEPOSITS


                                                      Year Ended December 31,
                                       -----------------------------------------------------
(In thousands)                           1994       1993       1992       1991       1990
                                       ---------  ---------  ---------  ---------  ---------
Noninterest-bearing demand               $9,969     $8,228     $6,138     $5,467     $4,836
Interest-bearing demand                  21,912     18,439     15,225     12,089      8,905
Savings                                  11,140      9,349      5,426      2,762      1,523

Time:
  Retail                                 36,654     28,257     37,370     28,435     25,185
  Individual retirement accounts          1,383        954        995        897        542
  Other                                     100        100         64          -          -
                                       ---------  ---------  ---------  ---------  ---------
    Total time                           38,137     29,311     38,429     29,332     25,727
                                       ---------  ---------  ---------  ---------  ---------
Certificates of deposit -
  $100,000 or more                        6,839      6,768      7,440      7,625      5,704
                                       ---------  ---------  ---------  ---------  ---------
    Total                               $87,997    $72,095    $72,658    $57,275    $46,695
                                       =========  =========  =========  =========  =========

INTEREST RATE SENSITIVITY

     Interest rate sensitivity is the relationship between market interest rates and net interest income due to the pricing of certain assets and liabilities. If more assets than liabilities reprice within a given period, an asset sensitive position is created. When an institution is in an asset sensitive position, a decline in market rates will have a negative impact on net interest income. Alternatively, when liabilities reprice more quickly than assets in a given period, a liability sensitive position exists and a decline in interest rates will increase net interest income. One way to reduce the adverse effect of market rate fluctuations on net interest income is to minimize the difference between rate sensitive assets and liabilities, referred to as gap, by maintaining a balanced interest rate sensitivity position. Matching interest sensitivity will reduce some of the risks from adverse changes in market rates; it will not guarantee a stable net interest spread because yields and rates may change simultaneously but by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched.

     The Bank, through its Asset/Liability Committee, monitors its interest sensitivity position and provides guidance in the management of such position. It is the Bank's objective to maintain a reasonably balanced position with respect to interest rate sensitivity of assets and liabilities in order to reduce the risk of an unfavorable impact to the income statement and maintain a more stable net interest spread. The Bank's interest sensitivity position at December 31, 1994, is presented in Table 13. It should be noted that the interest sensitivity position is presented at a point in time and can be altered by management as changing conditions dictate.

                             PEOPLES STATE BANK

TABLE 13 - INTEREST RATE SENSITIVITY ANALYSIS
                                                      91 days to  Due after   Due after
                                           90 days     one year   1-5 years    5 years      Total
(Dollars in thousands)                    ----------  ----------  ----------  ----------  ----------
Interest sensitive assets:
  Investment securities                      $1,977     $14,716     $25,801      $2,174     $44,668
  Loans, net of unearned income              18,736      16,151      32,265       3,176      70,328
                                          ----------  ----------  ----------  ----------  ----------
    Total interest sensitive assets          20,713      30,867      58,066       5,350     114,996
                                          ----------  ----------  ----------  ----------  ----------
Interest sensitive liabilities:
  Demand accounts                            22,765           -           -           -      22,765
  Savings accounts                           12,826           -           -           -      12,826
  Time deposits                               6,377      18,856      27,603           -      52,836
  Certificates of deposit over $100,000       3,938       2,747       2,674           -       9,359
  Other borrowed money                        5,673           -           -           -       5,673
                                          ----------  ----------  ----------  ----------  ----------
    Total interest sensitive liabilities     51,579      21,603      30,277           -     103,459
                                          ----------  ----------  ----------  ----------  ----------
Rate sensitivity gap:
  Dollar amount                            ($30,866)     $9,264     $27,789      $5,350     $11,537
                                          ==========  ==========  ==========  ==========  ==========

  Percent of total earning assets           (149.02)%     30.01%      47.86%      10.03%
  Cumulative dollar amount                 ($30,866)   ($21,602)     $6,187     $11,537

TABLE 14 - SELECTED LOAN SENSITIVITY TO CHANGES IN INTEREST RATES
                                                             At December 31, 1994
                                          -----------------------------------------------------------
                                                      Repricing after
                                                       one year but         Repricing
                                          Repricing  within five years   after five years
                                           in one   ------------------- -------------------
                                           year or    Fixed   Variable    Fixed   Variable
(In thousands)                              less      Rate      Rate       Rate      Rate     Total
                                          --------- --------- --------- --------- --------- ---------
Commercial, financial and agriculture       $6,674    $4,680         -       277        51   $11,682
Real estate - construction                  15,145    14,100    27,076     2,235       307    58,863
                                          --------- --------- --------- --------- --------- ---------
   Total                                   $21,819   $18,780   $27,076    $2,512      $358   $70,545
                                          ========= ========= ========= ========= ========= =========

                             PEOPLES STATE BANK

LIQUIDITY

     Liquidity is the ability to raise funds to support asset growth, meet deposit withdrawals, fund customers' legitimate borrowing needs, satisfy maturities of short-term borrowings, and maintain reserve requirements. Liquidity needs can be met from either assets or liabilities. On the asset side, the primary sources of liquidity are cash and due from banks, time deposits with banks, federal funds sold and securities purchased under agreements to resell, short-term marketable investment securities and scheduled repayments and maturities of loans. On the liability side, the principal sources of liquidity are deposit growth, the maturity distribution of purchased funds and the accessibility to money and capital markets.

The Bank monitors its liquidity position continuously in relation to changes in long-term and short-term interest rates. Maturity distribution and interest sensitivity of assets and liabilities are adjusted in response to those changes. The Bank has historically maintained adequate liquidity.

TABLE 15 - SECURITIES RELATIVE MATURITIES AND WEIGHTED AVERAGE YIELDS
                                                            Due                  Due
                                      Due               after one but        after five but          Due
                                 within one year      within five years    within ten years     after 10 years
                               -------------------  -------------------  -------------------  -------------------
                                Amount     Yield     Amount     Yield     Amount     Yield     Amount     Yield
(Dollars in thousands)         ---------  --------  ---------  --------  ---------  --------  ---------  --------
 Total securities:
  U.S. Treasury and federal
    agency securities           $13,789      5.20%   $26,805      6.02%    $1,918      5.56%         -         -
  Other securities                  120      4.10%       951      5.31%       270      5.97%       815      5.97%
                               ---------  --------  ---------  --------  ---------  --------  ---------  --------
     Total                      $13,909      5.90%   $27,756      6.00%    $2,188      5.61%      $815      5.97%
                               =========  ========  =========  ========  =========  ========  =========  ========

Percent of total portfolio        31.20%               62.10%                4.90%                1.80%
                               =========            =========            =========            =========

TABLE 16 - MATURITY OF DEPOSITS $100,000 OR MORE

                                                At December 31,
                                       -------------------------------
(In thousands)                            1994       1993       1992
                                       ---------  ---------  ---------
Three months or less                     $3,938     $2,922     $2,872
Over three through twelve months          2,747      2,290      2,151
Over one year through five years          2,674      1,423      1,842
                                       ---------  ---------  ---------
    Total                                $9,359     $6,635     $6,865
                                       =========  =========  =========

                             PEOPLES STATE BANK

CAPITAL

     The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1994, the Bank was required to have a minimum total capital to risk based assets ratio of 8%. At December 31, 1994, the Bank's actual total capital to risk based assets and equity capital ratios was 11.35%.

TABLE 17 - CAPITAL RATIOS

                                                         At December 31,
                                                      ----------------------
                                                         1994        1993
(In thousands)                                        ----------  ----------
Risk adjusted capital ratio:
 Total assets                                          $123,014     $83,948
 Adjusted allowance for loan losses                         900         911
 Adjustment for risk weighting of balance sheet items   (58,834)    (28,640)
 Adjustment for off-balance sheet items                   5,524       3,535
   Less certain intangible assets                          (487)          -
                                                      ----------  ----------
     Total risk-adjusted assets                          70,117      59,754
                                                      ----------  ----------
Shareholders' equity                                      7,548       6,321
  Less certain intangible assets                           (487)          -
                                                      ----------  ----------
Tier 1 capital                                            7,061       6,321
                                                      ----------  ----------
Adjusted allowance for loan losses                          900         911
Qualifying long term debt                                     -           -
                                                      ----------  ----------
Tier 2 capital                                           $7,961      $7,232
                                                      ==========  ==========

Tier 1 capital to total risk-adjusted assets              10.07%      10.58%
Total capital to total risk-adjusted assets               11.35%      12.10%

Other capital ratios:
  Leverage                                                 5.75%       8.12%
  Equity to assets                                         6.14%       7.53%

                             PEOPLES STATE BANK

TABLE 18 - RATES OF INTERNAL CAPITAL GENERATION
                                                    At December 31,
                                  -----------------------------------------------------
                                    1994       1993       1992       1991       1990
(Dollars in thousands)            ---------  ---------  ---------  ---------  ---------

Return on average assets              1.18%      0.97%      0.66%      0.88%      0.62%

Average equity to average assets      6.63%      7.77%      7.64%      7.63%      8.38%

Return on average equity             17.76%     12.52%      8.61%     11.59%      7.42%

Earnings retention ratio            100.00%    100.00%    100.00%    100.00%    100.00%

          COMPARISON OF RIGHTS OF PEOPLES AND SUNTRUST SHAREHOLDERS

     SunTrust is a business corporation organized under the Georgia Business Corporation Code (the "GBCC"). Peoples is a bank organized under the Florida Business Corporations Act and Chapter 658, Florida Statutes (the "Florida Code"). Peoples Shareholders, whose rights as shareholders are currently governed by the Florida Code and the Peoples Articles of Incorporation and By-laws, will become, upon consummation of the Merger, shareholders of SunTrust. Their rights as shareholders of SunTrust will be governed by the GBCC and the SunTrust Articles of Incorporation and By-laws. Certain differences between the rights of Peoples Shareholders and SunTrust Shareholders are summarized below. The summary does not purport to be a complete statement of the rights of Peoples Shareholders as compared with the rights of SunTrust Shareholders. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the Florida Code, the GBCC, and the respective Articles of Incorporation and By-laws of SunTrust and Peoples.

     Changes in Control

     SunTrust. Certain provisions of the SunTrust Articles of Incorporation and By-laws may have the effect of preventing, discouraging or delaying any change of control of SunTrust. These provisions include the authority to issue preferred stock with such rights and privileges as the Board of Directors may deem appropriate from time to time, provisions for the classification of the SunTrust Board of Directors and provisions relating to certain business combinations. In addition, the SunTrust By-laws require a vote of two-thirds of the full Board of Directors following specified notice, or of 75% of the full Board of Directors, in order to approve certain actions relating to business combinations involving SunTrust, changes in the terms of employment of the Chairman of the Board, President or Chief Executive Officer of SunTrust and the designation of management nominees to the Board of Directors of SunTrust. The authority of the Board of Directors to issue preferred stock with such rights and privileges, including voting rights, dividend, redemption and conversion rights, may enable the Board of Directors to prevent a change in control despite a shift in ownership of SunTrust Common Stock. The classification of the SunTrust Board of Directors pursuant to which one-third of the directors of SunTrust are elected each year for a three-year term, and the special Board of Directors voting provisions, may delay the ability of dissatisfied SunTrust Shareholders or anyone who obtains a controlling interest in SunTrust Common Stock to elect a new Board of Directors and to exercise control of SunTrust. The provisions of the SunTrust Articles of Incorporation relating to certain business combinations (the "Fair Price Provisions") may have the effect of deterring or making more difficult a change in control or acquisition of SunTrust.

     The Fair Price Provisions contained in the SunTrust Articles of Incorporation are summarized below. The Fair Price Provisions require that certain business combinations involving an Interested Shareholder (as defined in the Articles of Incorporation to include a person who beneficially owns (as defined in the Articles of Incorporation) 10% or more of SunTrust Common Stock) be approved by the holders of at least 75% of the outstanding shares of SunTrust Common Stock, including the approval of the holders of at least 75% of the outstanding shares of SunTrust Common Stock that are not owned by the Interested Shareholder, unless either 75% of the entire SunTrust Board of Directors approves the transaction or certain minimum price criteria and procedural safeguards are satisfied. These transactions include any merger or consolidation of SunTrust into an Interested Shareholder or any affiliates thereof, any sale of more than $1 million in assets of SunTrust to an Interested Shareholder or any affiliate thereof, any recapitalization or reclassification of SunTrust securities or similar transaction increasing the percentage of ownership by an Interested Shareholder or any proposal for the liquidation of SunTrust.

     The Fair Price Provisions require that a business combination involving any Interested Shareholder which does not receive the required director or shareholder vote must meet certain fair price criteria. Those criteria require, among other things, that the second step consideration in a two-tier bid be at least equal to the highest of the following four computations:

     (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of SunTrust Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposed business combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder;

     (ii) the highest fair market value per share of SunTrust Common Stock during the 30-day period ending on the Announcement Date or during the 30-day period ending on the date on which the Interested Shareholder became an Interested Shareholder;

     (iii) the price per share equal to the highest fair market value per share as determined in clause (ii) above, multiplied by the ratio of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of SunTrust Common Stock acquired during the two-year period preceding the Announcement Date, to (2) the fair market value of the SunTrust Common Stock on the date on which the Interested Shareholder made its first purchase of shares of SunTrust Common Stock during the two-year period; and

     (iv) the book value per share of SunTrust Common Stock on the last day of the month preceding the consummation of the business combination multiplied by the ratio of (1) the highest price per share paid by the Interested Shareholder, as determined in clause (i) above, to (2) the book value per share of SunTrust Common Stock on the last day of the month preceding the date on which the highest price as determined pursuant to clause (i) above was based.

     In addition, the consideration paid for SunTrust Common Stock in a business combination must be either cash or the same form of consideration paid by the Interested Shareholder to acquire the largest number of shares of SunTrust Common Stock previously acquired by it. Moreover, the Interested Shareholder must not (i) have acquired, after having become an Interested Shareholder, additional shares of SunTrust Common Stock, (ii) have received the benefit of financial assistance from SunTrust or (iii) have made or failed to make certain changes in SunTrust dividend payments.
     The Fair Price Provisions are designed to discourage attempts to take over SunTrust by utilizing two-tier pricing tactics or by acquiring less than all of SunTrust's outstanding shares. The provisions were adopted in response to the occurrence of non-negotiated attempts to take over publicly owned corporations. These attempts typically involve the accumulation of a substantial block of the target corporation's stock by the purchaser or a tender offer by the purchaser to obtain a major stock interest in the target corporation, followed by a merger or other reorganization of the acquired company on terms determined entirely by the purchaser. The terms of these attempts may include two-tier pricing, which is the practice of paying cash to acquire a controlling interest in a company and acquiring the remaining equity interest by paying the remaining shareholders a price that is lower than the price paid to acquire the controlling interest or by utilizing a different form of consideration for payment to the remaining shareholders than was used to purchase the controlling interest.

     While the terms of such a non-negotiated takeover could be fair to SunTrust Shareholders, negotiated transactions may result in more favorable terms to SunTrust Shareholders because of factors such as timing of the transaction, the tax effects on the shareholders and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arms-length rather than dictated by the purchaser.

     Although the federal securities laws and regulations applicable to certain of the business combinations covered by the Fair Price Provisions require that disclosure be made to shareholders of the terms of such a transaction, these laws do not assure shareholders that the financial terms of the business combination will be fair to them or that they can effectively prevent its consummation. The Fair Price Provisions are intended to address some of the effects of these gaps in federal and state laws and prevent some of the potential inequities of certain acquisitions that involve two or more steps. The Fair Price Provisions require that, in order to complete a business combination that is not approved by a 75% vote of the entire SunTrust Board of Directors, an Interested Shareholder must obtain the affirmative vote of the holders of at least 75% of the outstanding SunTrust Common Stock held by SunTrust Shareholders other than the Interested Shareholder, or meet the minimum price and procedural requirements of the Fair Price Provisions.

     Due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally may discourage attempts to acquire control of SunTrust. As a result, holders of SunTrust Common Stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the Fair Price Provisions would give veto power to the holders of a minority of SunTrust Common Stock with respect to certain business combinations that are opposed by more than 25% of the SunTrust Board of Directors, but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any such business combination not receiving the requisite approval of SunTrust Shareholders or of directors, the minimum price provisions of the Fair Price Provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.
     The Articles of Incorporation of SunTrust also contain provisions (the "Business Judgment Provisions") that require the SunTrust Board of Directors, when evaluating certain offers to purchase the equity securities of SunTrust, to consider certain factors in addition to the consideration offered in the acquisition proposal in relation to the market price of SunTrust's securities or assets. The factors include, among others, the estimate by the Board of Directors of the future value of SunTrust as an independent entity, the desirability of maintaining SunTrust as an independent entity and the impact of the proposed transaction on SunTrust's employees and customers and upon the communities in which SunTrust and its subsidiaries operate. The Peoples Articles of Incorporation does not contain comparable provisions.
     Peoples. The Florida Code restricts the amount of voting stock of a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, Peoples Shareholders are less likely to benefit from the rapid increases in stock prices that often result from tender offers or similar efforts to acquire control of other companies.

     Pursuant to the Florida Code, no person or group of persons may, directly or indirectly or acting by or through one or more persons, purchase or acquire a controlling interest in any bank which would result in the change in control of that bank unless the Florida Banking Department first shall have approved such proposed acquisition. A person or group will be deemed to have acquired "control" of a bank if he, she or it, directly or indirectly, or, acting through one or more other persons, (i) owns, controls or has power to vote 25% or more of any class of voting securities of the bank, (ii) controls in any manner the election of a majority of the directors of the bank, or (iii) exercises a controlling influence over the management or policies of the bank (as otherwise determined by the Florida Banking Department). Florida law creates a rebuttable presumption of control if a person or group acquires 10% or more of a bank's voting stock and if one or more other "control factors" set forth in the statute are present. Consequently, Florida law requires that the Florida Banking Department grant its approval before a change in control in the ownership of Peoples may be effected.

     In contrast to the SunTrust Articles of Incorporation and Bylaws, the Peoples Articles of Incorporation do not contain provisions that serve to restrict, prevent or delay any change in control if the merger or acquisition has been approved by the majority vote of the directors of Peoples. The Peoples Bylaws includes a provision that requires the affirmative vote of the holders of two-thirds of the outstanding shares of Peoples Common Stock to approve a merger or acquisition of Peoples unless the merger or acquisition has been approved by the majority vote of the directors of Peoples. The Peoples Board of Directors unanimously approved the Merger. Consequently, a majority of the outstanding shares of Peoples must approve the Merger.

     Anti-Takeover Statutes

     The GBCC contains fair price requirements applicable to certain mergers with certain interested shareholders and restricts certain business combinations with interested shareholders. These statutory requirements restrict business combinations with, and the accumulation of shares of voting stock of, certain Georgia corporations. In accordance with the provisions of these statutes, SunTrust must elect to be covered by the restrictions imposed by these statutes. SunTrust has not elected to be covered by such statutes, but it could do so by action of its Board of Directors at any time.

     The Florida Code does not contain similar protections applicable to state banks.

     Amendment of Articles of Incorporation

     Generally, the GBCC requires a majority vote of the outstanding shares entitled to vote to amend articles of incorporation unless the articles of incorporation, the board of directors or the GBCC provides otherwise. The SunTrust Articles of Incorporation requires an affirmative vote by a least 75% of the shares entitled to vote (other than shares held by any Interested Shareholder) to alter or amend the provisions of the Articles of Incorporation of SunTrust relating to transactions with any Interested Shareholder.

     The Florida Code also requires a majority vote of the outstanding shares to amend articles of incorporation. The Peoples' By-laws require the affirmative vote of at least two-thirds of the shares of Peoples Common Stock to amend, alter or rescind the provisions relating to mergers and acquisitions as described above; but in all other instances the Articles of Incorporation may be amended by a majority vote of the outstanding shares.

     Certain Voting Rights

     Under the GBCC, unless the articles of incorporation specify otherwise, a board of directors need not submit a plan of merger to the shareholders of the surviving corporation if (i) the merger will not effect any change in or amendment to the articles of incorporation of the surviving corporation, (ii) each share of the surviving corporation outstanding immediately prior to the effectiveness of the merger is to remain outstanding and unchanged after the merger, and (iii) either no new shares of the surviving corporation are to be issued or any such shares to be issued can be issued by the board of directors without further authorization by the shareholders. The NYSE, however, may require shareholder approval as a prerequisite to listing shares to be issued in certain merger or other acquisition transactions, such as when the transaction would result in the present or potential increase of 18.5% or more in the outstanding shares of common stock of the acquiring corporation.

     The GBCC provides that unless the articles of incorporation specify otherwise, a plan of merger submitted to shareholders requires the affirmative vote of a majority of the shares entitled to vote to adopt such a plan. The Florida Code requires an affirmative vote of a majority of the shares entitled to vote to adopt a plan of merger.

     As described more fully above, the SunTrust Articles of Incorporation require a special shareholder vote to approve certain business combinations, including mergers, consolidations and sales of assets, involving certain Shareholders. Unless a merger or acquisition has been approved by a majority vote of the Peoples Board of Directors, the merger must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Peoples Common Stock.

     Dividends

     A Georgia corporation may pay dividends out of unreserved and unrestricted earned surplus, out of net earnings for the fiscal year in which declared or out of the net earnings of the next preceding fiscal year, or out of capital surplus if certain conditions are met and the shareholders are notified concurrently that the distribution is from capital surplus. The SunTrust Articles of Incorporation authorize distributions out of capital surplus.

     The Florida Code provides that the board of directors of a bank, after charging off bad debts, depreciation, and other worthless assets if any, and making provision for reasonably anticipated future losses on loans and other assets, may quarterly, semiannually, or annually declare a dividend of so much of the aggregate of the net profits of that period combined with its retained net profits of the preceding 2 years as they shall judge expedient, and, with the approval of the Florida Department, any bank or trust company may declare a dividend from retained net profits which accrued prior to the preceding 2 years, but each bank or trust company shall, before the declaration of a dividend on its common stock, carry 20 percent of its net profits for such preceding period as is covered by the dividend to its surplus fund, until the same shall at least equal the amount of its common and preferred stock then issued and outstanding. No bank or trust company shall declare any dividend at any time at which its net income form the current year combined with the retained net income from the preceding 2 years is a loss or which would cause the capital accounts of the bank or trust company to fall below the minimum amount required by law, regulation, order, or any written agreement with the department or a state or federal regulatory agency.

     Boards of Directors

     As permitted by the GBCC, the SunTrust By-laws divide the SunTrust Board of Directors into three classes serving staggered three-year terms, with the terms of one class of directors to expire each year. The classification of the SunTrust Board of Directors means that approximately one-third of the SunTrust Board of Directors is elected each year, with the result that it would take two annual meetings of SunTrust Shareholders to change the majority of the members constituting the SunTrust Board of Directors. The classification of directors has the effect of making it more difficult to change the composition of the board of directors. A classified board of directors can help promote the continuity and stability of management and policies because a majority of the directors at any given time will have prior experience as directors.

     In addition, the SunTrust By-laws provide that any or all of the SunTrust directors may be removed from office at any time with or without cause, but only by the affirmative vote of at least 75% of the shares entitled to vote (excluding any shares held by any Interested Shareholder). As previously described, the Peoples Articles of Incorporation and By-laws do not contain similar provisions. Under the Florida Code, the entire Board of Directors or any Director, may be removed without cause by the vote of a majority of shareholders entitled to vote at an annual meeting.

Peoples Shareholders Dissenters' Rights

     The following summary does not purport to be a complete statement of the procedure to be followed by Peoples Shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to Section 658.44, Florida Statutes, the full text of which is attached hereto as Exhibit B (the "Dissenter Provisions"). Since the preservation and exercise of dissenters' rights require strict adherence to the provisions of these laws, any Peoples Shareholder who desires to exercise such rights should review such laws carefully, timely consult his or her own legal advisors and strictly follow the Dissenter Provisions.

     Each outstanding share of Peoples Common Stock, the holder of which has demanded and perfected his or her demand for payment of the fair value of such share in accordance with the Dissenter Provisions, and who has not effectively withdrawn or lost his or her right to such payment, shall not be converted into shares of SunTrust Common Stock, but shall represent only rights granted with respect to such dissenting Peoples Common Stock purusant to the Dissenter Provisions. By perfecting demand for payment in accordance with the Dissenter Provisions, such shareholder shall not be entitled to receive SunTrust Common Stock as a result of the Merger.

     Under the Dissenter Provisions, any holder of Peoples Common Stock shall be entitled to receive the fair value of his or her shares of such Common

Stock, in cash, if he or she shall have taken the following actions: (i) at any time before the vote is taken at the Peoples Meeting with respect to approval of the Merger, the holder furnishes written notice to Peoples of his or her dissent from the plan of merger and Agreements; or (ii) at the Meeting, the holder does not vote his or her shares, in person or by proxy, in favor of the Merger.

ANY PEOPLES SHAREHOLDER INTENDING TO DISSENT FROM THE MERGER AND TO DEMAND PAYMENT FOR HIS OR HER SHARES IF THE MERGER IS EFFECTUATED SHOULD DELIVER A WRITTEN NOTICE OF SUCH INTENTION, PRIOR TO THE VOTE ON SUCH MATTER, TO:

          PEOPLES STATE BANK
          6335 U.S. HIGHWAY 19
          NEW PORT RICHEY, FLORIDA 34652-2239
          ATTENTION: (MRS.) JOAN B. MURCKO, EXECUTIVE VICE PRESIDENT

NOTICE OF INTENT TO DISSENT MAY ALSO BE EFFECTED AT THE MEETING BY VOTING SUCH DISSENTING SHARES AGAINST THE MERGER AND AGREEMENTS OR BY DELIVERING A WRITTEN NOTICE OF SUCH INTENTION, PRIOR TO THE VOTE ON SUCH MATTER.


     After the effective date of the Merger, Peoples shall be entitled to determine an amount which it considers to be not more than the fair market of the Peoples Common Stock and which it will pay to the holders of all dissenting shares to the Merger. If the dissenting shareholder accepts the Peoples offer of fair value, payment for such shares will be made within 30 days after the effective date of the Merger. Should the dissenting shareholder object to the Peoples determination of fair value, fair value for such shares shall be determined as of the effective date of the Merger by three appraisers, one to be selected by the owners of at leasst two-thirds of such dissenting shares, one to be selected by the board of directors of the surviving entity of the Merger, namely, Peoples, and the third to be selected by the two appraisers so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. Should the appraisers fail to determine the value of such dissenting shares for any reason within 90 days of the effective date of the Merger, the Florida Banking Department shall cause an appraisal of such dissenting shares to be made which will be deemed to be final and binding on all parties. The appraisal expenses will be paid by Peoples, as the surviving state bank.

                   DESCRIPTION OF PEOPLES CAPITAL STOCK

     Pursuant to its Articles of Incorporation, Peoples is authorized to issue up to 1,000,000 shares of Peoples Common Stock, par value $5.00 per share, of which 407,258 shares were issued and outstanding at the record date.

     Each share of Peoples Common Stock is entitled to one vote on all matters presented to Peoples Shareholders. Cumulative voting is not permitted in the election of directors or in any other matter. Each share of Peoples Common Stock also is entitled to dividends, but only when and if declared by the Board of Directors. The right of Peoples to declare a dividend on Peoples Common Stock is restricted by the Agreements. Certain limitations under federal and Florida law apply to the payment of dividends by Peoples. Peoples has never declared and paid a dividend on its Common Stock, and is not expected to do so in the foreseeable future. There are preemptive rights to purchase Peoples Common Stock.

     As of January 31, 1995, Peoples had 203 shareholders of record. Peoples acts as the transfer agent for its Common Stock. Presently, there is no established market for Peoples Common Stock, and there should be no expectation that such a market will develop in the foreseeable future.

                    DESCRIPTION OF SUNTRUST CAPITAL STOCK

     SunTrust is authorized by its Articles of Incorporation to issue up to 350,000,000 shares of SunTrust Common Stock, par value $1.00 per share, of which 115,679,426 shares were issued and outstanding at December 31, 1994 and up to 50,000,000 shares of Preferred Stock, no par value, none of which were issued and outstanding on the date hereof.

SunTrust Common Stock

     Holders of SunTrust Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of SunTrust Shareholders and are not entitled to cumulate votes for the election of directors. The SunTrust By-laws divided the SunTrust Board of Directors into three classes with staggered three-year terms, with the members of one class elected each year. See "The Merger - Comparison of Rights of Peoples and SunTrust Shareholders." Holders of SunTrust Common Stock do not have preemptive rights to subscribe for or to purchase any additional shares of SunTrust. In the event of liquidation, holders of SunTrust Common Stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of SunTrust preferred stock. Holders of SunTrust Common Stock are entitled to receive dividends when declared by the SunTrust Board of Directors out of funds legally available therefor, subject to the rights of the holders of SunTrust preferred stock. The outstanding shares of SunTrust Common Stock are, and the shares of SunTrust Common Stock to be issued in connection with the Merger will be, when validly issued, fully paid and nonassessable.

     The transfer agent and registrar for SunTrust Common Stock is Trust Company Bank, Post Office Box 4625, Atlanta, Georgia, 30302-4625.
SunTrust Provisions Relating to Certain Business Combinations

     The Articles of Incorporation and By-laws of SunTrust include provisions relating to certain business combinations and providing for a supermajority vote on such business combinations and certain other matters. These provisions may render it more difficult to effect a change of control of SunTrust and, as a result, may have the effect of deterring a tender offer or other acquisition proposal involving SunTrust. For a discussion of the reasons for and the effects of these provisions, see "The Merger - Comparison of Rights of Peoples and SunTrust Shareholders."

           CERTAIN REGULATORY CONSIDERATIONS RELATING TO SUNTRUST

General

     As a bank holding company, SunTrust is subject to the regulation and supervision of the Federal Reserve Board. SunTrust's subsidiary banks (the "Subsidiary Banks") are subject to supervision and examination by applicable state and federal banking agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency (the "Comptroller") and the FDIC. The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     The BHCA currently prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. However, under recently enacted federal legislation, the restriction on interstate acquisitions will be abolished effective September 1995, and thereafter, bank holding companies from any state will be able to acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit de novo interstate branching.

     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

Payment of Dividends and Other Restrictions

     SunTrust is a legal entity separate and distinct from its subsidiaries, including the Subsidiary Banks. There are various legal and regulatory limitations under federal and state law on the extent to which SunTrust's subsidiaries, including its bank and bank holding company subsidiaries, can finance or otherwise supply funds to SunTrust.

     The principal source of SunTrust's cash revenues is dividends from its subsidiaries and there are certain limitations under federal, Georgia, Florida and Tennessee law on the payment of dividends by such subsidiaries. The prior approval of the Federal Reserve Board or the Comptroller, as the case may be, is required if the total of all dividends declared by any state member bank of the Federal Reserve System or any national banking association in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The relevant federal and state regulatory agencies also have authority to prohibit a state member bank or bank holding company, which would include SunBanks, Trust Company and Third National, or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice.

     Under Georgia law (which would apply to any payment of dividends by Trust Company Bank to Trust Company) the prior approval of the Georgia Commissioner of Banking and Finance is required before any cash dividends may be paid by a state bank if: (i) total classified assets at the most recent examination of such bank exceed 80% of the equity capital (as defined, which includes the reserve for loan losses) of such bank; (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; or (iii) the ratio of equity capital to adjusted total assets is less than 6%.

     Retained earnings of SunTrust's banking subsidiaries available for payment of cash dividends under all applicable regulations without obtaining governmental approval were approximately $389.4 million as of December 31, 1994.

     In addition, the Subsidiary Banks and their subsidiaries are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, SunTrust and its other subsidiaries. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

Capital Adequacy

     The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels whether because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies, SunTrust and each of the Bank Subsidiaries are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustment. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of SunTrust as of December 31, 1994 were 7.95% and 10.05%, respectively, exceeding the minimums required.

     In addition, each of the federal regulatory agencies has established a minimum leverage capital ratio (Tier 1 capital to average tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The Tier 1 leverage ratio of SunTrust as of December 31, 1994, was 6.68%, which is above the minimum requirements. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Support of Subsidiary Banks and Other Regulations

     Under Federal Reserve Board policy, SunTrust is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve Board policy, SunTrust may not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized" as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

     In addition, FDIC regulations require that management report on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

                                LEGAL OPINION

     The legality of the shares of SunTrust Common Stock to be issued upon consummation of the Merger will be passed upon for SunTrust by Raymond D. Fortin, Esq., Senior Vice President of SunTrust.

                             RELATIONSHIPS WITH
                 INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

     The audited consolidated financial statements of SunTrust Banks, Inc. and subsidiaries incorporated by reference in this Proxy Statement and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

     The financial statements of Peoples State Bank as of December 31, 1994 and 1993 and for each of the three year periods ended December 31, 1994 have been included in this Proxy Statement and elsewhere in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent public accountants, whose report thereon appears elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements refers to a change in the method of accounting for certain investments in debt and equity securities.

                        Independent Auditors' Report

The Board of Directors
Peoples State Bank:

We have audited the accompanying balance sheets of Peoples State Bank as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peoples State Bank at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in note 1 of the notes to the financial statements, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and equity Securities," as of January 1, 1994.

February 3, 1995

KPMG Peat Marwick LLP

PEOPLES STATE BANK
BALANCE SHEETS
                                                                     At December 31
                                                                 -----------------------
                                                                    1994         1993
(In thousands)<F1>                                               ----------   ----------
ASSETS
Cash and due from banks                                             $3,997       $2,453
Federal funds sold                                                       -        2,915
Securities available for sale                                       31,842       18,013
Securities held to maturity (market values of $12,511 and
  $834 in 1994 and 1993, respectively)                              12,826          814
Loans, net of allowance for losses of $900 and $911 in
  1994 and 1993, respectively                                       69,428       56,409
Building, furniture, and equipment, net                              2,189        2,190
Other real estate owned                                                250          244
Accrued interest receivable on investments                             584          284
Accrued interest receivable on loans                                   422          320
Deferred tax asset                                                     656          202
Income taxes receivable                                                  -           16
Core deposit premium                                                   487            -
Other assets                                                           333           88
                                                                 ----------   ----------
   Total assets                                                   $123,014      $83,948
                                                                 ==========   ==========
LIABILITIES
Deposits                                                          $109,217      $77,307
Accrued interest payable                                               659          147
Income taxes payable                                                   333            -
Federal funds purchased                                              1,970            -
Repurchase agreements                                                3,703            -
Other liabilities                                                      253          173
                                                                 ----------   ----------
   Total liabilities                                               116,135       77,627
                                                                 ----------   ----------
STOCKHOLDERS' EQUITY
Common stock, $5 par value 1,000,000 shares authorized
  and 407,258 and 400,008 shares issued and outstanding
  at December 31, 1994 and 1993, respectively                        2,036        2,000
Surplus                                                              1,542        1,501
Unrealized loss on securities available for sale, net                 (669)           -
Retained earnings                                                    3,970        2,820
                                                                 ----------   ----------
   Total shareholders' equity                                        6,879        6,321
Commitments
                                                                 ----------   ----------
   Total liabilities and shareholders' equity                     $123,014      $83,948
                                                                 ==========   ==========

<F1> See accompanying notes to financial statements.

PEOPLES STATE BANK - STATEMENTS OF OPERATIONS
                                                                  Year Ended December 31
                                                              -------------------------------
                                                                1994       1993       1992
(In thousands)<F1>                                            ---------  ---------  ---------
Interest income:
 Loans including fees                                           $5,355     $4,825     $5,322
 Federal funds sold                                               $146        $96        $83
 Investment securities, securities available for
  sale, and interest-bearing deposits                            1,440        902        703
                                                              ---------  ---------  ---------
     Total interest income                                       6,941      5,823      6,108
                                                              ---------  ---------  ---------
Interest expense:
 Deposits                                                        2,800      2,379      2,768
 Short-term borrowings                                              75          1          1
                                                              ---------  ---------  ---------
     Total interest expense                                      2,875      2,380      2,769
                                                              ---------  ---------  ---------
     Net interest income before provision for loan losses        4,066      3,443      3,339
Provision for loan losses                                          139        307        501
                                                              ---------  ---------  ---------
     Net interest income                                         3,927      3,136      2,838
                                                              ---------  ---------  ---------
Other operating income:
 Service charges on deposit accounts                               279        248        258
 Gain on sale of securities available for sale, net                  3          1          -
 Other income                                                      223        106         86
                                                              ---------  ---------  ---------
     Total other operating income                                  505        355        344
                                                              ---------  ---------  ---------
Other operating expenses:
 Compensation                                                    1,383      1,230        971
 Occupancy                                                         219        229        245
 EDP expense                                                       115        132        109
 Advertising and promotion                                          82         90         54
 Real estate taxes                                                  56         78         54
 Supplies                                                           69         71         44
 Professional fees                                                 118        110         74
 Insurance, including regulatory assessment                        290        234        188
 Correspondent bank charges                                        108         90         89
 Other real estate owned, net                                      (52)       100        321
 Other                                                             315        274        227
                                                              ---------  ---------  ---------
     Total other operating expenses                              2,703      2,638      2,376
                                                              ---------  ---------  ---------
     Income before income taxes and cumulative
      effect of change in accounting principle                   1,729        853        806
Income tax expense                                                 579        272        337
                                                              ---------  ---------  ---------
     Income before cumulative effect of change
      in accounting principle                                    1,150        581        469
Cumulative effect of change in accounting principle (note 7)         -        176          -
                                                              ---------  ---------  ---------
     Net income                                                 $1,150       $757       $469
                                                              =========  =========  =========

<F1> See accompanying notes to financial statements.

PEOPLES STATE BANK - STATEMENTS OF CASH FLOW
                                                                Year Ended Ended December 31
                                                               -------------------------------
                                                                 1994       1993       1992
(In thousands)<F1>                                             ---------  ---------  ---------
Cash flow from operating activities:
 Net income                                                      $1,150       $757       $469
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for loan losses                                        139        307        501
   Provision for losses on other real estate owned                    6         71        221
   (Gain) loss on sale of other real estate owned                  (125)        (2)       (17)
   (Gains) loss on sale and retirement of fixed assets, net           3         (3)         1
   Depreciation                                                     139        127        136
   Amortization of discounts and premiums on
    investments securities                                          123        149         70
   Amortization of core deposit premium                              13          -          -
   Gain on sale of securities                                        (3)        (1)         -
   (Increase) decrease in accrued interest receivable              (401)       (94)        16
   Decrease (increase) in other assets                             (246)         8        (55)
   Increase (decrease) in accrued interest payable                  512          7        (26)
   Increase (decrease) in income taxes payable                      333         (4)      (110)
   Decrease (increase) in income taxes receivable                    16        (16)         -
   Increase in other liabilities                                     79        107         24
   Deferred tax benefit                                             (51)      (202)         -
                                                               ---------  ---------  ---------
      Net cash provided by operating activities                   1,687      1,211      1,230
                                                               ---------  ---------  ---------
Cash flow from investing activities:
 Increase in loans, net of transfers to other real estate       (13,996)    (2,878)    (3,934)
 Purchase of securities available for sale                      (18,796)    (4,966)    (6,390)
 Purchase of mortgage-backed securities                               -     (8,834)      (994)
 Purchase of securities held to maturity                        (15,067)         -          -
 Maturity of securities held to maturity                          3,000          -      4,000
 Proceeds on sale of securities available for sale                1,996      5,913          -
 Proceeds from sale of building, furniture and equipment             24          3          -
 Capital expenditures                                              (164)      (815)       (31)
 Principal repayments of mortgage-backed securities               1,832        556          2
 Proceeds on sale of other real estate owned                        952      1,541        347
 Purchase premium of core deposits                                 (500)         -          -
                                                               ---------  ---------  ---------
      Net cash used in investing activities                     (40,719)    (9,480)    (7,000)
                                                               ---------  ---------  ---------
Cash flows from financing activities:
 Increase in demand, money-market, and savings accounts           5,789     10,240      6,068
 Increase (decrease) in certificates of deposit                  26,122       (592)    (1,822)
 Proceeds from exercise of stock options                             77         26          -
 Net increase in Federal funds purchased                          1,970          -          -
 Net increase in repurchase agreements                            3,703          -          -
                                                               ---------  ---------  ---------
      Net cash provided by financing activities                  37,661      9,674      4,246
                                                               ---------  ---------  ---------
      Net increase (decrease) in cash                            (1,371)     1,405     (1,524)
Cash and cash equivalents, beginning of year                      5,368      3,963      5,487
                                                               ---------  ---------  ---------
Cash and cash equivalents, end of year                           $3,997     $5,368     $3,963
                                                               =========  =========  =========
Supplemental disclosures for cash flow information:
 Cash paid during the years for:
   Interest                                                      $2,364     $2,373     $2,794
   Income taxes                                                    $281       $334       $447
 Transfers of loan to other real estate owned                      $839     $1,082       $550
 Transfers of investment securities to available for sale             -    $18,013          -
 Transfers of other assets to building, furniture and equipment       -        $28          -

<F1> See accompanying notes to financial statements

PEOPLES STATE BANK - STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                        Unrealized
                                                                         loss on
                                                                        securities
                                                                        available     Total
                                      Common                 Retained      for     stockholders'
                                      Stock      Surplus     earnings   sale, net     equity
(In thousands) <F1>                 ----------  ----------  ----------  ----------  ----------
Balance, December 31, 1991             $1,988      $1,487      $1,594           -      $5,069
Net income                                  -           -         469           -         469
                                    ----------  ----------  ----------  ----------  ----------
Balance, December 31, 1992              1,988       1,487       2,063           -       5,538
Net income                                  -           -         757           -         757
Stock options exercised                    12          14           -           -          26
                                    ----------  ----------  ----------  ----------  ----------
Balance, December 31, 1993              2,000       1,501       2,820           -       6,321
Net income                                  -           -       1,150           -       1,150
Stock options exercised                    36          41           -           -          77
Unrealized loss on securities
  available for sale, net                   -           -           -        (669)       (669)
                                    ----------  ----------  ----------  ----------  ----------
Balance, December 31, 1994             $2,036      $1,542      $3,970       ($669)     $6,879
                                    ==========  ==========  ==========  ==========  ==========

<F1> See accompanying notes to financial statements.

                             Peoples State Bank
                        Notes to Financial Statements

                      December 31, 1994, 1993 and 1992

(1)  Summary of Significant Accounting Policies

     The following is a description of the significant accounting and reporting policies which Peoples State Bank (the Bank) follows in preparing and presenting its financial statements. The Bank's primary market is the Central West Coast of Florida.

     (a)  Accounting Principles

          The financial statements have been prepared in conformity with generally accepted accounting principles.

     (b) Securities Available for Sale

         Management determines the appropriate classification of securities and loans at the time of purchase or origination. On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115). This statement required the reporting of certain securities at fair value except for those securities the Bank has positive intent and ability to hold to maturity.

         Securities included in the available for sale category are those securities that management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, regulatory or accounting changes or various other types of changes. Securities available for sale are recorded at fair value. Both unrealized gains and unrealized losses (net of taxes) are included as a separate component of stockholders'equity in the balance sheet until the gains or losses are realized. If a security has a decline in fair value that is other than temporary, then the security will be written own to its fair value by recording a loss in the statement of operations.

     (c) Securities Held to Maturity

         Securities that management has the intent and the Bank has the ability at the time of purchase to hold until maturity are classified as securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the straight-line method, which approximates the level yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statement of operations, using the specific identification method.

     (d) Allowance for Loan Losses

         The allowance for loan losses is established through a provision for loan losses charged against operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance for loan losses is the amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. While management uses the best information available to recognize losses an loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     (e) Building, Furniture, and Equipment

         Building, furniture, and equipment is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 40 years on the Bank's building, ten years for building improvements and three to five years for furniture, fixtures and equipment

         Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The costs and accumulated depreciation relating to property and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains and losses are credited or charged to income.

     (f) Loan Fees

         Loan origination fees and incremental direct loan origination costs are deferred and amortized over the estimated loan life as an adjustment of yield.

     (g) Other Real Estate Owned

         Real estate acquired by foreclosure is initially recorded at the lower of cost (principal balance of the former mortgage loan) plus related costs to acquire the real estate, or estimated fair value. Subsequent valuation adjustments are charged to current period earnings if net realizable value of the property falls below the adjusted carrying amount. Gains on sales are recognized, to the extent allowable, upon disposition of the property. Losses on sales in excess of amounts previously provided are charged to operations.

     (h) Core Deposit Premium

         Core deposit premium is being amortized on a straight-line basis over the estimated life of ten years.

     (i) Income Taxes

         Effective January 1, 1993, the Bank adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 (Statement 109), "Accounting for Income Taxes." Under Statement 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Bank reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 statement of operations.

         Prior to 1994, the Bank used the asset and liability method under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 96 (Statement 96). Under the asset and liability method of Statement 96, deferred tax assets and liabilities were recognized for all events that had been recognized in the financial statements. Under Statement 96, the future tax consequences of recovering assets or settling liabilities at their financial statement carrying amounts were considered in calculating deferred taxes. Generally, Statement 96 prohibited consideration of any other future events in calculating deferred taxes.

     (j) Statement of Cash Flows

         For the statement of cash flows purposes, the Bank considers due from banks and federal funds sold to be cash equivalents. Generally, federal funds are sold for one-day periods.

     (k) Reclassifications

         Certain amounts in prior year financial statements have been reclassified to conform to the 1994 presentation.

(2)  Securities Available for Sale

     At December 31, 1994, the Bank's securities available for sale are recorded at fair value. Unrealized gains and losses on securities available for sale, bet of taxes, are shown as a separate component of stockholders' equity.

                                              At December 31, 1994
                                   ------------------------------------------
                                                Gross      Gross    Estimated
                                   Amortized  unrealized unrealized   fair
                                     cost       gains     losses      value
     (In thousands)                ---------  ---------  ---------  ---------
     U.S. government obligations    $26,017          -      ($509)   $25,508
     Corporate securities               547          -        (20)       527
     Mortgage-backed securities       6,351          -       (544)     5,807
                                   ---------  ---------  ---------  ---------
                                    $32,915          -    ($1,073)   $31,842
                                   =========  =========  =========  =========

     At December 31, 1993, all securities available for sale were recorded at the lower of amortized cost or fair value.

                                              At December 31, 1993
                                   ------------------------------------------
                                                Gross      Gross    Estimated
                                   Amortized  unrealized unrealized   fair
                                     cost       gains     losses      value
     (In thousands)                ---------  ---------  ---------  ---------
     U.S. government obligations     $8,229        $60       ($23)    $8,266
     Corporate securities             1,572         18         (4)     1,586
     Mortgage-backed securities       8,212         41        (63)     8,190
                                   ---------  ---------  ---------  ---------
                                    $18,013       $119       ($90)   $18,042
                                   =========  =========  =========  =========

     The maturity distribution of the securities available for sale portfolio based on amortized cost and market values as of December 31, 1994 follows:

                                                                Estimated
                                                     Amortized    fair
                                                       cost       value
     (In thousands)                                  ---------  ---------
     Due in one year or less                          $13,959    $13,782
     Due after one year through five years             12,058     11,727
                                                     ---------  ---------
         Subtotal                                      26,017     25,509

     Corporate securities                                 547        527
     Mortgage-backed securities                         6,351      5,806
                                                     ---------  ---------
                                                      $32,915    $31,842
                                                     =========  =========

     Proceeds from the sale of securities available for sale during 1994 and 1993 were $3,047 thousand and $3,103 thousand, respectively. Net gains of $3 thousand and $1 thousand, respectively, were realized on the sales in 1994 and 1993. There were no sales of investment securities in 1992.

     At December 31, 1994, the Bank had U.S. Government obligations $200 thousand pledged for treasury tax and liability deposits.

(3)  Securities Held to Maturity

     Securities held to maturity at December 31, 1994 and 1993 are summarized as follows:

                                              At December 31, 1994
                                   ------------------------------------------
                                               Gross      Gross    Estimated
                                   Amortized  unrealized unrealized   fair
                                     cost       gains     losses      value
     (In thousands)                ---------  ---------  ---------  ---------
     Municipal securities              $814         $2       ($25)      $791
     U.S. government obligations     12,012          -       (292)    11,720
                                   ---------  ---------  ---------  ---------
                                    $12,826         $2      ($317)   $12,511
                                   =========  =========  =========  =========

                                              At December 31, 1993
                                   ------------------------------------------
                                               Gross      Gross    Estimated
                                   Amortized  unrealized unrealized   fair
                                     cost       gains     losses      value
     (In thousands)                ---------  ---------  ---------  ---------
     Municipal securities              $814        $20           -      $834
                                   =========  =========  =========  =========

     The maturity distribution of the securities held to maturity portfolio based on amortized cost and market values as of December 31, 1994 follows:

                                                            Estimated
                                                  Amortized    fair
                                                    cost       value
     (In thousands)                               ---------  ---------
     Due in one year or less                          $120       $119
     Due after one year through five years          12,456     12,159
     Due after five years                              250        233
                                                  ---------  ---------
       Subtotal                                    $12,826    $12,511
                                                  =========  =========

     At December 31, 1994, the Bank had municipal securities of $190 thousand pledged for public funds.

(4)  Loans, Net

     Loans at December 31, 1994 and 1993 follow:

                                            1994       1993
     (In thousands)                       ---------  ---------
     Commerical                             $6,465     $5,002
     Real estate mortgage                   58,952     47,758
     Consumer                                2,867      3,089
     Lease financing                         2,260      1,672
                                          ---------  ---------
                                            70,544     57,521
     Deferred loan fees                       (216)      (201)
     Allowance for loan losses                (900)      (911)
                                          ---------  ---------
                                           $69,428    $56,409
                                          =========  =========

     A summary of activity in the allowance for loan losses for the years ended December 31, 1994 and 1993 follows:

                                            1994       1993       1992
     (In thousands)                       ---------  ---------  ---------
     Beginning balance                        $911       $924       $520
     Provision for loan losses                 139        307        501
     Charge-offs                              (150)      (320)       (97)
                                          ---------  ---------  ---------
     Ending balance                           $900       $911       $924
                                          =========  =========  =========

     The aggregate amount of loans owed to the bank by its executive officers, directors and their related entities at December 31, 1994 and 1993 was approximately $3,782 thousand and $2,308 thousand, respectively. Such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other individuals.

     The following summary is information regarding loans on which the accrual of interest was discontinued:

                                            1994       1993       1992
     (Dollars in thousands)               ---------  ---------  ---------
     Number of loans                             2         14         21
     Amount of loans                           $46     $1,252     $1,376
     Amount of forgone interest                 $6        $79        $58

     The Bank grants commercial, commercial real estate, residential and consumer loans to customers throughout Pasco and Pinellas counties in the State of Florida. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the local real estate market and economy.

     Generally, commercial and commercial real estate loans are secured by real estate, equipment, inventory, and accounts receivables. These loans are expected to be repaid by the cash flow or proceeds from the sale of selected assets of the borrowers. Additionally, residential loans are secured by first mortgages on residential property and consumer loans are primarily secured by automobiles, boats and second mortgages.

     In the ordinary course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit at both fixed and variable rates and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the balance sheet. The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(5)  Building, Furniture, and Equipment, Net

     A summary of building, furniture, and equipment at December 31, 1994 and 1993 follows:

                                            1994       1993
     (In thousands)                       ---------  ---------
     Land                                     $659       $659
     Bank building                           1,262      1,262
     Building improvements                     406        382
     Furniture, fixtures and equipment         620        513
                                          ---------  ---------
       Sub total                             2,947      2,816
         Less accumulated depreciation        (758)      (626)
                                          ---------  ---------
       Total                                $2,189     $2,190
                                          =========  =========

     The Bank leased its branch office under an operating lease in 1992. The Bank purchased the land and building in 1993. Total rental expense in 1993 and 1992 under this lease was approximately $32 thousand and $48 thousand, respectively.

(6)  Core Deposit Premium

     During fiscal year 1994, the Bank acquired deposits of $33.8 million, paying a premium for the core deposit base of $500 thousand. The Bank incurred approximately $13 thousand in amortization expense in 1994 related to the core deposit base.

(7)  Deposits

     Deposit accounts as of December 31, 1994 and 1993 are summarized as follows:

                                            1994       1993
     (In thousands)                       ---------  ---------
     Non-interest-bearing demand deposits  $11,432     $8,475
     Interest-bearing demand deposits       22,765     22,317
     Regular savings accounts               12,826     10,443
     Certificates of deposit                62,194     36,072
                                          ---------  ---------
       Total                              $109,217    $77,307
                                          =========  =========

     A summary of interest on deposits at December 31, 1994 and 1993 follows:

                                            1994       1993       1992
     (In thousands)                       ---------  ---------  ---------
     Interest on interest-bearing
       demand deposits                        $441       $401       $451
     Interest on savings accounts              276        254        185
     Interest on certificates of deposit     2,083      1,724      2,132
                                          ---------  ---------  ---------
       Total                                 2,800      2,379      2,768
                                          =========  =========  =========

     The aggregate amount of time certificates of deposit of $100 thousand or more at December 31, 1994 and 1993 was approximately $9.4 million and $6.6 million, respectively. Interest on certificates of deposit of $100 thousand or more was approximately $315 thousand, $316 thousand and $407 thousand, respectively, during the years ended December 31, 1994, 1993 and 1992.

(8)  Repurchase Agreements

     The Bank has entered into sales of securities under agreements to repurchase (repurchase agreements). The repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability on the balance sheet. The dollar amount of securities underlying the agreements remain in the asset accounts.

     As of December 31, 1994, the Bank had $3.7 million of repurchase agreements outstanding with weighted average interest rates of 5.8%. The repurchase agreements are secured by U.S. treasury notes and FNMA and FHLMC certificates, with book values of approximately $3.8 million and market values of approximately $3.6 million, and mature January 1995. The maximum amount outstanding during any month end was approximately $3.7 million and the average amount outstanding for the year was approximately $1.8 million.

(7)  Income Taxes

     As discussed in note 1, the Bank adopted Statement 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes was $176 thousand, determined as of January 1, 1993, and is reported separately in the statement of operations for the year ended December 31, 1993. Prior years' financial statements have not been restated to apply the provisions of Statement 109.

     The provision for income taxes consists of the following:

                                           Current   Deferred     Total
     (In thousands)                       ---------  ---------  ---------
     Year ended December 31, 1994:
       Federal                                $554       ($43)      $511
       State                                    76         (8)        68
                                          ---------  ---------  ---------
         Total                                $630       ($51)      $579
                                          =========  =========  =========

     Year ended December 31, 1993:
       Federal                                $285       ($41)      $244
       State                                    32         (4)        28
                                          ---------  ---------  ---------
         Total                                $317       ($45)      $272
                                          =========  =========  =========

     Year ended December 31, 1992:
       Federal                                $303          -       $303
       State                                    34          -         34
                                          ---------  ---------  ---------
         Total                                $337          -       $337
                                          =========  =========  =========

     Income tax expense of the Bank differs from the amount computed by applying the federal income tax rate of 34 percent to income before income taxes because of the following:

                                            1994       1993       1992
                                          ---------  ---------  ---------
     Income tax expense at statutory
       federal rate                           34.0 %     34.0 %     34.0 %
     State income taxes, net of federal
       income tax benefits                     2.6        2.5        2.8
     Tax exempt interest                      (2.1)      (4.1)      (3.9)
     Other, net                               (1.0)      (0.5)       8.9
                                          ---------  ---------  ---------
         Effective tax rate                   33.5 %     31.9 %     41.8 %
                                          =========  =========  =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                            1994       1993
     (In thousands)                       ---------  ---------
     Deferred tax assets:
       Loan receivable due to allowance
         for loan losses                      $267       $227
       Other real estate owned                   3          2
       Deferred loan fees                       21         21
       Unrealized loss on securities
         available for sale                    404          -
                                          ---------  ---------
           Total deferred assets               695        250

       Less valuation allowance                  -          -
                                          ---------  ---------
         Net deferred tax assets               695        250
                                          ---------  ---------
     Deferred tax liabilities:
       Property and equipment, due to
         differences in depreciation
         methods and useful lives               (7)        (7)
       Cash to accrual conversions             (28)       (41)
       Other                                    (4)         -
                                          ---------  ---------
           Total deferred liabilities          (39)       (48)
                                          ---------  ---------
           Net deferred tax asset             $656       $202
                                          =========  =========

     The Bank believes that it has paid sufficient taxes in prior carryback years which will enable it to recover the net deferred tax asset, and therefore, no valuation allowance as defined by Statement 109 is required at December 31, 1994.

(10) Compensation Programs

     The Bank's Stock Compensation Program was approved at the annual meeting of stockholders on February 16, 1988. Under the terms of the program, 40,000 shares of authorized but unissued shares of common stock of the

     Bank are reserved for issuance. The program provides for the grant of compensatory stock options to certain officers and employees at an option price at least equal to the fair market value of such shares on the date the option is granted. Options granted under the program are vested ratably over a four-year period and exercisable over a period not to exceed ten years, are not transferable and terminate following termination of employment with the Bank.

     The following is a summary of the activity relating to options under the program:

                                           Number       Price
     (Dollars in thousands)               ---------  ------------
     Outstanding, December 31, 1992         39,500   $10.50-15.00
       Granted                                 500    15.00
       Exercised                            (2,500)   10.50
       Canceled                             (7,500)   10.50-15.00
                                          ---------  ------------
     Outstanding, December 31, 1993         30,000    10.50-15.00
       Granted                               7,500    15.00
       Exercised                            (7,250)   10.50-11.00
       Canceled                                  -              -
                                          ---------  ------------
     Outstanding, December 31, 1994         30,250   $10.50-15.00
                                          =========  ============

     The Bank provides a thrift and profit-sharing plan covering substantially all employees with at least six months of service. The Bank matches 50% of employee savings up to 6% of the employee's gross salary. In addition, discretionary contributions may be made by the Bank as determined by the Board of Directors and paid from earnings of the Bank in amounts not to exceed the amount deductible for Federal tax purposes. Contributions are invested in certificates of deposit in the Bank and other investments. Vesting of the Bank-funded contributions is over a five-year period. The Bank recorded approximately $68 thousand and $30 thousand in expense related to this plan for 1994 and 1993, respectively.

     Effective January 1, 1993, the Bank adopted a defined contribution Money Purchase Pension Plan, which is in addition to the existing thrift and profit sharing plan. The Bank contributes 5% of participants' compensation. Participants are eligible after six months of service and vest in over a six-year period. Contributions are invested in certificates of deposit at the Bank and other investments. The Bank recorded approximately $42 thousand and $33 thousand in expense related to this plan for 1994 and 1993, respectively.

(11) Commitments

     In the normal course of business, various commitments and contingent liabilities are outstanding, such as commitments to extend credit and standby letters of credit, which are not reflected in the financial statements. No losses are anticipated as a result of these transactions.

     At December 31, 1994 and 1993, the Bank had commitments to customers of approximately $319 thousand and $261 thousand, respectively, for standby letters of credit, $1.7 million and $6.5 million, respectively, available on approved lines of credit and unfunded firm loan commitments.

(10) Regulatory Matters

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.

     The following table summarized the capital thresholds for each prompt corrective action capital categories. An institution's capital category is based on whether it meets the threshold for all three capital ratios within the category.

                                               Tier 1       Total
                                 Leverage    risk-based   risk-based
            Categories            ratio        ratio        ratio
     -----------------------  ------------  ------------  -------------
     "Well capitalized"       5% or higher  6% or higher  10% or higher
     "Adequately capitalized  4% or higher  4% or higher   8% or higher
     "Under capitalized       less than 4%  less than 4%  less than 8%
     "Significantly under
        capitalized"          less than 3%   less than 3%  less than 6%
     "Critically under        An institution is considered "critically
        capitalized           under capitalized" if its ratio of tangible
                              equity to total assets is 2% or less

     At December 31, 1994, the Bank's total leverage and tangible equity was 5.8%, Tier 1 risk-based ratio was 10.1%, and total risk-based ratio was 11.4%. At December 31, 1994, management believes the Bank is in the "well capitalized" category.

     At December 31, 1993, the Bank's total leverage and tangible equity was 8.3%, Tier 1 risk-based ratio was 10.5%, and total risk-based ratio was 12.0%

     On January 25, 1993, the Bank entered into a Memorandum of Understanding (the Memorandum)with the Federal Deposit Insurance Corporation (the FDIC). The Memorandum requires the Bank, primarily, to reduce the level of classified assets. As of December 31, 1993, the Bank had met the FDIC's required level for January 1995. On May 16, 1994, the FDIC released the Bank from the Memorandum.

(13) Merger With SunTrust Banks, Inc.

     On December 6, 1994, the Board of Directors approved an Agreement and Plan of Merger (Agreement) under which the Bank will merge with a subsidiary of SunTrust Banks, Inc. (SunTrust). The Agreement provides for the conversion of each outstanding share of Peoples Common Stock, in accordance with the election by each Peoples Shareholder, into either: (a) .75 shares of SunTrust Common Stock for each share of Peoples Common Stock or (b) cash equal to .75 times the average closing price per share of SunTrust Common Stock as reported on the NYSE Composite Tape for each of the twenty days immediately preceding the date of the People's shareholder meeting subject to an aggregate cash limit equal to the amount resulting from the conversion of 19.75% of the shares of Peoples Common Stock into cash. SunTrust may adjust such elections on a pro rata basis so that the cash limit is met. Consummation of the merger is subject to certain conditions, including approval of the merger by the Bank's common shareholders and by certain regulatory agencies. Upon consummation of the merger, the Bank will be merged with a subsidiary of SunTrust.

                                  EXHIBIT A

                    AGREEMENT AND PLAN OF REORGANIZATION

  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 6th day of December, 1994, by and between SUNTRUST BANKS, INC. ("SunTrust"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia and PEOPLES STATE BANK ("Peoples"), a bank organized and existing under the laws of the State of Florida, with its principal office located in New Port Richey, Florida.

                                  PREAMBLE

  The Boards of Directors of SunTrust and Peoples are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. The Agreement provides for the formation of an interim banking corporation that will be a wholly owned subsidiary of SunTrust ("STI Subsidiary"); for the merger of STI Subsidiary with and into Peoples so that Peoples will be the surviving entity; and for the holders of shares of common stock of Peoples to receive either cash, shares of the common stock of SunTrust, or a combination thereof in exchange for their shares of common stock of Peoples.

  The merger described herein is subject to the approvals of the shareholders of Peoples, the Board of Governors of the Federal Reserve System, the Department of Banking and Finance of the State of Florida, the Federal Deposit Insurance Corporation, and the satisfaction of certain other conditions described in this Agreement.

  In consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                 ARTICLE ONE

                                 DEFINITIONS

  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

  1.1  "Agreement" shall mean this Agreement and Plan of Reorganization.

  1.2 "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

  1.3 "Closing" shall mean the closing of the transactions contemplated hereunder which will take place as described in Section 3.1 of this Agreement.

  1.4 "Effective Date" shall mean the date and time on which the Merger contemplated by this Agreement becomes effective pursuant to the laws of the State of Florida as provided in Section 3.2 of this Agreement.

  1.5 "ERISA" shall mean Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended.

  1.6  Exhibits 1 through 6, inclusive, and the Schedules referenced herein

(including the Peoples Disclosure Schedule), shall mean the respective Exhibits and Schedules so marked, each of which has been initialed for identification by an officer of SunTrust and an officer of Peoples, and bound sets of which have been delivered to the respective Parties. Such Exhibits and Schedules are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

  1.7 Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  1.8 Florida Articles of Merger" shall mean the Articles of Merger to be executed by STI Subsidiary and Peoples and filed with the Florida Department and the Florida Secretary relating to the merger of STI Subsidiary into and with Peoples as contemplated by Section 2.1 of this Agreement.

  1.9 "Florida Department" shall mean the Department of Banking and Finance of the State of Florida.

  1.10 "Florida Secretary" shall mean the Secretary of State of Florida.

  1.11 "GAAP" shall mean generally accepted accounting principles.

  1.12 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

  1.13 "Merger" shall mean the merger of STI Subsidiary into and with Peoples as provided in Section 2.1 of this Agreement.

  1.14 "Party" shall mean either SunTrust or Peoples and "Parties" shall mean both SunTrust and Peoples.

  1.15 "Pension Plans" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by Peoples.

  1.16 "Peoples Common Stock" shall mean the $5.00 par value common stock of Peoples.

  1.17 "Peoples Disclosure Schedule" shall mean the disclosure schedule that has been delivered by Peoples to SunTrust prior to the execution of this Agreement.

  1.18 "Peoples Financial Statements" shall mean the financial statements of Peoples described in Section 4.5 of this Agreement.

  1.19 "Peoples Stock Option Plan" shall mean the stock option plan of Peoples approved by the shareholders of Peoples at its February 16, 1988 meeting, as amended.

  1.20 "Plan of Merger" shall mean the Plan of Merger providing for the merger of STI Subsidiary into and with Peoples, substantially in the form of
Exhibit 1.

  1.21 "Previously Disclosed" shall mean information delivered prior to the date of this Agreement in the manner and to the counsel described in Section
11.8 of this Agreement and describing in reasonable detail the matters contained therein.
                                     A-2

  1.22 "Proxy Statement" shall mean the proxy statement used by Peoples to solicit the approval of its shareholders of the transactions contemplated by this Agreement and the Plan of Merger.

  1.23 "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by SunTrust under the 1933 Act in connection with the transactions contemplated by this Agreement.

  1.24 "Regulatory Authorities" shall mean collectively, the Federal Reserve Board, the Florida Department, the Florida Secretary, the Federal Deposit Insurance Corporation and the SEC.

  1.25  "SEC" shall mean the Securities and Exchange Commission.

  1.26 "Shareholders' Meeting" shall mean the meeting of the shareholders of Peoples held pursuant to Section 8.1 of this Agreement.

  1.27 "Subsidiaries" shall mean all those corporations, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure, any such entity which owns or operates an automatic teller machine interchange network and any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

  1.28 "SunTrust Common Stock" shall mean the $1.00 par value common stock of SunTrust.

  1.29 "SunTrust Companies" shall mean collectively, SunTrust and all SunTrust Subsidiaries.

  1.30 "SunTrust Financial Statements" shall mean the financial statements of SunTrust and Subsidiaries described in Section 5.4 of this Agreement.

  1.31  "SunTrust Subsidiaries" shall mean the Subsidiaries of SunTrust.

  1.32  "1933 Act" shall mean the Securities Act of 1933, as amended.

  1.33 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                                 ARTICLE TWO

                      TRANSACTIONS AND TERMS OF MERGER

  2.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, on the Effective Date, STI Subsidiary shall be merged into and with Peoples in accordance with the provisions of and with the effect provided in Chapter 658 of the Florida Banking Code. Peoples shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, substantially in the form of Exhibit 1. The Merger shall be effected by the issuance of a Certificate of Merger by the Florida Secretary. The Plan of Merger provides for the terms and the effects of the Merger which terms are incorporated herein and made a part of this Agreement by reference.

  2.2 Manner of Converting Shares. All of the shares of SunTrust issued and outstanding on the Effective Date shall remain issued and outstanding after the Effective Date and shall be unaffected by the Merger. The manner and basis of converting the shares of the capital stock of Peoples and STI Subsidiary upon consummation of the Merger shall be as follows:

    (a) STI Subsidiary Capital Stock. Each share of STI Subsidiary capital stock issued and outstanding at the Effective Date shall be converted into one share of issued and outstanding common stock of the surviving corporation, each of which shall be fully paid and nonassessable.

    (b) Peoples Common Stock. At the Effective Date, by virtue of the Merger and without any action on the part of SunTrust, Peoples or the holders of Peoples Common Stock:
      (i) Subject to the other provisions of this Section 2.2, each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Date (excluding treasury shares and shares held by dissenting shareholders (as defined in Section 2.2(d)) shall be converted into (1) the right to receive .75 shares of SunTrust Common Stock (the "Exchange Ratio"),
(2) the right to receive the Per Share Cash Amount (as defined below), or (3) the right to receive a combination of shares of SunTrust Common Stock and cash determined in accordance with subparagraph (iv) of this Section 2.2(b). The "Per Share Cash Amount" shall mean .75 multiplied by the arithmetic average of the closing prices per share of SunTrust Common Stock as reported on the NYSE Composite Tape for each of the twenty trading days immediately preceding the date of the Shareholders' Meeting. All shares of Peoples Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the consideration set forth in this Section 2.2(b). The holders of such certificates previously evidencing such shares of Peoples Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Peoples Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of Peoples Common Stock shall be exchanged for (a) certificates evidencing whole shares of SunTrust Common Stock issued in consideration therefor or (b) the Per Share Cash Amount, multiplied by the number of shares previously evidenced by the canceled certificate, in each case in accordance with the allocation procedure of this Section 2.2(b) and upon the surrender of such certificates in accordance with the provisions of Section 3.3, without interest. No fractional shares of SunTrust Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to
Section 2.2(f).

      (ii) The number of shares of Peoples Common Stock to be converted into the right to receive cash in the Merger shall be equal to 19.75% of the number of shares of Peoples Common Stock outstanding immediately prior to the Effective Date (the "Cash Election Number"). The number of shares of Peoples Common Stock to be converted into the right to receive SunTrust Common Stock in the Merger shall be equal to 80.25% of the number of shares of Peoples Common Stock outstanding immediately prior to the Effective Date (the "Stock Election Number").

      (iii) Subject to the allocation and election procedures set forth in this Section 2.2(b), each record holder of shares of Peoples Common Stock immediately prior to the Effective Date will be entitled (1) to elect to receive cash for all such shares (a "Cash Election"), or (2) to elect to receive SunTrust Common Stock for all of such shares (a "Stock Election").

All such elections shall be made on a form designed for that purpose (a "Form of Election"). Holders of record of shares of Peoples Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Peoples Common Stock held by each such Representative for a particular beneficial owner.

      (iv) James P. Gills, the record holder of 21.12% of the shares of Peoples Common Stock, has agreed that he has no preference as to the receipt of cash or SunTrust Common Stock for his shares, and has authorized SunTrust's exchange agent (selected pursuant to Section 3.3) to allocate his shares in a manner such that the number of shares of Peoples Common Stock to be converted into cash equals the Cash Election Number, and the number of shares of Peoples Common Stock to be converted into SunTrust Common Stock equals the Stock Election Number. If, after the allocation of James P. Gills' shares, the number of shares of Peoples Common Stock to be converted into cash still exceeds the Cash Election Number, the exchange agent shall determine such number of shares covered by Cash Elections (the "Cash Election Shares") which must be re-designated as shares covered by Stock Elections ("Stock Election Shares"). All shareholders who made Cash Elections shall, on a prorata basis, have such number of their Cash Election Shares re-designated as Stock Election Shares so that the Cash Election Number and the Stock Election Number are achieved.

      (v) After the allocation procedure set forth in Section 2.2(b)(iv) is completed, all Cash Election Shares shall be converted into the right to receive cash and all Stock Election Shares shall be converted into the right to receive SunTrust Common Stock.

      (vi) Elections shall be made by holders of Peoples Common Stock by mailing, faxing or otherwise delivering to the exchange agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the exchange agent. SunTrust will have the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of SunTrust (or the exchange agent) in such matters shall be conclusive and binding. Neither SunTrust nor the exchange agent will be under any obligation to notify any person of any defect in a Form of Election. SunTrust or the exchange agent shall also make all computations contemplated by this Section 2.2(b) and all such computations shall be conclusive and binding on the holders of Peoples Common Stock.

      (vii) A holder of Peoples Common Stock who does not submit a Form of Election which is received by the exchange agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Stock Election. If SunTrust or the exchange agent shall determine that any purported Cash Election was not properly made, such purported Cash Election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election shall for purposes hereof, be deemed to have made a Stock Election.

      (viii) SunTrust and Peoples shall each use its best efforts to mail the Form of Election to all persons who are holders of Peoples Common Stock on the record date for the Shareholders' Meeting, on a date that is not less than ten (10) calendar days prior to the Effective Date. A Form of Election must be received by the exchange agent by the close of business on the last business day prior to the Effective Date (the "Election Deadline") in order to be effective. All elections will be irrevocable.

    (c) Anti-Dilution Provisions. In the event that SunTrust changes the number of shares of SunTrust Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend or similar recapitalization and the record date therefor shall be after the date of this Agreement and prior to the Effective Date, the ratio under which shares of Peoples Common Stock may be converted into and exchanged for shares of SunTrust Common Stock pursuant to Section 2.2(b) of this Agreement shall be proportionally adjusted.

    (d) Dissenting Shareholders. Any holder of shares of Peoples Common Stock who complies with the provisions of Section 658.44 of the Florida Banking Code and does not vote for or consent to the Merger and delivers to Peoples, prior to the taking of the vote on the Merger at the Shareholders' Meeting, written notice of such shareholders' intent to demand payment for the shares of Peoples Common Stock held by such holder as of the Effective Date shall be entitled to receive the fair value of such shares in cash as determined pursuant to Section 658.44 of the Florida Banking Code; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has surrendered to Peoples the certificate or certificates representing the shares of Peoples Common Stock for which payment is being made.

    (e) Treasury Shares. Any and all shares of Peoples Common Stock held as treasury shares by Peoples shall be canceled and retired on the Effective Date, and no consideration shall be issued in exchange therefor.

    (f) Fractional Shares. No fractional shares of SunTrust Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 2.2(b) of this Agreement, cash adjustments (without interest) will be paid to the holders of Peoples Common Stock in respect of any fraction of a share of SunTrust Common Stock that would otherwise be issuable to any holder of Peoples Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of SunTrust Common Stock otherwise issuable times the closing sales price per share of SunTrust Common Stock on the New York Stock Exchange on the last business day preceding the Effective Date as reported in the Consolidated Transaction Reporting System.

                                ARTICLE THREE

            CLOSING, EFFECTIVE DATE AND DELIVERY OF CONSIDERATION

  3.1 Time and Place of Closing. The Closing will take place at 10:00 a.m. within twenty (20) business days following (i) receipt of shareholder approval of Peoples' shareholders, and (ii) receipt of all required regulatory approvals and the expiration of the waiting period following approval of the Federal Reserve Board, or at such other time as the Parties, acting through appropriate executive officers, may mutually agree, but in no event prior to March 31, 1995 without the consent of both Parties. The place of Closing shall be at the offices of SunTrust located in Atlanta, Georgia or at such other place as may be mutually agreed upon by the Parties.

  3.2 Effective Date. The Merger and other transactions contemplated by this Agreement and the Plan of Merger shall become effective on the date and at the time specified in the Florida Articles of Merger reflecting the Merger to be filed with the Florida Department and the Florida Secretary. Unless otherwise mutually agreed upon in writing by appropriate executive officers of SunTrust and Peoples, the Effective Date will be as soon as practicable following the date that all of the conditions precedent specified in this Agreement have been satisfied or waived by the Party or Parties permitted to do so.

  3.3 Exchange of Peoples Common Stock Certificates. SunTrust, or the exchange agent designated by SunTrust, shall provide appropriate stock certificate transmittal materials to the shareholders of Peoples promptly after the Effective Date. After the Effective Date, each holder of shares of Peoples Common Stock issued and outstanding on the Effective Date (other than shares held by dissenting shareholders) shall surrender the certificate or certificates representing such shares to the exchange agent selected by SunTrust and shall promptly upon surrender receive in exchange therefor the consideration provided in Section 2.2(b) of this Agreement, without interest. The certificate or certificates of Peoples Common Stock so surrendered and transmittal materials shall be duly completed and endorsed as SunTrust or such exchange agent may require. To the extent required by Section 2.2(f) of this Agreement, each holder of shares of SunTrust Common Stock issued and outstanding on the Effective Date also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of SunTrust Common Stock to which such holder may be entitled. SunTrust shall not be obligated to deliver the consideration to which any former holder of Peoples Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Peoples Common Stock for exchange as provided in this Section 3.3. In addition, no dividend or other distribution payable to the holders of record of SunTrust Common Stock as of any time subsequent to the Effective Date shall be paid to the holder of any certificate representing shares of Peoples Common Stock issued and outstanding on the Effective Date until such holder surrenders such certificate for exchange as provided in this Section 3.3. However, upon surrender of the Peoples Common Stock certificate, both the SunTrust Common Stock certificate (together with all such withheld dividends or other distributions), any cash payments due and any withheld cash payments for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. After the Effective Date each outstanding certificate that represented shares of Peoples Common Stock prior to the Effective Date shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former shareholders of Peoples Common Stock may be entitled) to evidence only the right of the holder thereof to receive the consideration provided in Section 2.2(b) of this Agreement in exchange therefor or as provided in Section 3.3 of this Agreement.

  3.4  Dissenting Shareholders.  Any holder of shares of Peoples Common
Stock who complies with Section 658.44 of the Florida Banking Code shall not be entitled to surrender his certificate or certificates representing shares of Peoples Common Stock and receive in exchange for each share held the consideration provided in Section 2.2(b) of this Agreement. Peoples shall give SunTrust prompt notice of any written demand received by Peoples from any such holder for payment of the fair value of the shares of Peoples Common Stock held by him, and SunTrust shall have the right to participate in all negotiations and proceedings with respect to such demand. Peoples agrees that it will not, except with the prior written consent of SunTrust, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Each holder of shares of Peoples Common Stock who becomes entitled, pursuant to Section 658.44 of the Florida Banking Code, to payment of the fair value of his shares shall receive payment therefor from Peoples out of Peoples' own funds without any contribution or reimbursement by SunTrust (but only after the value thereof shall have been agreed upon or finally determined as provided in Section 658.44 of the Florida Banking Code).
  3.5 Termination of Exchange Right. Any SunTrust Common Stock or cash held by the exchange agent referred to in Section 3.3 hereof which remains undistributed to the shareholders of Peoples for six months after the Effective Date shall be delivered to SunTrust upon demand, and any shareholders of Peoples who have not theretofore complied with this Article 3 shall thereafter look only to SunTrust for payment of their claims for cash, SunTrust Common Stock, any cash in lieu of fractional shares of SunTrust Common Stock and any dividends or distributions with respect to SunTrust Common Stock.

  3.6 No Liability. Neither SunTrust nor Peoples shall be liable to any holder of shares of Peoples Common Stock for cash, shares of SunTrust Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of SunTrust Common Stock delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

                                ARTICLE FOUR

                  REPRESENTATIONS AND WARRANTIES OF PEOPLES

  Except as may be set forth in the Peoples Disclosure Schedule, Peoples hereby represents and warrants to SunTrust as follows:

  4.1 Organization, Standing and Authority. Peoples is a bank duly organized, validly existing and in good standing under the laws of the State of Florida, is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so duly qualified could have a material adverse effect on the financial condition or results of operations of Peoples, and has corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform its terms, subject, with respect to the consummation of the Merger, to the approval of the shareholders of Peoples, and has in effect all federal, state, local and foreign governmental authorization necessary for it to own or lease its properties and assets and to carry on its business as is now being conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Peoples.

  4.2 Capital Stock. The authorized capital stock of Peoples consists of 1,000,000 shares of Peoples Common Stock, of which 407,258 shares were issued and outstanding as of the date of this Agreement. Peoples does not hold any shares of its Peoples Common Stock in its treasury. All of the issued and outstanding shares of Peoples Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Peoples Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Peoples. As of the date of this Agreement, Peoples has reserved 40,000 shares of Peoples Common Stock for issuance under the Stock Option Plan pursuant to which options covering 30,250 shares of Peoples Common Stock are outstanding at the date of this

Agreement. Except as set forth above, there are no shares of capital stock or other equity securities of Peoples outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of its capital stock of Peoples or contracts, commitments, understandings, or arrangements by which Peoples was or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

  4.3 Peoples Subsidiaries. As of the date of this Agreement there are no Subsidiaries of Peoples.

  4.4  Authority.

    (a) The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Peoples, subject, with respect to the consummation of the Merger, to the approval of the shareholders of Peoples. This Agreement represents a legal, valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) Neither the execution and delivery of this Agreement by Peoples, nor the consummation by Peoples of the transactions contemplated herein, nor compliance by Peoples with any of the provisions hereof, will (i) conflict or result in a breach of any provision of Peoples' Articles of Incorporation or Bylaws, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default), under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Peoples pursuant to any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which Peoples is a party or by which Peoples or any of its properties or assets may be subject, and that would, in any such events, have a material adverse effect on the business, financial condition or results of operations of Peoples or the transactions contemplated hereby, or (iii) subject to receipt of the requisite approvals referred to in Section 9.6 of this Agreement, to the knowledge of Peoples' management, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Peoples or any of its properties or assets.

    (c) Other than in connection or compliance with the provisions of the applicable state corporate or securities laws, the 1933 Act and the 1934 Act and the rules and regulations thereunder and rules of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.; and other than consents, authorizations, approvals, or exemptions required from the Federal Reserve Board, the Florida Department, the Florida Secretary or the Federal Deposit Insurance Corporation; and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans; no notice to, filing with, authorization of, or exemption by, or consent or approval of any public body or authority is necessary for the consummation by Peoples of the Merger and the other transactions contemplated in this Agreement.

  4.5 Financial Statements. Peoples has delivered to SunTrust prior to the execution of this Agreement copies of the following financial statements of Peoples included in reports filed with the Federal Deposit Insurance Corporation (collectively referred to herein as the "Peoples Financial Statements"): (i) audited Statements of Financial Condition of Peoples at December 31, 1993, 1992 and 1991, and the related Statements of (a) Income,
(b) Stockholders' Equity and (c) Cash Flows for the years then ended and the notes thereto as reported upon by KPMG Peat Marwick, independent certified public accountants, and (ii) unaudited Statements of Financial Condition of Peoples at March 31, June 30 and September 30, 1994, of (a) Income, (b) Stockholders' Equity and (c) Cash Flows for the three-month periods then ended and the notes thereto.

  The Peoples Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are in accordance with the books and records of Peoples, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices and applicable banking and other legal requirements, and (ii) present fairly the financial position and the results of operations and changes in financial position of Peoples as of the dates and for the periods indicated, in accordance with GAAP applicable to banks, applied on a basis consistent with prior periods except as disclosed in the notes thereto.

  4.6 Absence of Undisclosed Liabilities. Peoples has no obligation or liability (contingent or otherwise) that is material to Peoples, or that when combined with all similar obligations or liabilities would be material to Peoples, (i) except as disclosed in the Peoples Financial Statements and (ii) except for letters of credit, acceptance or unfunded loan commitments and other liabilities or obligations incurred in the ordinary course of its business since the respective dates of such financial statements, none of which might reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Peoples, consistent with past practices. Since December 31, 1993, Peoples has not paid any obligation or liability which would be material on a consolidated basis to Peoples, except for obligations paid in connection with transactions by it in the ordinary course of its business consistent with past practices.

  4.7  Tax Matters.

    (a) All federal, state, local and foreign tax returns and information returns (i.e. 1099s, etc.) required to be filed by or on behalf of Peoples have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ending on or before December 31, 1993, and all returns filed are complete and accurate to the best information and belief of Peoples' management. All taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to Peoples, except as reserved against in the Peoples Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid. The last fiscal year for which federal income tax returns for Peoples have been audited by the Internal Revenue Service was 1991. The state tax returns for Peoples have never been audited by the Florida Department of Revenue.

    (b) Peoples has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

    (c) Adequate provision for any federal, state, local or foreign taxes due or to become due for Peoples for the period or periods beginning January 1, 1994, or thereafter through and including the Effective Date, has been made and is reflected on the September 30, 1994 financial statement included in the Peoples Financial Statements.

    (d) Deferred taxes of Peoples have been provided for in accordance with GAAP applied on a consistent basis.

  4.8 Loans. As of the date of this Agreement, to the best knowledge of Peoples' management, each loan in excess of $100,000 reflected as an asset of Peoples in the Peoples Financial Statements as of December 31, 1993, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, and no loans having an unpaid balance (principal and accrued interest) in excess of $100,000, as of December 31, 1993, is subject to any asserted defense, offset or counterclaim known to Peoples.

  4.9 Allowance for Possible Loan Losses. The allowances for possible loan losses shown on the Statement of Financial Condition of Peoples as of December 31, 1993 and September 30, 1994, respectively, were adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 1993 and September 30, 1994, respectively.

  4.10 Properties. Except as disclosed or reserved against in the Peoples Financial Statements, Peoples has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the respective properties and assets, tangible or intangible, reflected in the Peoples Financial Statements as being owned by Peoples as of December 31, 1993. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by Peoples, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought). The real property owned by Peoples has never been used for the handling, treatment, storage or disposal of any hazardous or toxic substance as defined under any applicable state or federal law. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Peoples provide adequate coverage against loss, and the fidelity bonds in effect as to which Peoples is a named insured are believed by management of Peoples to be sufficient.

  4.11  Compliance with Laws.  Peoples:

    (a) Is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a material adverse effect on the business, financial condition or results of operations of Peoples; and

    (b) Has received no notification from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof asserting that Peoples is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on the business, financial condition or results of operations of Peoples, or threatening to revoke any license, franchise, permit or governmental authorization which is material to the business, financial condition or results of operations of Peoples, and is subject to no written agreement or written understanding with any Regulatory Authorities with respect to its assets or business.

  4.12  Employee Benefit Plans.

    (a) Section 4.12 of the Peoples Disclosure Schedule lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently or expected to be adopted, maintained by, sponsored in whole or in part by, or contributed to by Peoples or any affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan". No Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

    (b) Set forth in Section 4.12 of the Peoples Disclosure Schedule are the following documents: true, correct and complete copies of all written Benefit Plans listed in Schedule 4.12 and all trust agreements or other funding arrangements, including insurance contracts, all amendments thereto and, where applicable, with respect to any such plans or plan amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service or the United States Department of Labor after December 31, 1974, annual reports or returns, audited or unaudited financial statements, actuarial valuations, and summary annual reports for the most recent three plan years, the most recent summary plan descriptions and any material modifications thereto;

    (c) All the Benefit Plans and the related trusts comply with, and have been administered in compliance with, the provisions of ERISA, the provisions of the Internal Revenue Code and all other applicable laws, rules and regulations and collective bargaining agreements. Governmental approvals for the Benefit Plans have been obtained, including, but not limited to, favorable determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Internal Revenue Code, and all such governmental approvals continue in full force and effect. Neither Peoples nor any administrator nor fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject Peoples to any direct or indirect liability for a breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been made to employees of Peoples prior to the Effective Date which is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Effective Date. Except as disclosed in
Section 4.12 of the Peoples Disclosure Schedule, there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim.

    (d)  Since December 31, 1974, no "party in interest" (as defined in
Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Internal Revenue Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA). There has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which: (1) Peoples maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of Peoples; or (2) which has been maintained or contributed to or was required to be maintained or contributed to by any member of a controlled group of trades or business as defined in ERISA
Section 4001(a)(14) which has, since January 1, 1975, included Peoples.

    (e) For any given ERISA Plan, the fair market value of such plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing pension plan assets or liabilities upon plan termination shall be applied, to the extent such assumptions would be applicable upon termination of each ERISA Plan. To the extent such assumptions would not apply to the ERISA Plans, the actuarial assumptions used to determine funding requirements under the plans shall be applied.

    (f) As of the Effective Date, Peoples will not have any material current or future liability under any Benefit Plan that was not reflected in the Peoples Financial Statements.

    (g) Peoples has not at any time and does not now, maintain a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement.

    (h) There is no requirement that SunTrust or its affiliates make any contributions to any Benefit Plan attributable to any period ending on or before the Closing Date, and each Benefit Plan may be terminated by SunTrust in it sole discretion on or after the Closing Date without liability of any kind or description.

    (i) The execution or performance of the transactions contemplated by this Agreement will not create, cause to be payable, accelerate or increase any obligations under the Benefit Plans, including any obligation to make any payment which would be an excess golden parachute payment under Section 280G of the Internal Revenue Code.

  4.13  Material Contracts.   Except as set forth in Section 4.13 of the
Peoples Disclosure Schedule or otherwise reflected in the Peoples Financial Statements or the notes thereto, neither Peoples nor any of its assets, businesses or operations is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancelable by it without penalty other than agreements, arrangements or commitments entered into in the ordinary course of its business consistent with its past practice, (ii) any agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer, (iii) any contract, agreement or understanding with any labor union, or (iv) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form F-2 filed by Peoples as of the date of this Agreement that has not been filed as an exhibit to Peoples' Form F-2 filed for 1993 or on a report filed with the Federal Deposit Insurance Corporation under the 1934 Act and identified to SunTrust.

  4.14 Material Contract Defaults. Peoples is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

  4.15 Legal Proceedings. There are no actions, suits or proceedings instituted or pending, or to the knowledge of Peoples' management, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Peoples, or against any property, asset, interest, or right of any of them, that have a reasonable possibility either individually or in the aggregate of having a material adverse effect on the business, financial condition or results of operations of Peoples or that have a reasonable possibility of threatening or impeding the consummation of the transactions contemplated by this Agreement. Peoples is not a party to any agreement or instrument, and is not subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance, that threatens or might impede the consummation of the transactions contemplated by this Agreement.

  4.16 Absence of Certain Changes or Events. Since December 31, 1993, the business of Peoples has been operated only in the ordinary course consistent with past practices and there has not been, occurred or arisen: (i) any damage, destruction, loss or casualty whether or not covered by insurance which has had or is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of Peoples; (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Peoples Common Stock or any redemption or other acquisition of the Peoples Common Stock by Peoples or any split, combination or reclassification of shares of Peoples Common Stock declared or made; (iii) any extraordinary losses suffered not adequately reserved against, whether or not in the ordinary course of business; (iv) any material assets mortgaged, pledged or subjected to any lien, charge or other encumbrance; (v) any agreement to do any of the foregoing; or (vi) any other event, development or condition of any character including any change in results of operations, financial condition, method of accounting or accounting practices, nature of business, or manner of conducting the business of Peoples that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or results of operations of Peoples.

  4.17 Reports. Since January 1, 1991, Peoples has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Federal Reserve Board,
(ii) the Florida Department, and (iii) the Federal Deposit Insurance Corporation, including, but not limited to Forms F-2, Forms F-4 and proxy statements. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, at the time of filing thereof complied in all material respects with the laws and rules and regulations applicable to it and did not contain any statement which at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact or which omitted to state any material fact necessary in order to make the statements contained therein not false or misleading.

  4.18 Statements True and Correct. No representation or warranty made by Peoples nor any statement or certificate or instrument furnished as information which is Previously Disclosed or included in an Exhibit or Schedule by Peoples in connection with this Agreement nor any statement or certificate to be furnished by Peoples to SunTrust pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. None of the information supplied or to be supplied by Peoples for inclusion in the Registration Statement to be filed by SunTrust with the SEC in connection with the SunTrust Common Stock to be issued in the Merger, the Proxy Statement to be mailed to Peoples' shareholders in connection with the Shareholders' Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement, when first mailed to the shareholders of Peoples, fail to comply in all material respects with the laws and rules and regulations applicable to it or be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material facts, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that Peoples is responsible for filing with the Federal Deposit Insurance Corporation or any other Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  4.19 Regulatory Approvals. Peoples knows of no reason why the regulatory approvals referred to in Section 9.6 of this Agreement should not be obtained without imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  4.20 Brokers and Finders. Neither Peoples nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Peoples in connection with this Agreement or any of the transactions contemplated hereby.

  4.21 Environmental Laws. Peoples is not in violation (either directly, including without limitation as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans, or indirectly, including without limitation as a collateral interest holder) of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state, territorial or local statute, regulation, ordinance, order or decree relating to the environment ("Environmental Laws"), other than any violation which would not have a material adverse effect on the business, financial condition or results of operations of Peoples. As of the date hereof, neither Peoples nor, to the knowledge of Peoples, any of Peoples' borrowers, has received written notice that it has been identified by the United States Environmental Protection Agency as a potential responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor, as of the date hereof, has Peoples or to its knowledge, any of Peoples' borrowers, received any written notification from any government agency that any hazardous waste (as defined by 42 U.S.C. 6903(5)), any hazardous substances (as defined by 42 U.S.C. 9601(14)), any "pollutant or contaminant" (as defined by 42 U.S.C. 9601(33)), or any toxic substance, hazardous materials or oil regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law, which notification would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Peoples.

  4.22 Deposit Insurance. The deposit accounts of Peoples are insured by the Federal Deposit Insurance Corporation, in accordance with the provisions of the Federal Deposit Insurance Act as amended (the "FDIC Act"). Peoples has paid all regular premiums and special assessments and filed all reports required under the FDIC Act.

                                ARTICLE FIVE

                 REPRESENTATIONS AND WARRANTIES OF SUNTRUST

  5.1 Organization, Standing and Authority. SunTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified could have a material adverse effect on the business, financial condition or results of operations of SunTrust and its Subsidiaries on a consolidated basis, and has corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform its terms. SunTrust is duly registered as a bank holding company under the BHC Act.

  5.2  Capital Stock.  The authorized capital stock of SunTrust consists of
(i) 350,000,000 shares of SunTrust Common Stock, of which 116,602,482 shares were issued and outstanding as of November 30, 1994 and (ii) 50,000,000 shares of SunTrust preferred stock of no par value, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SunTrust Common Stock are, and the shares of SunTrust Common Stock to be issued upon consummation of the Merger shall be, duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of SunTrust Common Stock has been issued in violation of any preemptive rights of its current or former shareholders.

  5.3  Authority.

    (a) The Execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SunTrust. This Agreement represents a legal, valid and binding obligation of SunTrust, enforceable against SunTrust in accordance with its terms.

    (b) Neither the execution and delivery of this Agreement by SunTrust, nor the consummation by SunTrust of the transactions contemplated herein, nor compliance by SunTrust with any of the provisions hereof will (i) conflict or result in a breach of any provision of SunTrust's Articles of Incorporation or Bylaws, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default (or an event that with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of any of the SunTrust Companies, pursuant to any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such events, have a material adverse effect on the business, financial condition or results of operations of SunTrust and its Subsidiaries on a consolidated basis or the transactions contemplated hereby, or (iii) subject to receipt of the requisite approvals referred to in Section 9.6 of this Agreement, to the knowledge of SunTrust's management, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SunTrust or any of its Subsidiaries of any of their properties or assets.

    (c) Other than in connection or compliance with the provisions of the applicable state corporate or securities laws, the 1933 Act and the 1934 Act and the rules and regulations thereunder and rules of the New York Stock Exchange, Inc., and the National Association of Securities Dealers, Inc.; and other than consents, authorizations, approvals, or exemptions required from the Federal Reserve Board, the Florida Department, the Florida Secretary or the Federal Deposit Insurance Corporation, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, authorization of, or exemption by, or consent or approval of any public body or authority is necessary for the consummation by SunTrust of the Merger and the other transactions contemplated in this Agreement.

  5.4 Financial Statements. SunTrust has delivered to Peoples prior to the execution of this Agreement copies of the following financial statements of SunTrust and its Subsidiaries included in reports filed with the SEC (collectively referred to herein as the "SunTrust Financial Statements"):
(i) audited Consolidated Balance Sheets of SunTrust at December 31, 1991, 1992 and 1993, and the related Consolidated Statements of (a) Income, (b) Shareholders' Equity and (c) Cash Flow for the years then ended and the notes thereto as reported upon by Arthur Andersen & Co., independent certified public accountants and (ii) unaudited Balance Sheets of SunTrust at March 31, June 30 and September 30, 1994, and the related Consolidated Statements of
(a) Income, (b) Shareholders' Equity and (c) Cash Flow for the three-month periods then ended and the notes thereto.

  The SunTrust Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are in accordance with the books and records of the SunTrust Companies, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices and applicable legal requirements, and (ii) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flow of the SunTrust Companies as of the dates and for the periods indicated, in accordance with GAAP applicable to banks or bank holding companies, applied on a basis consistent with prior periods, except as disclosed in the notes thereto.

  5.5 Absence of Undisclosed Liabilities. None of the SunTrust Companies has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to SunTrust, or that when combined with all similar obligations or liabilities would be material, on a consolidated basis to SunTrust, (i) except as disclosed in the SunTrust Financial Statements or by this Agreement and (ii) except for liabilities or obligations incurred in the ordinary course of business since the respective dates of such financial statements consistent with past practices, none of which might reasonably be expected to have a material adverse effect on the consolidated financial condition or results of operations of SunTrust and its subsidiaries. Since December 31, 1993, none of the SunTrust Companies has paid any obligation or liability which would be material on a consolidated basis to SunTrust, except for obligations paid in connection with transactions by it in the ordinary course of its business consistent with past practices.

  5.6 Allowance for Possible Loan Losses. The allowances for possible loan losses shown on the Consolidated Balance Sheets of SunTrust as of December 31, 1993 and September 30, 1994, respectively, were adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 1993.

  5.7 Compliance with Laws. To the knowledge of SunTrust's management each of the SunTrust Companies:

    (a) Is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach of violation of which would have a material adverse effect on the financial condition or results of operations of SunTrust on a consolidated basis; and

    (b) Has received no notification from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof asserting that any of the SunTrust Companies is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on the business, operations or financial condition of SunTrust on a consolidated basis, or threatening to revoke any license, franchise, permit or governmental authorization which is material to the business, operations or financial condition of SunTrust on a consolidated basis, and is subject to no written agreement or written understanding with any Regulatory Authorities with respect to its assets or business.

  5.8 Legal Proceedings. There are no actions, suits or proceedings instituted or pending, or to the knowledge of SunTrust's management, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any of the SunTrust Companies, or against any property, asset, interest, or right of any of them, that are reasonably expected to have either individually or in the aggregate a material adverse effect on the business, operations or financial condition of the SunTrust Companies or that are reasonably expected to materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. None of the SunTrust Companies is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

  5.9 Absence of Certain Changes or Events. Since December 31, 1993, SunTrust and its Subsidiaries on a consolidated basis have not suffered any change in their business, operations, assets or condition (financial or otherwise) that would have a material adverse effect on the business, financial condition or results of operations of SunTrust and its Subsidiaries on a consolidated basis.

  5.10 Reports. Since January 1, 1994, SunTrust has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements, and the Federal Reserve Board. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, at the time of filing thereof complied in all material respects with the laws and rules and regulations applicable to it and did not contain any statement which at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact or which omitted to state any material fact necessary in order to make the statements contained therein not false or misleading.

  5.11 Statements True and Correct. No representation or warranty made by SunTrust nor any statement or certificate or instrument furnished as information which is Previously Disclosed or included in an Exhibit or
Schedule in connection with this Agreement nor any statement or certificate to be furnished by SunTrust to Peoples pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. None of the information supplied or to be supplied by SunTrust for inclusion in the Registration Statement to be filed by SunTrust with the SEC in connection with the SunTrust Common Stock to be issued in the Merger, the Proxy Statement to be mailed to Peoples' shareholders in connection with the Shareholders' Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement, when first mailed to the shareholders of Peoples, fail to comply in all material respects with the laws and rules and regulations applicable to it or be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material facts, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that SunTrust is responsible for filing with the FDIC or any other Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  5.12 Regulatory Approvals. SunTrust knows of no reason why the regulatory approvals referred to in Section 9.6 of this Agreement should not be obtained without imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                 ARTICLE SIX

                     COVENANTS AND AGREEMENTS OF PEOPLES

  Peoples hereby covenants and agrees with SunTrust as follows:

  6.1 Conduct of Business - Negative Covenants. From the date of this Agreement until the earlier of the Effective Date or until the termination of this Agreement, Peoples covenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer, Chief Financial Officer or Treasurer of SunTrust, which consent, in the case of actions described in subparagraphs (e) and (f), shall not be unreasonably withheld:

    (a)  Amend its Articles of Incorporation or Bylaws; or

    (b) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock; or,

    (c) Except as otherwise expressly permitted in this Agreement, make or effect any change in equity capitalization; or,

    (d) Acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with (i) mergers, acquisitions, or other transactions approved in advance in writing by SunTrust, (ii) foreclosures in the ordinary course of business, or (iii) acquisitions of control by a banking subsidiary in its fiduciary capacity; or,

    (e) Sell or otherwise dispose of any assets other than in the ordinary course of business for reasonable and adequate consideration; provided, however, such covenant in this subparagraph (e) shall not be applicable to the sale of assets sold after the date of this Agreement in transactions not otherwise prohibited by this Agreement having an aggregate value not in excess of $50,000; or,

    (f) Other than incurring short-term debt of the type issued solely to banks and other financial institutions that can be paid at any time without prepayment penalty or premium, incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 for Peoples except in the ordinary course of business of Peoples consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements); or,

    (g) Grant any general increase in compensation to its employees as a class or to any of its officers, except in accordance with past practice or as required by law; pay any bonus except in accordance with past practice or the provisions of any applicable program or plan adopted by the Board of Directors of Peoples prior to the date of this Agreement; grant any material increase in fees or other increases in compensation or other benefits to any of its directors except as in accordance with past practice; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law) that would materially increase the retirement benefit liabilities of Peoples and its Subsidiaries on a consolidated basis; or,

    (h) Amend any existing employment contract between Peoples and any person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder or enter into any new employment contract with any person that Peoples does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Date; or,

    (i) Adopt any new employee benefit plan of Peoples thereof or make any material change in or to any existing employee benefit plans of Peoples other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

  6.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of SunTrust shall have been obtained and except as otherwise contemplated herein, Peoples will operate its business only in the usual, regular and ordinary course; preserve intact its business organizations and assets and maintain its rights and franchises; and take no action which would
(i) adversely affect its ability to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in
Section 9.6 of this Agreement, or (ii) adversely affect the ability of Peoples to perform its covenants and agreements under this Agreement.

  6.3 Adverse Changes in Condition. Peoples hereby agrees to give written notice promptly to SunTrust concerning any material adverse change in its condition from the date of this Agreement until the Effective Date that might adversely affect the consummation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of Peoples contained herein.
Peoples shall use its best efforts to prevent or promptly remedy the same.

  6.4 Cooperation. Peoples hereby covenants and agrees to cooperate fully with SunTrust to provide such support, assistance and information to SunTrust as may be reasonably requested by it in connection with its application for all necessary approvals by public authorities, federal, state or local, in connection with the transactions contemplated hereby, and to consult regularly with SunTrust in the preparation of any such applications or the Registration Statement and the Proxy Statement.

  6.5 Investigation and Confidentiality. Prior to the Effective Date, SunTrust may make or cause to be made such investigation, if any, of the business and properties of Peoples, and of respective financial and legal condition as SunTrust reasonably deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Peoples agrees to furnish SunTrust and SunTrust's advisers with such financial and operating data and other information with respect to its businesses, properties, and employees as SunTrust shall from time to time reasonably request. No investigation by SunTrust shall affect the representations and warranties of Peoples, and subject to Section 10.3 of this Agreement, each such representation and warranty shall survive any such investigation. SunTrust shall, and shall cause its advisers and agents, to maintain the confidentiality of all confidential information furnished to it by Peoples concerning Peoples' business, operations and financial condition and, if this Agreement is terminated prior to the Effective Date, shall not use such information for any purpose for a period of five (5) years from the date of this Agreement. If this Agreement is terminated prior to the Effective Date, SunTrust shall promptly return all documents and copies thereof, and all work papers containing confidential information received from Peoples.

  6.6 Reports. Peoples shall file all reports required to be filed with the Florida Department and the Federal Deposit Insurance Corporation by Peoples between the date of this Agreement and the Effective Date and shall deliver to SunTrust copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports to the Federal Deposit Insurance Corporation, such financial statements will fairly present the financial position of Peoples as of the dates indicated and the results of operations and changes in financial position for the period then ended in accordance with GAAP applicable to banks, applied on a consistent basis. As of their respective dates such reports filed with the Federal Deposit Insurance Corporation will comply in all material respects with the rules and regulations promulgated by the Federal Deposit Insurance Corporation and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any such reports to another Regulatory Authority shall be presented in accordance with the applicable rules, regulations or standards applicable to such reports.

  6.7 Current Information. During the period from the date of this Agreement to the Effective Date, Peoples shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of SunTrust or SunTrust and to report on the general status of its ongoing operations. Peoples shall promptly notify SunTrust of any material change in the normal course of Peoples' business or in the operations of its properties and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material litigation involving Peoples, and will keep SunTrust fully informed with respect to such events.

  6.8 Dividends. From the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, Peoples shall not declare or pay any dividends, or make any cash or in-kind distributions, on or in respect of its capital stock without the prior written consent of SunTrust.

  6.9 Capital Stock. Without the prior written consent of SunTrust, from the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, Peoples shall not, and shall not enter into any agreement to, issue, sell, or otherwise permit to become outstanding any additional shares of Peoples Common Stock, preferred stock or any other capital stock of Peoples, including any shares of capital stock held in Peoples' treasury, or any stock appreciation rights, or any option, warrant, conversion, or other right to purchase any such stock, or any security convertible into any such stock; provided, however, such covenant in this
Section 6.9 shall not be applicable with respect to the sale of capital stock of Peoples upon the exercise of options pursuant to the Peoples Stock Option Plan.

  6.10 Agreement of Affiliates. Peoples agrees to deliver to SunTrust no later than the date of this Agreement a letter identifying all persons whom Peoples reasonably believes, at the time the Merger is submitted to a vote of its shareholders, will be "affiliates" of Peoples for purposes of Rule 145 under the 1933 Act. Peoples shall cause each person who is identified as an "affiliate" in the letter referred to above to deliver to SunTrust within ten
(10) days of the date of this Agreement, a written agreement, substantially in the form of Exhibit 2, providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of Peoples Common Stock held by such person except as contemplated by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Peoples Common Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder.

  6.11 Certain Actions. Except with respect to this Agreement and transactions contemplated hereby, Peoples shall not solicit or encourage (including by way of furnishing any information that it is not legally obligated to furnish) any inquiry or proposal relating to the merger or consolidation of Peoples with any entity or the acquisition of Peoples or all or substantially all of its assets or properties by any person or entity. Peoples shall not negotiate with respect to any such transaction, nor shall it reach any agreement or understanding (formal or informal, written or otherwise) with respect to any such transaction. It may, however, communicate information about such proposal to its shareholders if and to the extent that it is required to do so in order to reasonably comply with its legal obligations. Peoples shall promptly notify SunTrust orally and in writing in the event it receives any inquiry or proposal relating to any such transaction.

  6.12 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, Peoples hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transaction contemplated herein. Peoples shall use, and shall cause each of the Peoples Subsidiaries to use, its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

  6.13 Termination or Exercise of Options. No later than thirty (30) days after the date of this Agreement, Peoples shall have delivered to SunTrust letters in the form of Exhibit 6 hereto which have been executed by each holder of options for shares of Peoples Common Stock. On or before the date of Closing, all of the holders of options for shares of Peoples Common Stock under the Peoples Stock Option Plan shall have exercised such options and Peoples shall have issued the Peoples Common Stock to such option holders, or Peoples shall have terminated and cashed out such options at any time up until twenty business days preceding the date of the Shareholders' Meeting at a price per share equal to .75 times the closing price per share of SunTrust Common Stock as reported on the NYSE Composite Tape on the date the option holder elects to have such options cashed out less the option price set forth in such holders' option agreement. If by the date of Closing options remain outstanding which have not been exercised or cashed out, the options will be automatically cashed out on the date of Closing immediately prior to the merger by Peoples at a price per share equal to .75 times the arithmetic average of the closing prices per share of SunTrust Common Stock as reported on the NYSE Composite Tape for each of the twenty trading days immediately preceding the Shareholders' Meeting less the option price set forth in such option holders' option agreement.

                                ARTICLE SEVEN

                     COVENANTS AND AGREEMENT OF SUNTRUST

  SunTrust hereby covenants and agrees with Peoples as follows:

  7.1 Conduct of Business. Except as contemplated herein, SunTrust will take and will cause the SunTrust Subsidiaries to take no action which would
(i) adversely affect the ability of any of them to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in Section 9.6 of this Agreement or (ii) adversely affect the ability of SunTrust to perform its covenants and agreements under this Agreement.

  7.2 Adverse Changes in Condition. SunTrust hereby agrees to give written notice promptly to Peoples concerning any material adverse change in its condition or that of any of the SunTrust Subsidiaries from the date of this Agreement until the Effective Date that might adversely affect the consummation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of SunTrust contained herein. SunTrust shall use its best efforts to prevent or promptly remedy the same.

  7.3 Investigation and Confidentiality. Prior to the Effective Date, Peoples may make or cause to be made such investigation, if any, of the business and properties of SunTrust, the SunTrust Companies and of their respective financial and legal condition as Peoples reasonably deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. SunTrust agrees to furnish Peoples and Peoples' advisers with such financial and operating data and other information with respect to its businesses, properties and employees as Peoples shall from time to time reasonably request. No investigation by Peoples shall affect the representations and warranties of SunTrust, and subject to Section 10.3 of this Agreement, each such representation and warranty shall survive any such investigation. Peoples shall, and shall cause it advisers and agents, to maintain the confidentiality of all confidential information furnished to it by SunTrust concerning SunTrust's business, operations and financial condition and shall not use such information for any purpose for a period of five (5) years after the date of this Agreement except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Date, Peoples shall promptly return all documents and copies thereof, and all work papers containing confidential information received from SunTrust.

  7.4 Reports. SunTrust shall file all reports required to be filed with the SEC and the Federal Reserve Board by SunTrust between the date of this Agreement and the Effective Date and shall deliver to Peoples copies of all such reports promptly after the same are filed. If financial statements are contained in such reports to the SEC, such financial statements will fairly present the financial position of SunTrust and its Subsidiaries on a consolidated basis as of the date indicated and the results of operations and changes in the financial position for the period then ended in accordance with GAAP applicable to banks and bank holding companies, applied on a consistent basis. As of their respective dates such reports filed with the SEC will comply in all material respects with the rules and regulations promulgated by the SEC and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  7.5 Approval of Merger. On or before the Effective Date, SunTrust, as the sole shareholder of STI Subsidiary, will vote all of the issued and outstanding shares of STI Subsidiary in favor of the Plan of Merger and the transactions contemplated thereby.

  7.6 Applications. SunTrust shall prepare and file, or shall cause to be prepared and filed, applications with the Federal Reserve Board, the Florida Department and the Federal Deposit Insurance Corporation seeking the requisite approvals necessary to consummate the transactions contemplated by this Agreement, and shall take such other steps and actions in furtherance thereof as it deems appropriate in order to be able to secure such approvals.

  7.7 Listing. The SunTrust Common Stock will either be listed on the New York Stock Exchange or SunTrust shall use its best efforts to have the New York Stock Exchange approve the SunTrust Common Stock listing thereon.

  7.8 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, SunTrust agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transaction contemplated herein. SunTrust shall, and shall cause each of the SunTrust Subsidiaries to, use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

  7.9 Indemnification. SunTrust agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of Peoples as provided in Peoples' Articles of Incorporation and Bylaws as of the date hereof with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than six (6) years from the Effective Date; provided, however, that all rights to any indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                                ARTICLE EIGHT

                            ADDITIONAL AGREEMENTS

  8.1 Registration and Proxy Statement; Shareholder Approval. As soon as reasonably practicable after the execution of this Agreement, SunTrust shall prepare and file the Registration Statement with the FDIC and the SEC, and SunTrust and Peoples shall use their best efforts to cause the Registration Statement to become effective under the 1933 Act and shall take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of SunTrust Common Stock upon consummation of the Merger. Each Party shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action. Peoples shall call a Shareholders' Meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement, the Plan of Merger, the Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) Peoples shall prepare and file a Proxy Statement with the FDIC and mail it to its shareholders; (ii) the Board of Directors of Peoples shall recommend (subject to compliance with their fiduciary duty as advised by counsel and subject to receipt of the investment banking letter referred to in Section 9.11 of this Agreement) to its shareholders the approval of this Agreement and the Plan of Merger, and (iii) Peoples shall use its best efforts to obtain such shareholders' approval. As soon as practicable after the Shareholders' Meeting, Peoples shall deliver to SunTrust a certificate of the Secretary of Peoples containing the names of the shareholders of Peoples that both: (i) have not voted for the Merger contemplated hereby and (ii) have given written notice prior to the taking of the vote on the Merger at the Shareholders' Meeting that they dissent from the Merger ("Certificate of Objections"). The Certificate of Objections shall include the number of shares of Peoples Common Stock held by each such shareholder and the mailing address of each such shareholder.

  8.2 Filings with the Florida Department and the Florida Secretary. STI Subsidiary and Peoples shall execute and file the Florida Articles of Merger with the Florida Department as provided in Section 3.2 in anticipation of the Closing of the transactions contemplated by this Agreement, and shall specify an effective date.

  8.3 Tax Opinion. SunTrust and Peoples hereby agree to use their efforts to obtain a written opinion of King & Spalding, tax counsel to SunTrust, reasonably acceptable to SunTrust and Peoples to the effect that the transactions contemplated hereby, including the Merger, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that the exchange in the Merger of SunTrust Common Stock for Peoples

Common Stock will not give rise to gain or loss to the shareholders of Peoples with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares) (the "Tax Opinion").

  8.4 Press Releases. Prior to the Effective Date, SunTrust and Peoples shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.4 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by law.

                                ARTICLE NINE

              CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

  The obligations of SunTrust, on the one hand, and Peoples, on the other hand, to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by SunTrust or Peoples, as the case may be, pursuant to Section 11.5 of this Agreement:

  9.1 Representations and Warranties. The representations and warranties of the other Party set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date with the same effect as though all such representations and warranties had been made on and as of the Effective Date, except for any such representations and warranties with reference to a specified date, which shall be true and correct in all material respects as of such date.

  9.2 Performance of Agreements and Covenants. Each and all of the covenants and agreements of the other Party to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Date shall have been duly performed and complied with in all material respects.

  9.3 Certificates. The other Party shall have delivered to the Party a certificate, dated as of the Effective Date and signed on its behalf by its Chairman of the Board, its Chief Financial Officer or Treasurer, and its Controller, to the effect that (i) the conditions of its obligations set forth in Section 9.1 and Section 9.2 of this Agreement have been satisfied and (ii) that there has been no material adverse change in the business, consolidated financial condition or consolidated results of operations of such other Party from that reflected on the December 31, 1993 and September 30, 1994, financial statements referred to in Section 4.5 as to Peoples and
Section 5.4 as to SunTrust, all in such reasonable detail as the Party shall request.

  9.4 Corporate Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement, the Florida Articles of Merger and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the other Party. The other Party shall have furnished to the Party certified copies of resolutions duly adopted by such other Party's Board of Directors evidencing the same.

  9.5 Shareholder Approval. The shareholders of Peoples shall have approved this Agreement, the Plan of Merger and the Merger, and the consummation of the transactions contemplated hereby, as and to the extent required by law and by the provisions of any governing instruments, and

Peoples shall have furnished to SunTrust certified copies of resolutions duly adopted by Peoples' shareholders evidencing the same. Holders of more than ten percent (10%) of the issued and outstanding shares of Peoples Common Stock shall not have filed written notice with Peoples at or prior to the Peoples Shareholders' Meeting that they intend to demand payment of the fair value of their shares of Peoples Common Stock and have voted against, or abstained from voting for or against, the adoption of the Agreement.

  9.6 Consents and Approvals. All approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Merger and for the preventing of any termination of any right, privilege, license or agreement of either Party or any of its respective Subsidiaries which, if not obtained or made, would have a material adverse impact on the financial condition or results of operation of such Party and its Subsidiaries on a consolidated basis, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. To the extent that any lease, license, loan or financing agreement or other contract or agreement to which Peoples is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless (i) waived by SunTrust in accordance with Section 11.5 of this Agreement, or (ii) the failure to obtain such consent or waiver would not have a material adverse impact on the business, operation or financial condition of Peoples following the Merger or the transactions contemplated hereby. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not be conditioned or restricted in a manner in which in the judgment of the Board of Directors of either Party materially adversely affects the economic assumptions of the transactions contemplated hereby so as to render inadvisable the consummation of the Merger.

  9.7 Legal Proceedings. No action or proceedings shall have been instituted by any governmental authority or to the knowledge of the Parties threatened by any governmental authority seeking to restrain the consummation of the transactions contemplated by this Agreement which, in the opinion of the Board of Directors of SunTrust or Peoples, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

  9.8 Material Adverse Change. There shall have been no determination by the Board of Directors of the Party that the Merger or the other transactions contemplated by this Agreement have become impractical because of any state of war, national emergency, or banking moratorium shall have been declared in the United States or a general suspension of trading on the New York Stock Exchange shall have occurred. There shall have been no determination by the Board of Directors of the Party that the consummation of the Merger or the other transactions contemplated by this Agreement is not in the best interests of such Party or its shareholders by reason of a material adverse change in the business, consolidated financial condition or consolidated results of operations of the other Party from that reflected in the December 31, 1993 and September 30, 1994, financial statements of such Party referred to in Section 4.5 as to Peoples and Section 5.4 as to SunTrust.

  9.9 Opinions of Counsel. SunTrust, in the case solely of Peoples' conditions, shall have delivered to Peoples an opinion of corporate counsel to SunTrust, dated as of the Effective Date, substantially in the form and to the effect specified in Exhibit 3, and Peoples, in the case of SunTrust's conditions, shall have delivered to SunTrust an opinion of Bush Ross Gardner

Warren & Rudy, P.A. or of other counsel reasonably satisfactory to SunTrust and its counsel, dated as of the Effective Date, substantially in the form and to the effect specified in Exhibit 4.

  9.10 Tax Matters. Each Party shall have delivered to the other Party a Certificate, dated as of the Effective Date, signed by its Chairman of the Board, its Chief Financial Officer or Treasurer, and by its Controller to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinion, were at the date of such presentation true, correct and complete, and are on the date of such Certificate true, correct and complete, as though such statement of facts and representations had been made on the date of such Certificate. Each Party shall have received a copy of the Tax Opinion referred to in Section 8.3 of this Agreement.

  9.11 Letter from Investment Banking Firm. Peoples shall have received, for a fee not to exceed $12,000, a letter from Allen C. Ewing & Co., dated within seven (7) days after the date of this Agreement, to the effect that in the opinion of such firm the terms of the Merger are fair to the shareholders of Peoples from a financial point of view.

  9.12 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the 1934 Act, and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC.

  9.13 Agreement with Edward Heveran. With respect solely to SunTrust's conditions, Edward Heveran shall have executed and delivered to SunTrust an agreement in the form attached hereto as Exhibit 5.

  9.14 Termination or Exercise of Options. With respect solely to SunTrust's conditions, all of the holders of options for shares of Peoples Common Stock shall have exercised such options or Peoples shall have terminated and cashed out such options in accordance with Section 6.13 herein.

                                 ARTICLE TEN

                                 TERMINATION

  10.1 Termination. Notwithstanding any other provision of this Agreement or the Plan of Merger and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of Peoples, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date:

    (a) By a vote of a majority of the Board of Directors of both SunTrust and Peoples; or
    (b) By a vote of a majority of the Board of Directors of either SunTrust or Peoples in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained herein which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

    (c) By a vote of a majority of the Board of Directors of either SunTrust or Peoples in the event that the Merger shall not have been consummated by September 30, 1995, other than as a result of a material breach by such party of any representation, warranty or agreement of such party contained herein; or

    (d) By a vote of a majority of the Board of Directors of either SunTrust or Peoples in the event (i) any approval of any governmental or other Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) if the shareholders of Peoples fail to vote their approval of the Merger and the transactions contemplated hereby as required by the Florida Banking Code at the Shareholders' Meeting where the transactions were presented to such shareholders for approval; or

    (e) By the Chairman of the Board, the Chief Financial Officer or Treasurer of SunTrust on or before January 6, 1995, if such officer determines, in his sole discretion, that as a result of information discovered during SunTrust's investigation of the business and properties of Peoples pursuant to Section 6.5, the proposed transaction is no longer desirable to SunTrust.

  10.2 Effect of Termination. In the event of the termination of this Agreement and the Plan of Merger pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger and the obligation of the Parties to consummate the transactions contemplated hereby shall terminate without prejudice to the rights of any Party terminating this Agreement pursuant to subparagraph (b) above to seek damages or other remedies against the breaching party in respect of the breach of this Agreement, except that the provisions of Sections 10.4 and 11.1 of this Agreement shall survive any such termination.

  10.3 Representations, Warranties and Covenants not to Survive. The respective representations and warranties of the Parties contained in this Agreement and the Plan of Merger and in the instruments and certificates delivered pursuant hereto and thereto shall expire on, and be terminated and extinguished on the Effective Date; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking, or other document or instrument delivered hereunder in whole or in part by any person other than Peoples, SunTrust or STI Subsidiary (or directors or officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further that no representation or warranty of Peoples, or SunTrust contained herein shall be deemed to be terminated or extinguished so as to deprive Peoples or SunTrust of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Peoples or SunTrust, the representations and warranties aforesaid (except to the extent that they shall have been waived in accordance herewith) being material inducements to the consummation by Peoples and SunTrust of the Merger and other transactions contemplated hereby.

  10.4 Termination Fee. If on or before September 30, 1995, (a) Peoples enters into a definitive agreement ("Definitive Agreement") or consummates a transaction with any corporation, partnership, person or other entity or group (other than any of the SunTrust Companies) with respect to (i) the sale of all or a substantial portion of the assets of Peoples, (ii) the sale of at least 50% of the then outstanding shares of Peoples Common Stock, or (iii) a merger (except for a merger pursuant to which Peoples acquires another bank and such transaction does not result in the shareholders of Peoples immediately prior to such merger owning less than 50% of the voting securities of the ultimate parent of the surviving entity immediately after the transaction), consolidation or other business combination involving Peoples or (b) any corporation, partnership, person or other entity or group (other than any of the SunTrust Companies) acquires beneficial ownership (as the terms "person" and "beneficial ownership" are defined for purposes of Rule 13d-3 under the 1934 Act) of at least 50% of the then outstanding shares of Peoples Common Stock in one or more transactions that are supported, recommended or endorsed by the Board of Directors of Peoples, Peoples shall pay to SunTrust a termination fee of $750,000 ("Fee"); provided, however, that no Fee shall be due and payable hereunder if this Agreement is terminated (i) pursuant to Sections 10.1(a), 10.1(c) or 10.1(e), or (ii) pursuant to Section 10.1(b) if Peoples is the terminating party, or (iii) pursuant to Section 10.1(d) hereof unless at the time that the termination of this Agreement is effected (y) there exists any material breach by Peoples of any representation, warranty, covenant or agreement contained herein or (z) any of the transactions described in (a) and (b) of this Section 10.4 have been announced. The payment of any Fee due under this Section 10.4 shall be made by wire transfer of immediately available funds within five (5) business days after the first of the following to occur: (A) execution of a Definitive Agreement to any transaction described in clauses (a) or (b) of this Section 10.4 and (B) consummation of any transaction described in clauses (a) or (b) of this Section 10.4. Any overdue amount of the Fee that becomes due and payable under this Section 8.3 shall accrue interest at the Prime Rate plus two percent (2%) per annum. For purposes of this Section 10.4, the term "Prime Rate" shall mean the lesser of (x) that rate of interest from time to time publicly announced by Trust Company Bank, Atlanta, Georgia as its "prime rate" of interest and (y) the maximum rate of interest allowable by law.

                               ARTICLE ELEVEN

                                MISCELLANEOUS

  11.1  Expenses.

    (a) Except as provided in Section 11.1(b) of this Agreement, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

   (b) Notwithstanding the provisions of Section 11.1(a) of this Agreement, if for any reason this Agreement and the Plan of Merger are terminated by any Party before the Closing is concluded, SunTrust, on the one hand, and Peoples, on the other hand, shall bear and pay one-half of the following expenses: the printing costs incurred in connection with the printing of the Registration Statement, the Proxy Statement, and all filing fees paid by SunTrust or Peoples in connection with any regulatory applications. Notwithstanding the foregoing, if this Agreement and the Plan of Merger are terminated by SunTrust or Peoples pursuant to Section 10.1(b) of this Agreement because of the willful breach by the other of any representation, warranty, covenant, undertaking or restriction contained herein, if the terminating Party shall not have been in breach (in any material respect) of any representation, warranty, covenant, undertaking or restriction contained herein or in the Plan of Merger, then the breaching Party shall pay all such costs and expenses, plus costs of counsel, investment bankers and accountants of the terminating Party. Final settlement with respect to payment of such fees and expenses by the Parties shall be made within thirty (30) days of the termination of this Agreement and the Plan of Merger.

  11.2 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, affiliates or Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either SunTrust or Peoples, SunTrust or Peoples, as the case may be, agrees to indemnify and hold the other Party harmless from and against any such claim.

  11.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the Plan of Merger contain the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the Parties and the parties thereto and their respective successors. Nothing in this Agreement or the Plan of Merger expressed or implied, is intended to confer upon any Party, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the Plan of Merger, except as expressly provided herein or therein.

  11.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by all of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that the provisions of Section 2.2 of this Agreement relating to the manner or basis in which shares of Peoples Common Stock will be exchanged for SunTrust Common Stock shall not be amended after the Shareholders' Meeting without the approval of the holders of at least a two-thirds majority of the issued and outstanding shares of Peoples Common Stock.

  11.5 Waivers. Prior to or on the Effective Date, SunTrust, acting through its Board of Directors, Chairman, Chief Financial Officer or Treasurer, shall have the right to waive any default in the performance of any term of this Agreement by Peoples, to waive or extend the time for the compliance or fulfillment by Peoples of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Peoples under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Effective Date, Peoples, acting through its Board of Directors, Chairman or President, shall have the right to waive any default in the performance of any term of this Agreement by SunTrust, to waive or extend the time for the compliance or fulfillment by SunTrust of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Peoples under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

  11.6 No Assignment. None of the Parties may assign any of its rights or obligations under this Agreement or the Plan of Merger to any other person.

  11.7 Specific Enforceability. The Parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a Party by reason of the failure of any of the Parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if after the Shareholders' Meeting any Party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Party against which such action or proceeding is brought hereby waives the claim or defense that the Party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally by facsimile transmission or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

  SunTrust:        SunTrust Banks, Inc.
                   55 Park Place, NE
                   Center 635
                   Atlanta, Georgia  30303

                   Attention: Donald T. Heroman
                   Fax #:  (404) 827-6491

  Copy to Counsel: SunTrust Banks, Inc.
                   Legal and Regulatory Affairs
                   25 Park Place
                   Center 643
                   Atlanta, Georgia 30303

                   Attention:  Raymond D. Fortin
                   Fax #:  (404) 581-1637

  with copies to:  King & Spalding
                   191 Peachtree Street, N.E.
                   Atlanta, Georgia  30303-1763

                   Attention:  Robert Woodward
                   Fax #:  (404) 572-5147

  Peoples:         Peoples State Bank
                   6335 U. S. Highway 19
                   New Port Richey, Florida 34652-2239

                   Attention:  Edward Heveran
                   Fax #:  (813) 849-8490

  Copy to Counsel: Bush Ross Gardner Warren & Rudy, P.A.
                   220 South Franklin Street
                   Tampa, Florida  33602

                   Attention:  Richard B. Hadlow
                   Fax #:  (813) 223-9620

   11.9   Governing  Law.   This Agreement and the Plan of Merger shall be
governed by and construed in accordance with the laws of the State of Florida except to the extent federal law shall be applicable.

   11.10   Counterparts.   This Agreement may be  executed in one or more
counterparts, each of which shall constitute one and the same instrument.
   IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto duly authorized all as of the day and year first above written.

        SunTrust Banks, Inc.


        By:    Donald T. Heroman
        Title: Treasurer and Senior Vice President


        ATTEST:
              Secretary

    [CORPORATE SEAL]


        Peoples State Bank


        By:    Edward Heveran
        Title: Chairman of the Board and President


        ATTEST:
              Secretary

    [CORPORATE SEAL]
                                    A-34

                        PLAN AND AGREEMENT OF MERGER

                            STI SUBSIDIARY, INC.
                                with and into
                             PEOPLES STATE BANK
                            under the charter of
                             PEOPLES STATE BANK
                               with the title
                            "PEOPLES STATE BANK"


     THIS AGREEMENT dated as of January 5, 1995, made by and between STI Subsidiary, Inc. (hereinafter referred to as "STI Subsidiary"), a successor banking corporation incorporated under the laws of Florida, with its main office located at 6335 U.S. Highway 19, New Port Richey, Florida 34656-2133, having no additional branches, with a Capital of $100 divided into 20 shares of common stock, each of $5.00 par value, Surplus of $0, and Undivided Profits including Capital Reserves of $0 as of September 30, 1994, and Peoples State Bank (hereinafter "Peoples"), a banking corporation organized under the laws of the State of Florida with its main office located at 6335 U.S. Highway 19, New Port Richey, Florida 34656-2133, with branches as set forth on Exhibit A, with a Capital of $2,036,000, divided into 407,258 shares of common stock, each of $5.00 par value, Surplus of $1,542,000 and Undivided Profits including Capital Reserves and net unrealized gains and losses on securities of $3,155,000 as of September 30, 1994, each acting pursuant to a resolution of its Board of Directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of Sections 658.40 through 658.45, Florida Statutes, witnesseth as follows:

     SECTION 1

     STI Subsidiary shall be merged with and into Peoples under the state charter of Peoples.

     SECTION 2

     The name of the resulting bank shall be "Peoples State Bank" (the "Resulting Bank").

     SECTION 3

     The business of the Resulting Bank shall be that of a state banking corporation. This business shall be conducted by the Resulting Bank at its main office which shall be located at 6335 U.S. Highway 19, New Port Richey, Florida 34656-2133, and at each existing branch office as set forth on Exhibit A.

     SECTION 4

     The amount of capital of the Resulting Bank shall be $100, divided into 20 shares of common stock, each $5.00 par value, and at the time the merger shall become effective, the Resulting Bank shall have a Surplus of $12,143,900 and Undivided Profits including Capital Reserves of $3,607,000, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between September 30,1994, and the effective time of the merger.

     SECTION 5

     At the effective time of the merger, all the rights, privileges, immunities and franchises of the merging banks and all of their property, real, personal and mixed, and all the debts due on whatever account to either of them, as well as all other choses in action belonging to either of them, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity, shall be transferred to and vested in the Resulting Bank, without further act or deed, and all claims, demands, property and other interests shall be the property of the Resulting Bank, and the title to all real estate vested in either of the merging banks shall not revert or be in any way impaired by reason of the merger, but shall be vested in the Resulting Bank. The rights of creditors of either merging bank shall not in any manner be impaired, nor shall any liability or obligation, including taxes due or to become due, or any claim or demand in any cause existing against such merging bank, or any stockholder, director or officer thereof, be released or impaired by the merger, but, except as otherwise provided in this Agreement, the Resulting Bank shall be deemed to have assumed, and shall be liable for, all liabilities (including liabilities arising from the exercise of fiduciary powers) and obligations of each of the merging banks in the same manner and to the same extent as if the Resulting Bank had itself incurred such liabilities or obligations. The stockholders, directors and officers of the merging banks shall continue to be subject to all the liabilities, claims and demands existing against them as existed at or before the merger.

     SECTION 6

     Manner of Converting Shares. The manner and basis of converting the shares of the capital stock of Peoples and STI Subsidiary upon consummation of the merger shall be as follows:

          (a) STI Subsidiary Capital Stock. Each share of STI Subsidiary capital stock issued and outstanding at the effective date of the merger (the "Effective Date") shall be converted into one share of issued and outstanding common stock of the surviving corporation, each of which shall be fully paid and nonassessable.

          (b) Peoples Common Stock. As used herein, the term "SunTrust Common Stock" shall mean the $1.00 par value common stock of SunTrust Banks, Inc. ("SunTrust"). At the Effective Date, by virtue of the merger and without any action on the part of SunTrust, Peoples or the holders of shares of common stock of Peoples ("Peoples Common Stock") shall be converted as follows:

          (i) Subject to the other provisions of this Section 6, each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Date (excluding treasury shares and shares held by dissenting shareholders (as defined in Section 6(d)) shall be converted into (1) the right to receive .75 shares of SunTrust Common Stock (the "Exchange Ratio"),
(2) the right to receive the Per Share Cash Amount (as defined below), or (3) the right to receive a combination of shares of SunTrust Common Stock and cash determined in accordance with subparagraph (iv) of this Section 6(b). The "Per Share Cash Amount" shall mean .75 multiplied by the arithmetic average of the closing prices per share of SunTrust Common Stock as reported on the NYSE Composite Tape for each of the twenty trading days immediately preceding the date of the meeting of the shareholders of Peoples to approve the merger (the "Shareholders' Meeting"). All shares of Peoples Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the consideration set forth in this Section 6(b). The holders of such certificates previously evidencing such shares of Peoples Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Peoples Common Stock except as
otherwise provided herein or by law.   Such certificates previously
evidencing shares of Peoples Common Stock shall be exchanged for (a) certificates evidencing whole shares of SunTrust Common Stock issued in consideration therefor or (b) the Per Share Cash Amount, multiplied by the number of shares previously evidenced by the canceled certificate, in each case in accordance with the allocation procedure of this Section 6 and upon the surrender of such certificates in accordance with the provisions of Section 3.3 of the Agreement and Plan of Reorganization dated December 6, 1994 between SunTrust and Peoples (the "Reorganization Agreement"), without interest. No fractional shares of SunTrust Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 6(f).

          (ii) The number of shares of Peoples Common Stock to be converted into the right to receive cash in the Merger shall be equal to 19.75% of the number of shares of Peoples Common Stock outstanding immediately prior to the Effective Date (the "Cash Election Number"). The number of shares of Peoples Common Stock to be converted into the right to receive SunTrust Common Stock in the Merger shall be equal to 80.25% of the number of shares of Peoples Common Stock outstanding immediately prior to the Effective Date (the "Stock Election Number").

          (iii) Subject to the allocation and election procedures set forth in this Section 6, each record holder of shares of Peoples Common Stock immediately prior to the Effective Date will be entitled (1) to elect to receive cash for all such shares (a "Cash Election"), or (2) to elect to receive SunTrust Common Stock for all of such shares (a "Stock Election"). All such elections shall be made on a form designed for that purpose (a "Form of Election"). Holders of record of shares of Peoples Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Peoples Common Stock held by each such Representative for a particular beneficial owner.

          (iv) James P. Gills, the record holder of 21.12% of the shares of Peoples Common Stock, has agreed that he has no preference as to the receipt of cash or SunTrust Common Stock for his shares, and has authorized SunTrust's exchange agent (selected pursuant to Section 3.3 of the Reorganization Agreement) to allocate his shares in a manner such that the number of shares of Peoples Common Stock to be converted into cash equals the Cash Election Number, and the number of shares of Peoples Common Stock to be converted into SunTrust Common Stock equals the Stock Election Number. If, after the allocation of James P. Gills' shares, the number of shares of Peoples Common Stock to be converted into cash still exceeds the Cash Election Number, the exchange agent shall determine such number of shares covered by Cash Elections (the "Cash Election Shares") which must be re-designated as shares covered by Stock Elections ("Stock Election Shares"). All shareholders who made Cash Elections shall, on a prorata basis, have such number of their Cash Election Shares re-designated as Stock Election Shares so that the Cash Election Number and the Stock Election Number are achieved.

          (v) After the allocation procedure set forth in Section 6(b)(iv) is completed, all Cash Election Shares shall be converted into the right to receive cash and all Stock Election Shares shall be converted into the right to receive SunTrust Common Stock.

          (vi) Elections shall be made by holders of Peoples Common Stock by mailing, faxing or otherwise delivering to the exchange agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the exchange agent. SunTrust will have the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of SunTrust (or the exchange agent) in such matters shall be conclusive and binding. Neither SunTrust nor the exchange agent will be under any obligation to notify any person of any defect in a Form of Election. SunTrust or the exchange agent shall also make all computations contemplated by this Section 6(b) and all such computations shall be conclusive and binding on the holders of Peoples Common Stock.

          (vii) A holder of Peoples Common Stock who does not submit a Form of Election which is received by the exchange agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Stock Election. If SunTrust or the exchange agent shall determine that any purported Cash Election was not properly made, such purported Cash Election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election shall for purposes hereof, be deemed to have made a Stock Election.

          (viii) SunTrust and Peoples shall each use its best efforts to mail the Form of Election to all persons who are holders of Peoples Common Stock on the record date for the Shareholders' Meeting, on a date that is not less than ten (10) calendar days prior to the Effective Date. A Form of Election must be received by the exchange agent by the close of business on the last business day prior to the Effective Date (the "Election Deadline") in order to be effective. All elections will be irrevocable.

          (c) Anti-Dilution Provisions. In the event that SunTrust changes the number of shares of SunTrust Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend or similar recapitalization and the record date therefor shall be after the date of this Agreement and prior to the Effective Date, the ratio under which shares of Peoples Common Stock may be converted into and exchanged for shares of SunTrust Common Stock pursuant to Section 6(b) of this Agreement shall be proportionally adjusted.

          (d) Dissenting Shareholders. Any holder of shares of Peoples Common Stock who complies with the provisions of Section 658.44 of the Florida Banking Code and does not vote for or consent to the merger and delivers to Peoples, prior to the taking of the vote on the merger at the Shareholders' Meeting, written notice of such shareholders' intent to demand payment for the shares of Peoples Common Stock held by such holder as of the Effective Date shall be entitled to receive the fair value of such shares in cash as determined pursuant to Section 658.44 of the Florida Banking Code; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has surrendered to Peoples the certificate or certificates representing the shares of Peoples Common Stock for which payment is being made.

          (e) Treasury Shares. Any and all shares of Peoples Common Stock held as treasury shares by Peoples shall be canceled and retired on the Effective Date, and no consideration shall be issued in exchange therefor.

          (f) Fractional Shares. No fractional shares of SunTrust Common Stock will be issued as a result of the merger. In lieu of the issuance of fractional shares pursuant to Section 6(b) of this Agreement, cash adjustments (without interest) will be paid to the holders of Peoples Common Stock in respect of any fraction of a share of SunTrust Common Stock that would otherwise be issuable to any holder of Peoples Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of SunTrust Common Stock otherwise issuable times the closing sales price per share of SunTrust Common Stock on the New York Stock Exchange on the last business day preceding the Effective Date as reported in the Consolidated Transaction Reporting System.

     SECTION 7

     (a) The Board of Directors of the Resulting Bank immediately after the effective time of the merger shall be:


Name                Address

Edward Heveran           611 Dornoch Ct., Tarpon Springs, FL  34689

Harvey V. Delzer         5541 Windward Way, New Port Richey, FL  34652

David W. Dunbar          1614 Santa Barbara Drive, Dunedin, FL  34698

Donald F. Kaltenbach     7312 Cessna Drive, New Port Richey, FL  34653

Glen L. Keys             1818 Circle Drive, Tarpon Springs, FL  34689

Eugene V. Werner         4932 Marlin Drive, New Port Richey, FL  34652

Lew Friedland            24028 Frederick Drive, Brooksville, FL  34601

Frederick E. Fisher      1019 Royal Troom Ct., Tarpon Springs, FL  34689

Daniel R. Schmitt        6205 Roxboro Drive, Spring Hill, FL  34606

     (b) The executive officers of the Resulting Bank immediately after the effective time of the merger shall be:

     Name                 Title                        Address

Edward Heveran      President and Chief      6335 U. S. Highway 19
                    Executive Officer        New Port Richey, Florida

Joan B. Murcko      Executive Vice           6335 U. S. Highway 19
                    President, Cashier       New Port Richey, Florida
                    and Corporate
                    Secretary

David W. Dunbar     Executive Vice           6335 U. S. Highway 19
                    President, Senior        New Port Richey, Florida
                    Loan Officer

Scott S. Melhecker  Senior Vice President    6335 U. S. Highway 19
                    Commercial Loan          New Port Richey, Florida
                    Officer

     (c) All such directors and officers of the Resulting Bank immediately after the effective time of the merger shall hold office in accordance with the bylaws of the Resulting Bank.

     SECTION 8

     This Agreement shall be ratified and confirmed by the affirmative vote of the majority of the shares of each bank entitled to vote thereon.

     SECTION 9

     The merger shall be effective as of the date specified in the Certificate of merger issued by the Comptroller of the State of Florida, Department of Banking and Finance pursuant to Section 658.45(1), Florida Statutes, or, if permitted by the terms of such approval, at such other time as STI Subsidiary and Peoples may agree upon.

     SECTION 10

     The Agreement is also subject to the following terms and conditions:

     (a) The Florida Department of Banking and Finance shall have approved this Plan and Agreement of Merger and shall have issued all other necessary authorizations and approvals for the merger, including a Certificate of Merger.

     (b) The appropriate federal regulatory agencies shall have approved the merger and shall have issued all other necessary authorizations and approvals for the merger, and any statutory waiting periods shall have expired.

     SECTION 11

     Effective as of the time this merger shall become effective as specified in the Certificate of Merger to be issued by the Comptroller of the State of Florida, the Articles of Incorporation and bylaws of the Resulting Bank shall be the Articles of Incorporation and bylaws of Peoples, which are set forth in Exhibit B attached hereto.

     IN WITNESS WHEREOF, this Plan and Agreement of Merger has been executed under seal by the duly authorized officers of STI Subsidiary and Peoples as of the date first written above.


          STI Subsidiary, Inc.
           (in organization)

          By:
              Raymond D. Fortin
              President
(Seal)

ATTEST:
              Margaret U. Hodgson
              Secretary


          Peoples State Bank

          By:
              Edward Heveran
              Chairman of the Board and President

(Bank Seal)

ATTEST:
          Joan B. Murko, Executive Vice President,
          Cashier and Corporate Secretary

                                  EXHIBIT A

                              Peoples Branches

Name                     Address

Bayonet Point Office     12000 U.S. Highway 19, Bayonet Point, FL  34667

Ridge Road Office        6709 Ridge Road, Suite 100, Port Richey, FL  34668

Holiday Lakes Office     1103 Alternate 19, Holiday, FL  34691

                                  EXHIBIT B

                    ARTICLES OF INCORPORATION AND BYLAWS
                              OF RESULTING BANK

                                  EXHIBIT 2

                         [Form of Affiliate Letter]


SunTrust Banks, Inc.
25 Park Place
Atlanta, Georgia  30303

Gentlemen:

     I have been advised that, as of the date hereof, I may be deemed to be an "affiliate" of Peoples State Bank, a bank organized under the laws of the State of Florida ("Peoples"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Reorganization, to be dated as of _____________________ , 1994 (the "Agreement") among Peoples and SunTrust Banks, Inc., a Georgia corporation ("SunTrust"), Peoples will be merged with and into a temporary subsidiary of SunTrust formed for such purpose and Peoples, as the surviving corporation, will be a wholly owned subsidiary of SunTrust (the "Merger").

     As a result of the proposed Merger, I may receive shares of Common Stock, par value $1.00 per share, of SunTrust (the "SunTrust Common Stock"). I would receive such shares in exchange for shares owned by me of common stock, par value $5.00 per share, of Peoples.

     I represent, warrant and covenant to SunTrust and Peoples that in the event I receive any SunTrust Common Stock as a result of the proposed Merger:

0. I shall not make any sale, transfer or other disposition of the SunTrust Common Stock in violation of the Act or the Rules and Regulations.

1. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of SunTrust Common Stock, to the extent I felt necessary, with my counsel or counsel for Peoples.

2. I have been advised that the issuance of SunTrust Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of Peoples, I may be deemed to be an affiliate of Peoples and the distribution by me of the SunTrust Common Stock would not have registered under the Act, I may not sell, transfer or otherwise dispose of SunTrust Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or
(iii) in the opinion of counsel reasonably acceptable to SunTrust, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

3. I understand that SunTrust is under no obligation to register the sale, transfer or other disposition of the SunTrust Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

4. I also understand that, if I am an "affiliate" of Peoples immediately prior to the vote on the Merger and the Agreement, stop transfer instructions will be given to SunTrust's transfer agent with respect to the SunTrust Common Stock to be issued to me and that there will be placed on the certificates for the SunTrust Common Stock to be issued to me, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated _________, 1994 between the registered holder hereof and SunTrust, a copy of which agreement is on file at the principal offices of SunTrust."

          It is understood and agreed that the legend set forth in paragraph 5 above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to SunTrust a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to SunTrust, to the effect that such legend is not required for purposes of the Act or, in the case of paragraph 5, the appropriate period of time has lapsed.



                      Very truly yours,

                      By:


                      ______________________________
                      Name:


     Accepted this ___ day of
     _______________, 1995, by

     SUNTRUST BANKS, INC.



     By:__________________________
        Name:
        Title:

                                    EXHIBIT 3

                            SunTrust's Counsel Opinion

          The opinion of Counsel of SunTrust shall be subject to appropriate assumptions, qualifications and limitations and shall be to the effect that:

          (i) SunTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

          (ii) STI Subsidiary is a successor institution banking corporation organized and validly existing under the laws of the State of Florida.

          (iii) SunTrust and SunTrust Subsidiary have the full corporate power and authority to conduct the businesses and own the properties described in the Proxy Statement.

          (iv) The authorized capital stock of SunTrust consists of (a)
350,000,000 shares of SunTrust Common Stock, of which, as of ________    ,
1995, ________________ shares were issued and outstanding and shares were held as treasury shares, and (b) 50,000,000 shares of Preferred Stock, of which, as of
                           , 1995, no shares were outstanding.  The shares of
SunTrust Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly authorized, validly issued and are fully paid and nonassessable.

          (v) SunTrust has the full corporate power and authority to carry out the transactions provided for in the Merger Agreement, and the execution and delivery of the Merger Agreement contemplated thereby did not, and the consummation of the transactions contemplated thereby will not, violate any provision of SunTrust's Articles of Incorporation of Bylaws.

          (vi) The Board of Directors of SunTrust and the holders of SunTrust Common Stock have taken all actions required by law, by the Articles of Incorporation and the Bylaws of SunTrust or otherwise, if any, to authorize the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, and (assuming the valid authorization, execution and delivery of the Merger Agreement by Peoples) the Merger Agreement constitutes the valid and binding agreement of SunTrust enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general application and except that no opinion is expressed with respect to the availability of equitable remedies.

          (vii) Except as provided in paragraph (viii) below, all required regulatory approvals of the Merger have been received and the delay period prescribed by the Bank Holding Company Act of 1956 with respect to the Merger has expired. To my knowledge, there is no action pending brought by the Attorney General of the United States under the antitrust laws arising out of the Merger, which action was commenced prior to the earliest time under such Act at which the approved transaction might be consummated.

          (viii) Upon the filing of the Articles of Merger setting forth the Plan of Merger with the Florida Department and receipt of approval thereof and upon the issuance of a Certificate of Merger by the Secretary of State of Florida, or at such other date and time as may be specified in the Articles, the Merger will be effective in accordance with the laws of the State of Florida.

          (ix) The SunTrust Common Stock to be issued to the shareholders of Peoples at the Effective Time is duly authorized and, when issued as contemplated by the Agreement, will be validly issued, fully paid and nonassessable.

          (x) Nothing has come to the attention of Counsel that caused such Counsel to believe, as of the date of the meeting of shareholders of Peoples to approve the Merger, that the Registration Statement (other than the financial statements and schedules and the other financial or satistical data therein), as to which no opinion is expressed, contained with respect to SunTrust or any Subsidiary any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (xi) To my knowledge, except as described in the Proxy Statement, there are no actions, suits or proceedings pending or threatened against or affecting SunTrust or its Subsidiaries, at law or equity, or before or by any federal, state, municipal or other government entity that, if determined adversely to SunTrust or its Subsidiaries, would have a material adverse affect on the business or financial condition of SunTrust and its Subsidiaries taken as a whole.

          This opinion will be limited to the federal laws of the United States and the laws of the States of Florida and Georgia.

                                  EXHIBIT 4

                        Opinion of Counsel for Peoples

          The opinion of counsel of Peoples shall be subject to appropriate assumptions, qualifications and limitations and shall be to the effect that:

          (i) Peoples is a bank duly organized, validly existing and in good standing under the laws of the State of Florida.

          (ii) Peoples has the full corporate power and authority to conduct the businesses and own the properties described in the Proxy Statement.

          (iii) The authorized capital stock of Peoples consists of 1,000,000 shares of Peoples Common Stock, of which 407,258 shares are issued and outstanding. The shares of Peoples Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly authorized, validly issued and are fully paid and nonassessable. To our knowledge, there are no options or securities convertible into stock of Peoples and no subscriptions, warrants, calls, rights or commitments of any kind obligating Peoples to issue any of its securities or to acquire any of its securities under any circumstances other than options to purchase up to 30,250 shares of Peoples Common Stock pursuant to the Peoples Stock Option Plan.

          (iv) Peoples has the full corporate power and authority to carry out the transactions provided for in the Merger Agreement; the execution and delivery of the Merger Agreement did not, and the consummation of the transactions contemplated thereby will not, violate any provision of Peoples' Articles of Incorporation or Bylaws or result in the breach of, or constitute a default under, any agreement to which Peoples is a party or by which its properties or assets may be bound, that has been specifically identified (as to parties and dates) on a list furnished to us by Peoples, the list having been specified as a complete listing of all agreements of Peoples that are material to Peoples no later than five days prior to the Effective Time.

          (v) The Board of Directors of Peoples and the holders of Peoples Common Stock have taken all actions required by law, by the Articles of Incorporation and the Bylaws of Peoples or otherwise to authorize the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, and (assuming the valid authorization, execution and delivery of the Merger Agreement by SunTrust) the Merger Agreement is a valid and binding agreement of Peoples enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general application and except that no opinion is expressed with respect to the availability of equitable remedies.

          (vi) Upon the filing of the Articles of Merger setting forth the Plan of Merger with the Florida Department and receipt of approval thereof and upon the issuance of a Certificate of Merger by the Secretary of State of Florida, or at such other date and time as may be specified in the Articles, the Merger will be effective in accordance with the laws of the State of Florida.

          (vii) Nothing has come to the attention of Counsel that caused such Counsel to believe, as of the date of the meeting of shareholders of Peoples to approve the Merger, that the Registration Statement (other than the financial statements and schedules and the other financial or satistical data therein), as to which no opinion is expressed, contained with respect to Peoples any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (viii) To our knowledge, except as described in the Proxy Statement or the Peoples Disclosure Schedule, there are no actions, suits, or proceedings pending or threatened against or affecting Peoples, at law or in equity, or before or by any federal, state, municipal or other government entity that, if determined adversely to Peoples, would have a material adverse effect on the business or financial condition of Peoples.

          This opinion will be limited to the federal laws and the laws of the State of Florida.

                                  EXHIBIT B


658.44  Approval by stockholders; rights of dissenters; preemptive rights.

  (1) The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved.

    (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

    (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s.607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

  (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s.607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

    (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

    (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s.607.0704, such written consent is not given by the holder thereof; or

    (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s.607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b) and (c).

  (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

  (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

  (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

  (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

  (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsection (3), (4) and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

  (8) The stock, rights, obligations and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

  (9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s.658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                                  EXHIBIT C


ALLEN C. EWING & CO.                  50 North Laura Street, Suite 3625
INVESTMENT BANKERS                    Jacksonville, Florida  32202-3812
                                      Telephone 904-354-5573
                                      Telecopier 904-354-7033

                              December 6, 1994


Board of Directors
Peoples State Bank
6335 U.S. Highway 19
New Port Richey, Florida 34652-2239

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the shareholders of the Peoples State Bank ("Bank") of New Port Richey, Florida, of the consideration to be paid to the shareholders of the Bank by SunTrust Banks, Inc. ("Sun") of Atlanta, Georgia. Allen C. Ewing & Co. ("Ewing") is a regional investment banking firm that has specialized in the research, trading and provision of corporate finance services to the banking and thrift industries in Florida. Senior members and the author of this opinion have had extensive experience in providing a wide variety of services involving banking institutions for over twenty-five years.

Pursuant to the Agreement and Plan of Reorganization ("Agreement") to be executed by the parties on December 6, 1994, Sun will acquire all of the outstanding shares of the Bank via a tax-free reorganization by exchanging shares of Sun common stock for shares of the Bank. Up to 19.75% of the Bank's shares may be exchanged for cash.

As a result of the proposed transaction, the Bank will be merged into a subsidiary of Sun, and the Bank and its shares will cease to exist.

In rendering our opinion, we have, among other things:

1. Reviewed the first draft of the Agreement and discussed its terms with the management of the Bank.

2. Reviewed the quarterly Call Reports for the years ended December 31, 1991, December 31, 1992 and December 31, 1993, as well as the Call Report for the period ended September 30, 1994.

Board of Directors
Page Two
December 6, 1994


3. Reviewed the securities portfolio including mark-to-market adjustments for the "held for sale" portion of the portfolio.

4. Discussed with management the operations and future prospects of the Bank including accounting policies, pending litigation, etc.

5. Examined the number and nature of competitive banking institutions in the Bank's marketing area.

6. Compared the Bank's financial condition and operating results to other banking institutions operating in Florida.

7. Compared the pricing ratios of the proposed Sun transaction with other recent acquisitions of companies of similar size in Florida.

8. Analyzed the financial condition of the Bank as to asset quality, earnings, capital adequacy, etc.

In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the Bank and upon representations and warranties in the Agreement and have not conducted any independent verification of such information or performed any independent appraisal of the Bank's assets.

This fairness opinion is supported by the information and analysis contained in the evaluation and analysis report which has been prepared by Ewing and will be delivered to the Board of Directors of the Bank. The report contains a discussion and financial analysis of the Bank, an analysis of current economic conditions in the Bank's primary market area, and a financial and market pricing comparison with a selected group of banking institutions, which transactions have been completed or are pending and which we deem to be comparable to the Sun/Bank transaction.

Based on the foregoing and on our general knowledge of and experience in the valuation of banks, we are of the opinion that as of December 6, 1994, the consideration proposed to be paid by Sun for shares of Common Stock of the Bank is fair, from a financial point of view, to the shareholders of the Bank.

Very truly yours,

ALLEN C. EWING & CO.
Benjamin C. Bishop, Jr.
Chairman
                                    C-2

                                   Part II
                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

  Part 5 of Article 8 of the Georgia Business Corporation Code states:

14-2-850.  Part Definitions.

    As used in this part, the term:

    (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

    (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

    (3)  "Expenses" include attorney's fees.

    (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

    (5) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

    (6) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

14-2-851.  Authority to indemnify.

    (a) Except as provided in subsections (d) and (e) of this Code section, a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

    (b) A director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a) of this Code section.

    (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Code section.

    (d)  A corporation may not indemnify a director under this Code section:

      (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

      (2) In connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

    (e) Indemnification permitted under this Code section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

14-2-852.  Mandatory indemnification.

    Unless limited by its articles of incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

14-2-853.  Advance for expenses.

    (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

      (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851; and

      (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this part.

    (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

14-2-854.  Court-ordered indemnification and advances for expenses.

    Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

    (1)  The director is entitled to mandatory indemnification under Code
Section 14-2-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification;

    (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection (a) of Code Section 14-2-851 or was adjudged liable as described in subsection (d) of Code Section 14-2-851, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a by-law, contract, or resolution approved or ratified by the shareholders pursuant to Code
Section 14-2-856 provides otherwise; or

    (3) In the case of advances for expenses, the director is entitled, pursuant to the articles of incorporation, bylaws, or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

14-2-855.  Determination and authorization of indemnification.

    (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851.

    (b)  The determination shall be made:

      (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

      (2) If a quorum cannot be obtained under paragraph (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

      (3)  By special legal counsel:

        (A) Selected by the board of directors or its committee in the manner prescribed in paragraph (1) or (2) of this subsection; or

        (B) If a quorum of the board of directors cannot be obtained under paragraph (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

      (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

    (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.

14-2-856.  Shareholder approved indemnification.

    (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part.

    (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

      (1) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

      (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

      (3)  For the types of liability set forth in Code Section 14-2-832;
or

      (4) For any transaction from which he received an improper personal benefit.

    (c)  Where approved or authorized in the manner described in subsection
(a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

      (1) the director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

      (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

14-2-857.  Indemnification of officers, employees, and agents.

    Unless a corporation's articles of incorporation provide otherwise:

      (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852 and is entitled to apply for court ordered indemnification under Code Section 14-2-854, in each case to the same extent as a director; and

      (2) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858.  Insurance.

    A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Code Section 14-2-851 or Code
Section 14-2-852.
14-2-859.  Application of Part.

    (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this part. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

    (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

Articles of Incorporation Authority

    Article 14 of SunTrust's Articles of Incorporation provides:

    In addition to any powers provided by law, in the Bylaws, or otherwise, the Corporation shall have the power to indemnify any person who becomes a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Bylaw Authority

    Article VII of SunTrust's Bylaws provides:

    Section 1. Indemnified Parties; Reliance. Every person (and the heirs and personal representatives of such person) who is or was a director, officer or employee of the Corporation, or of any other entity in which he served as such at the request of the Corporation, may be indemnified by the Corporation in accordance with the provisions of this Article VII against any and all liability and reasonable expense (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, a director, officer or employee) that may be incurred by him in connection with or resulting from any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal relating thereto, in which he may become involved, as a party or otherwise, or with which he may be threatened, by reason of his being or having been a director, officer or employee of the Corporation or such other entity or by reason of any action taken or omitted by him in his capacity as such director, officer or employee, whether or not he continues to be such at the time such liability or expense shall have been incurred. Each person who shall act as a director, officer or employee of the Corporation or of any other entity referred to in this Section shall be deemed to be doing so in reliance upon the right of indemnification provided for in this Article VII.

    Section 2. Indemnification As of Right. Every person (and the heirs and personal representatives of such person) referred to in Section 1 of this
Article VII who has been wholly successful on the merits with respect to any claim, action, suit or proceeding of the character described in Section 1, shall be entitled to indemnification as of right.

    Section 3.  Indemnification Based on Review.  Except as provided in
Section 2 of this Article VII, any indemnification under this Article VII shall be made:

      (A) In the case of a claim, action, suit or proceeding other than by or in the right of the Corporation to procure a judgment in its favor, only if the Board of Directors or the Executive Committee of such Board, acting by a quorum consisting of directors who are not parties to such claim, action, suit or proceeding, shall find, or independent legal counsel (who may be the regular counsel of the Corporation) shall render an opinion, or the shareholders by the affirmative vote of a majority of the shares entitled to vote thereon shall determine, that the director, officer or employee acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other entity, as the case may be, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful; and

      (B) In the case of a claim, action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor, only if the Board of Directors or the Executive Committee of such Board, acting by a quorum consisting of directors who are not parties to such claim, action, suit or proceeding, shall find, or independent legal counsel (who may be the regular legal counsel of the Corporation) shall render an opinion, or the shareholders by the affirmative vote of the majority of the shares entitled to vote thereon shall determine, that the director, officer or employee acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other entity, as the case may be; provided, however, that no indemnification under this Subsection (B) shall be made with regard to (1) any claim, issue or matter as to which such director, officer or employee shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer or employee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper, or (2) amounts paid, or expenses incurred, in connection with the settlement of any such claim, action, suit or proceeding, without the approval of a court of competent jurisdiction.

For the purpose of Subsection (A) only, the termination of any claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (either with or without court approval) or conviction, upon a pleas of guilty or of nolo contendere or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in such Subsection.

    Section 4. Advances. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in this Article VII may be advanced by the Corporation prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount unless it shall be ultimately determined that he is entitled to indemnification under this Article VII.

    Section 5. Indemnification Not Exclusive. The rights of indemnification provided in this Article VII shall be in addition to any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or as a matter of law.

    SunTrust has purchased a policy of directors and officers liability (including Company reimbursement coverage) insurance that provides certain coverage for SunTrust and its subsidiaries and their respective directors and officers with respect to, among other things, liability under federal and state securities laws.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits.

Exhibit  Description

2.1 Plan and Agreement of Reorganization, dated as of December 6, 1994, by and between Registrant and Peoples State Bank, including as an Exhibit thereto the Plan of Merger (attached as Exhibit A to the Proxy Statement-Prospectus) filed as part of this Registration Statement.

3.1       Amended and Restated Articles of Incorporation of the
          Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989).

3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

5 Legal Opinion of Raymond D. Fortin, Senior Vice President, regarding the legality of the Registrant's Common Stock being issued in the Merger.

5.1       Opinion of King & Spalding, tax counsel to SunTrust,
          concerning certain federal income tax   consequences of the Merger.

13.1 Registrant's 1994 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the "Commission") on February 22, 1995, which incorporates by reference therein Registrant's Proxy Statement for its 1995 Annual Meeting of Shareholders (incorporated herein by reference).

23.1      Consent of Arthur Andersen & Co. LLP

23.2      Consent of KPMG Peat Marwick LLP

23.3      Consent of Raymond D. Fortin (included in Exhibit 5).

99        Form of Proxy

Item 22   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b)(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                    ))-10

                                 SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, SunTrust Banks, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 14th day of February 1995.

                    SUNTRUST BANKS, INC.


                    By:/s/  James B. Williams
                       James B. Williams
                       Chairman of the Board
                       and Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints John W. Spiegel and Raymond D. Fortin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable SunTrust Banks, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-4 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 14th day of February 1995.

Signature                   Title

/s/ James B. Williams           Chairman of the Board
James B. Williams               and Chief Executive Officer

/s/ L. Phillip Humann           President
L. Phillip Humann               and Director

/s/ John W. Spiegel             Executive Vice President
John W. Spiegel                 and Chief Financial Officer

/s/ William P. O'Halloran       Senior Vice President
William P. O'Halloran           and Chief Accounting Officer

/s/ J. Hyatt Brown              Director
J. Hyatt Brown

/s/ Warren M. Cason             Director
Warren M. Cason

/s/ Roberto C. Goizueta         Director
Roberto C. Goizueta

/s/ T. Marshall Hahn, Jr.       Director
T. Marshall Hahn, Jr.

/s/ David H. Hughes             Director
David H. Hughes

/s/ Joseph L. Lanier, Jr.       Director
Joseph L. Lanier, Jr.

/s/ H. G. Pattillo              Director
H. G. Pattillo

/s/ Scott L. Probasco, Jr.      Director
Scott L. Probasco, Jr.

/s/ Robert W. Scherer           Director
Robert W. Scherer

/s/ J. Walter Tucker, Jr.       Director
J. Walter Tucker, Jr.

/s/ James H. Williams           Director
James H. Williams

                                EXHIBIT INDEX


Exhibit  Description

2.1 Plan and Agreement of Reorganization, dated as of December 6, 1994, by and between Registrant and Peoples State Bank, including as an Exhibit thereto the Plan of Merger (attached as Exhibit A to the Proxy Statement-Prospectus) filed as part of this Registration Statement.

3.1       Amended and Restated Articles of Incorporation of the
          Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989).

3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

5 Legal Opinion of Raymond D. Fortin, Senior Vice President, regarding the legality of the Registrant's Common Stock being issued in the Merger.

5.1       Opinion of King & Spalding, tax counsel to SunTrust,
          concerning certain federal income tax   consequences of the Merger.

13.1 Registrant's 1994 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the "Commission") on February 22, 1995, which incorporates by reference therein Registrant's Proxy Statement for its 1995 Annual Meeting of Shareholders (incorporated herein by reference).

23.1      Consent of Arthur Andersen & Co. LLP

23.2      Consent of KPMG Peat Marwick LLP

23.3      Consent of Raymond D. Fortin (included in Exhibit 5).

99        Form of Proxy